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As filed with the Securities and Exchange Commission on August 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Feldman Mall Properties, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

3225 North Central Avenue, Suite 1205
Phoenix, Arizona 85012

(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Larry Feldman
Chairman and Chief Executive Officer
Feldman Mall Properties, Inc.
3225 North Central Avenue, Suite 1205
Phoenix, Arizona 85012
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Beth A. DeSanto, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000	Randolph C. Coley, Esq. Alexander G. Simpson, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003 (212) 556-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Public Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$184,000,000	$23,313

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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SUBJECT TO COMPLETION, DATED AUGUST 13, 2004

PROSPECTUS

Shares of Common Stock

[LOGO]

Feldman Mall Properties, Inc.

Feldman Mall Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, formed to opportunistically acquire underperforming retail shopping malls and transform them into physically attractive and profitable Class A or near Class A malls.

This is our initial public offering of shares of our common stock. We are offering            shares of our common stock. All of the shares being offered by this prospectus are being sold by us. No public market currently exists for our common stock. Following the completion of this offering, we intend to elect to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

The initial public offering price of our common stock is expected to be between $               and $               per share. We intend to apply to list our shares of common stock on the New York Stock Exchange, or NYSE, under the symbol “FMP.”

The shares of our common stock are subject to certain restrictions on ownership and transfer intended to preserve our qualification as a REIT. See “Description of Stock — Restrictions on Transfer.”

Before buying any shares, you should read the discussion of some risks of investing in our common stock in “Risk Factors” beginning on page 19, including, among others:

•
We have not committed a significant portion of the net proceeds of this offering to any specific investment and, as a result, may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining net proceeds on acceptable terms, or at all.

•	We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

•	Our investments in underperforming or distressed malls are highly complex and may not yield anticipated returns, which would harm our operating results and reduce funds available for distributions.

•
If we fail to qualify as a REIT, our dividends will not be deductible by us and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.

•
Our organizational documents contain no limitations on the amount of indebtedness we may incur, and our cash flow and ability to make distributions could be adversely affected if we become highly leveraged.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to additional shares of our common stock at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering our common stock as set forth under “Underwriting.” The underwriters expect to deliver the shares of our common stock on or about                , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY

The date of this prospectus is                , 2004.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

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TABLE OF CONTENTS
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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” and the financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our company,” “our” and “us” refer to Feldman Mall Properties, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Feldman Equities Operating Partnership, LP, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership.” Feldman Equities of Arizona, LLC, an Arizona limited liability company, together with its subsidiaries and affiliates, is our predecessor company, which we refer to collectively herein as “Feldman Equities of Arizona,” the “predecessor” or “our predecessor.” In addition, references to “common stock” refer to the common stock, $0.01 par value, of our company, and references to “OP units” refer to the units of limited partnership interest of our operating partnership. Unless the context otherwise indicates, the information about our company assumes that the formation transactions described herein have been completed. In addition, unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised, and that the common stock to be sold in this offering is sold at $           per share, which is the mid-point of the price range indicated on the front cover of this prospectus.

Overview

We are a fully-integrated, self-administered and self-managed real estate investment trust formed to continue the business sponsored by Feldman Equities of Arizona, to acquire, renovate and reposition retail shopping malls. Our investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through a comprehensive renovation and repositioning effort aimed at increasing shopper traffic and tenant sales. Through these renovation and repositioning efforts, we expect to raise occupancy levels, rental income and property cash flow.

We are currently near completion of two comprehensive mall renovation and repositioning projects for the Harrisburg Mall in the Harrisburg, Pennsylvania area and the Foothills Mall in the Tucson, Arizona area. Since our predecessor acquired a joint venture interest in the Harrisburg Mall in 2003 and the Foothills Mall in 2002, these malls have undergone dramatic improvements in architectural design and appearance, layout, square footage and tenant composition. These changes have already significantly improved the performance of these properties. Leased square footage at the properties has grown from approximately 855,000 at acquisition to approximately 1.2 million as of July 31, 2004, and annualized base rent has increased from approximately $10.4 million at acquisition to approximately $11.9 million at July 31, 2004 after giving effect to executed leases as of such date.

We have identified and are actively pursuing a number of additional malls as potential acquisition and redevelopment candidates. We believe our acquisition and redevelopment pipeline creates opportunities to increase our company’s cash flow and create long-term stockholder value. Through our relationships with our extensive network of market contacts and retailers, we expect to continue to source attractive opportunities that meet our investment criteria. We believe that our recent acquisition transactions demonstrate our ability to locate and acquire properties with the potential to substantially increase their operating cash flow and value through our comprehensive renovation and repositioning strategies.

Our investment strategy includes acquiring, renovating and repositioning properties both directly and through joint ventures with institutional investors. Through joint ventures, we will seek to enhance our return on equity by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture. We also intend to enhance our return on equity by selectively selling properties once they are stabilized and fully valued. We intend to re-deploy the capital derived from such sales into new, higher yielding acquisition and redevelopment opportunities.

We intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes beginning with our initial taxable year ending December 31, 2004.

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Upon completion of this offering and the formation transactions, we will conduct substantially all of our business through our operating partnership, Feldman Equities Operating Partnership, LP. As a result, we will be able to complete tax deferred acquisitions of additional malls utilizing our OP units as an alternative acquisition currency.

Our corporate headquarters is located at 3225 North Central Avenue, Suite 1205, Phoenix, Arizona, 85012. Our predecessor’s website is located at www.feldmanequities.com. We intend to establish a new website prior to this offering. Information in our predecessor’s website is not incorporated into this prospectus.

Summary Risk Factors

You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 19 prior to deciding whether to invest in our common stock. Some of the risks include:

•
We have not committed a significant portion of the net proceeds of this offering to any specific investment and, as a result, may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining net proceeds on acceptable terms, or at all.

•	We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

•	Our investments in underperforming or distressed malls are highly complex and may not yield anticipated returns, which would harm our operating results and reduce funds available for distributions.

•
If we fail to qualify as a REIT, our dividends will not be deductible by us and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.

•
Our organizational documents contain no limitations on the amount of indebtedness we may incur, and our cash flow and ability to make distributions could be adversely affected if we become highly leveraged.

Our Industry

Our property acquisition and redevelopment activities are focused on underperforming regional and super-regional malls. Regional malls generally contain in excess of 400,000 square feet of enclosed and climate controlled space and offer a variety of fashion merchandise, hard goods, services, restaurants, entertainment and convenient parking. Regional malls are typically anchored by two or more department stores or large big box retail stores, which we refer to as anchor tenants. These tenants act as the main draw to a typical mall and are normally located within the mall at the ends of the common corridors. Super-regional malls have the same characteristics of regional malls but are generally larger than 800,000 square feet and have three or more anchor tenants. We refer to regional and super- regional malls as malls.

Malls typically contain numerous diversified smaller retail stores, which we refer to as shops or shop tenants. Shop tenants are mostly national or regional retailers typically located along common corridors which connect to the anchor tenants. Shop tenants typically account for a substantial majority of the rental revenues of a mall.

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According to the International Council of Shopping Centers, the United States had approximately 1,130 malls in 2003. The median sales per square foot of shop tenants in a sample of malls studied by the International Council of Shopping Centers in 2002 was $318. We generally classify malls into one of the following three rating categories based upon sales per square foot of shop tenants:

Classes of Malls

Mall Class	Shop Tenant Sales Per Square Foot

Class A	Above $350
Class B	$250 — $350
Class C	Below $250

We believe that more than half of the 1,130 malls in the United States fall into the above Class B and Class C categories. Our strategy is to acquire Class B or Class C malls, which we refer to as underperforming or distressed malls. We believe that through our renovation and repositioning strategies, we can substantially increase shopper traffic and tenant sales which will result in higher occupancy, rents and, ultimately, cash flow. We believe that the successful implementation of our strategy can result in the transformation of a Class B or Class C mall into a Class A or near Class A mall.

While consumers make purchases through a variety of retail formats, including large stand-alone discount retail stores such as Wal-Mart and Target, we believe that malls will continue to be the preferred shopping destination for a substantial number of consumers. A key component of our strategy is to secure tenants that can complement, rather than directly compete with, such discount retail stores.

By providing a convenient, climate controlled shopping environment and offering a broad selection of retailers, services, food establishments and entertainment facilities, we believe that malls will continue to generate a high level of shopper traffic, repeat patronage and tenant sales despite competition from other retail formats such as open air centers. According to a sample study by the International Council of Shopping Centers, median sales per square foot of shop tenants at enclosed malls were $142 higher than that of shop tenants in open air centers. We believe these higher sales levels enable mall owners to obtain higher rental rates.

The Market Opportunity

We believe there are a significant number of malls in the United States that are potential candidates for acquisition, renovation and repositioning by our company. These malls are typically located in favorable markets that are experiencing positive overall retail sales trends and often have excellent access to transportation, but due to mismanagement, changing retail trends or the passage of time, may lack one or more of the key characteristics of successful malls. These malls tend to have weak or closed anchor tenants, poor shop tenant mixes, non-optimal layouts, dark mall corridors or outdated designs and appearances.

We also believe that many owners of underperforming malls may prefer to sell such properties because they may be unable to respond to the forces that have eroded the competitive positions of their properties. These owners may lack the experience, expertise, capital or management resources necessary to successfully renovate and reposition their properties. We believe that these factors may allow us to acquire and redevelop malls at total project costs that are significantly below the cost of new mall construction. In addition, unlike new mall development, which may encounter strong local opposition due to traffic, environmental and other concerns, redevelopment efforts are generally strongly supported by local communities and can often be completed in a much shorter time frame in comparison to new construction.

Our History

We trace our construction and redevelopment roots to the founding of a small plumbing company in 1920 by H.J. Feldman, the grandfather of Larry Feldman, our Chairman and Chief Executive Officer. That company eventually grew to become a major general contracting company. From 1950 through 1985, the

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firm, which was co-led by Larry Feldman’s father, Edward Feldman, was responsible for many high profile heavy construction projects, including the two main terminal buildings of Chicago’s O’Hare International Airport, as well as hospitals, sewage treatment plants, nuclear facilities and military installations throughout the United States. In 1985, Edward and Larry Feldman established a commercial real estate company under the name Feldman Equities.

Our Management Team

Our senior management team has significant experience in all aspects of property development, acquisition, renovation, management and leasing of both retail and office properties. Our three most senior executive officers have an average of 20 years experience in the real estate business and have led the development, redevelopment and acquisition of more than 50 retail and office properties totaling over six million square feet of space with an aggregate market value of more than $1.3 billion.

Our Chairman and Chief Executive Officer, Larry Feldman, was the Chairman and Chief Executive Officer of Tower Realty Trust, Inc., or Tower Realty Trust, a publicly-traded REIT, which completed its initial public offering in 1997. Tower Realty Trust was focused on the ownership of office properties and also managed approximately 800,000 square feet of shopping centers. In addition, our Chief Operating Officer, Jim Bourg, and our Executive Vice President, Scott Jensen, also served as members of the senior management of Tower Realty Trust. Following the sale of Tower Realty Trust to another public REIT in 1999, the management team continued its real estate and development activities together as senior officers of Feldman Equities and, since April 2002, our predecessor company. Upon completion of this offering and the formation transactions, these individuals will become full-time senior officers of our company.

Our Properties

The table below sets forth information with respect to our properties.

Property	Year Built/ Most Recent Renovation	Rentable Square Feet	Percentage Leased(1)	Annualized Base Rent(1) (2)	Shop Tenant Base Rent Per Leased Sq. Ft.(3)	Anchor Tenants	Non-owned Anchor Tenants

Harrisburg Mall(4)	1969/2004	897,802(5)	90.4%	$4,988,000	$15.95	Bass Pro Shops;	—
						Boscov’s; Hecht’s

Foothills Mall	1983/2004	500,539(6)	88.7	6,884,000	18.24	Barnes & Noble;	Wal-Mart(7)
						Linens ‘N Things;
						Loews Cineplex;
						Ross Dress for
						Less; Saks Off
						5th

Total/Weighted Average	—	1,398,341	89.8%	$11,872,000	$16.99	—	—

(1)	Based on executed leases as of July 31, 2004.
(2)	Calculated based on monthly base rent derived from executed leases as of July 31, 2004 and annualized for a 12-month period.
(3)
Calculated based on monthly base rent derived from executed shop tenant leases as of July 31, 2004 and annualized for a 12-month period, with the product divided by the rentable square feet leased to shop tenants as of such date.

(4)
We invested in 25% of the capital in the Harrisburg Mall through a joint venture and have an option, exercisable at any time prior to July 19, 2005, to purchase the remaining interest held by our joint venture partner for an aggregate of $27.6 million in cash. See “Business and Properties — Our Properties — Harrisburg Mall — Joint Venture and Financing.”

(5)	Includes 237,056 square feet of rentable shop tenant space.
(6)	Includes 197,980 square feet of rentable shop tenant space.
(7)
Wal-Mart occupies and owns a super center consisting of approximately 225,000 square feet, which shares a common parking lot and road entrance with the Foothills Mall. Including Wal-Mart, the total square footage of the development is approximately 725,000 square feet.

Harrisburg Mall

We are currently nearing completion of the renovation and repositioning of the Harrisburg Mall, which is located in the Harrisburg, Pennsylvania area. Prior to our predecessor’s acquisition of a joint venture

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interest in this property in September 2003, the Harrisburg Mall had an effective occupancy rate of 50% because two key anchor tenants, Lord & Taylor and JCPenney, had either completely ceased operations or had indicated an intention to do so. As a result of our predecessor’s leasing efforts, the Harrisburg Mall is now 90% leased. The renovation and repositioning plan for this mall, which is designed to convert the mall from a Class C mall to a Class A mall, includes the following:

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New Anchors and Key Renewals. We have signed new long-term leases with proven high traffic anchor tenants such as Bass Pro Shops and Boscov’s. Both of these tenants have made long-term commitments to the mall that require them to operate their stores continuously. Bass Pro Shops is expanding and converting the former Lord & Taylor store into a new 200,000 square foot fishing and hunting super store. By signing leases with these two new anchor tenants, we were able to enter into a long-term renewal of our lease with Hecht’s, the third anchor tenant.

•
Entertainment. Bass Pro Shops serves as both a retailer and an entertainment destination. The Harrisburg store will be the second largest Bass Pro Shops store in the nation and will feature a 40,000-gallon aquarium, rock climbing walls, a live trout stream, waterfalls and an indoor archery range. The typical Bass Pro Shops store draws over two million visitors annually with approximately 40% of its customers traveling an hour or more to the store. Based upon these figures, we believe that the Bass Pro Shops store in the Harrisburg Mall is likely to be ranked as one of the most visited tourist destinations in the state of Pennsylvania.

•	Accessibility. We are improving the mall’s access by arranging for the Pennsylvania Department of Transportation to provide a direct exit ramp to the Harrisburg Mall from Interstate 83.

•
Local Government Support. We negotiated and arranged for government grants and other economic incentives, which in the aggregate are expected to produce approximately $8 million in benefits to our company.

•	Appearance. We are improving the appearance of the mall by undertaking major renovations of the interior of the two new anchor stores, the interior and exterior of the mall and mall entrances.

•
Signage. We are improving visibility of the mall by adding significantly upgraded signage, including a 150 foot color pylon sign which will be visible from Interstate 83 and one or more local roads. In addition, we are installing a digital color video screen at the entrance of the mall.

•	Lighting and Security. We are improving lighting and security by installing brighter energy-efficient lighting and increasing security in parking lots.

•	Parking Lot. We are repaving (as opposed to resurfacing) the entire parking lot.

•
Heating, Ventilation and Air Conditioning. We are reducing operating expenses by replacing the main air conditioning central plant with new modern energy efficient units that we estimate will result in a significant reduction in our cost of energy.

These renovation and repositioning efforts have already impacted the financial performance of the Harrisburg Mall. Leased square footage has grown from 428,703 at acquisition to 811,146 as of July 31, 2004 and annualized base rents have increased from approximately $4.2 million at acquisition to approximately $5 million as of July 31, 2004, after giving effect to executed leases as of such date. Given the attractiveness of the new anchor tenants at the Harrisburg Mall, additional revenue growth from the property is expected as occupancy levels and rental rates rise above current levels.

In September 2003, our predecessor acquired an ownership interest in the Harrisburg Mall through a joint venture which paid $17.5 million or approximately $20.00 per square foot for the property. We estimate that the total additional investment that will be required to renovate and reposition the property is approximately $47 million. Net of government grants and other incentives totaling approximately $8 million, the total project cost is estimated to be approximately $56.5 million or $63.00 per square foot.

Upon completion of this offering and the formation transactions, the joint venture for this property will remain in place. Our company has been granted an option, exercisable at any time prior to July 19, 2005, to purchase the remaining interest held by our joint venture partner for $27.6 million in cash. The terms of this

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joint venture are described under the caption “Business and Properties—Our Properties—Harrisburg Mall—Joint Venture and Financing.”

Foothills Mall

We are currently nearing completion of the renovation and repositioning project for the Foothills Mall, which is located in the Tucson, Arizona area. At the time our precessor contracted to purchase this property in November 2001, the Foothills Mall was experiencing low tenant sales and had difficulty attracting new tenants despite a favorable location and a strong retail market. Our renovation and repositioning plan, which is designed to convert the mall from a Class B mall to a Class A mall, includes the following:

•
Redirecting Theatre Traffic. We have sharply increased shopper traffic into the mall by sealing off an exterior entrance to the Loews Cineplex theatre and thereby redirecting theatre patrons through the interior of the mall. We estimate that during peak weeks, the Loews Cineplex is attended by up to 40,000 patrons, most of whom previously entered and exited directly through the theatre’s parking lot entrance without entering the mall. With the objective of driving up tenant sales, we are providing $3.7 million to Loews to facilitate the conversion of the theatre to stadium seating. In exchange, Loews has agreed to close its existing parking lot entrance and is now re-directing all patrons through an entrance inside the mall at the end of the main mall corridor. We believe that the conversion to stadium seating will boost box office attendance and the redirecting of all of Loews’ patrons into the interior of the mall will have a dramatic effect on overall mall shopper traffic. As a result, shop sales throughout the mall are expected to significantly increase.

•
Mall Expansion. We have increased the size of the mall by constructing approximately 27,000 square feet of additional space, including new space for the Famous Footwear store and developing five out-parcels which have collectively added over 40,000 square feet of new area and have attracted tenants such as Baskin Robbins, Chipotle Grill, Compass Bank, Starbucks, Subway and Thomasville Furniture. Over 90% of the newly constructed expansion area of approximately 67,000 square feet has been leased or sold to tenants.

•
Leasing Initiatives. We are undertaking an intensive leasing initiative which includes: (i) filling missing product categories and attracting strong brand name tenants, (ii) renewing existing high sales volume tenants at the highest possible market rental rates, (iii) eliminating poorly performing, low volume or unprofitable stores, (iv) filling certain difficult-to-lease vacant spaces with temporary tenants until leases with long-term tenants are in place and (v) focusing on obtaining at least one additional major anchor tenant on the southwest corner of the mall.

•
Exterior Entrance Signage. We have improved the entrance signage to the property by installing new highly visible, illuminated signs at the mall entrances facing the public roads that service the property, including a 25 foot pylon sign at the main mall entrance.

•	Improved Visibility of Interior Mall Corridors. The visibility of our anchor and shop tenants was improved by raising the mall’s ceiling and reconfiguring the main mall corridor.

•	New Mall Entrances. We installed a new large rotunda entrance at the south end of the mall in order to increase shopper traffic at that end and are currently renovating two other mall entrances.

•	New “Lifestyle” Component. We are installing numerous outdoor and indoor seating areas, including an outdoor Starbucks café seating area.

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Food Court and Amenities. We are improving shopper comfort and amenities, including high quality restrooms, a new floor and new tables for the food court area, and new seating areas in other parts of the mall.

•
Public Marketing Campaigns. We frequently conduct special public marketing campaigns with the objective of increasing shopper traffic to the mall. For example, we regularly host events at the mall, including car sales, rock groups, sports promotions, radio station events, and civic and charitable functions.

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•
Potential Expansion. The Foothills Mall property has the potential to be expanded by approximately 80,000 rentable square feet. We are in discussions with several potential anchor tenants for the pre-leasing of this space.

These renovation and repositioning efforts have already impacted the financial performance of the Foothills Mall. Leased square footage, as a percentage of total rentable square feet, was maintained at approximately 90% throughout the renovation process which added approximately 27,000 square feet of rentable area. In addition, annualized base rents have increased from approximately $6.2 million at acquisition to approximately $6.9 million as of July 31, 2004, after giving effect to executed leases as of such date. Additional revenue growth from the property is expected as rentable area is added and occupancy levels rise above current levels.

Our predecessor acquired an interest in the Foothills Mall in April 2002 for $54 million. We estimate that the costs of the renovation and repositioning will total approximately $11 million, which will result in a total project cost of approximately $65 million, or $130 per square foot.

Investment Highlights

The following factors may benefit our company as we implement our business plan:

Favorable Industry Conditions. We have identified a significant number of malls that are potential candidates for renovation and repositioning by our company. We believe that the difficulties faced by many mall owners due to changing retail trends, competition and mismanagement have created an opportunity for us to acquire properties and to complete their renovations at well below the cost of new mall construction. According to the U.S. Department of Commerce, despite periods of varying macroeconomic growth and in some cases decline in the U.S. economy, retail and food services sales increased from approximately $2.1 trillion in 1992 to $3.8 trillion in 2003, or 82.5%.

We believe that these favorable trends of increasing retail and food service sales, combined with the opportunity to acquire and renovate properties at well below cost of new construction, present us with the opportunity to create substantial value for our stockholders through our renovation and repositioning strategies.

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Lack of Competition for the Acquisition of Underperforming Malls. Upon completion of this offering, we believe that we will be the only publicly-traded REIT exclusively focused on the acquisition, renovation and repositioning of underperforming or distressed malls. Most of the existing mall REITs are primarily focused on acquiring and owning stabilized malls with predictable in-place cash flow and are generally disinclined to purchase or own underperforming assets. In addition, investments in underperforming or distressed malls are highly complex, management intensive, and require significant experience by the owner. This dynamic discourages many real estate investors from seeking these properties. We will be able to offer existing owners of an underperforming mall the opportunity to exit or sell their investments in a tax-deferred transaction by utilizing our OP units as an alternative acquisition currency.

Experienced Management Team. Our senior management team has significant experience in all aspects of property development, acquisition, management, leasing and redevelopment. Our three most senior executive officers have an average of 20 years experience in the real estate business and have led the development, redevelopment and acquisition of more than 50 retail and office properties totaling over six million square feet of space with an aggregate market value of more than $1.3 billion. In addition, three of our senior officers have experience in running a public REIT, including our Chairman and Chief Executive Officer, Larry Feldman, who was Chairman and Chief Executive Officer of Tower Realty Trust.

Growth-Oriented Capital Structure. Upon completion of this offering and the formation transactions, we expect to have the financial capacity to acquire an estimated $    million in additional mall assets.

Management’s Significant Equity Stake. Upon completion of this offering and the formation transactions, our management team will own a           % equity interest in our company on a fully-diluted basis. Therefore, management’s and stockholders’ economic interests will be closely aligned.

Appreciation Potential. Stabilized, well performing malls are highly sought after by institutional buyers due to their long-term leases, stable cash flows and high barriers to entry. We believe that over time, we can achieve a stabilized unleveraged yield on cost of approximately 10% to 12% on our mall portfolio. We believe that this creates the potential for our mall investments to significantly appreciate as a result of our renovation and repositioning strategies, which affords us the opportunity to create capital gains for our stockholders as we selectively sell stabilized properties. We intend to re-deploy the capital derived from such sales into new, higher yielding investment opportunities.

Stable Cash Flow. We believe that our malls, once renovated and repositioned, will produce stable levels of cash flow, which we anticipate will support distributions to our stockholders in the future. See “Distribution Policy.”

Our Business and Growth Strategies

Our primary business objectives are to increase the occupancy, rental income, and cash flow from each of our properties resulting in increased cash available for distribution to our stockholders and growth in net asset value per share. Our business and growth strategies to achieve these objectives include the following elements:

•
Aggressively Pursue Additional Targeted Property Acquisitions. Our strategy is to opportunistically acquire underperforming or distressed malls and transform them into physically attractive and profitable Class A or near Class A malls.

•
Implement Renovation and Repositioning Strategies. We will implement comprehensive renovation and repositioning strategies aimed at improving the physical appearance, visibility and design of our malls in order to increase shopper traffic and tenant sales. Our renovation and repositioning process may include:

•
the creation of entertainment components, such as upscale restaurants, movie theatres, specialty arcades, play areas for children, food courts, and open spaces for special events and displays, which we believe will insulate our malls from the proliferation of large stand-alone discount retailers such as Wal-Mart and Target;

•	a dramatic change to the property’s exterior facade, parking lot and landscaping;

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•	the creation of a “lifestyle” or “streetscape” environment with exterior tenants such as restaurants and outdoor cafes;

•	leasing to specialty retailers, such as American Eagle, Bath and Body Works, PacSun, The Limited and Victoria’s Secret, which offer branded products not typically available at discount retailers;

•	the re-engineering of shopper and vehicular traffic flow and the expansion, reconfiguration and relocation of specific stores within our malls;

•	improvement of the size, number and visibility of property signage;

•	mall re-naming or re-branding in order to signal the mall’s radical transformation to the community;

•	cooperation with local governments to obtain grants and other incentives; and

•	conversion of the acquired property into an open air format in certain situations, which we refer to as de-malling.

•
Maximize Occupancy. We will seek to remedy weak occupancy at our target properties by adding anchor tenants with powerful consumer draws as well as attractive and diverse national and specialty shop tenants. We expect to achieve optimal tenant mixes by moving tenants into tenant neighborhoods. Tenant neighborhoods are clusters of tenants located within a concentrated area of a mall that sell to specific consumer segments, such as teenagers. A major component of our tenant leasing program will be accomplished by implementing targeted tenant marketing campaigns at the local and national level.

•
Drive Revenues Through Leasing. We will seek to increase rental income from existing space by maintaining high levels of occupancy, increasing rental rates as current leases with below market rents expire, negotiating new leases to reflect increases in rental rates and maximizing percentage rents. We will also seek to replace underperforming shop tenants with stronger tenants whose sales will enhance overall mall shopper traffic and tenant sales. Following the completion of the renovation and repositioning of our malls, we expect our tenant’s sales per square foot to increase sharply. We expect that such increases in sales per square foot will enable our tenants to pay higher rents. We also believe that higher tenant sales per square foot will generate demand from higher quality shop tenants. As a result, we believe that our malls will tend to have a greater potential for increases in rent upon lease renewal in comparison to other REITs with more stable properties.

•
Manage Property Intensively. The core of our management strategy is to continuously increase shopper traffic through our malls, which improves tenant sales volume and, ultimately, rental rates. In addition, we utilize a comprehensive decentralized approach to property and operational management to increase and maintain occupancy, improve tenant satisfaction, improve customer satisfaction and control operating costs.

•
Mitigate Risk. We will seek to control the risks associated with our acquisition, renovation and repositioning efforts through an extensive due diligence and project evaluation process prior to committing substantial risk capital to any project. In some cases, we will seek to negotiate new tenant leases with multiple anchor tenants (rather than relying on only one or two larger anchor tenants) and we will negotiate early lease terminations from underperforming tenants.

•
Pursue Joint Ventures. We intend to acquire, renovate and reposition some of our properties in joint ventures with institutional investors through which we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture.

Our Financing Strategies

While our charter does not limit the amount of debt we can incur, we intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical in the mall industry. We will consider a number of factors in evaluating our actual level of indebtedness, both

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fixed and variable rate, and in making financial decisions. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction, including traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset we will replace construction financing with medium- to long-term fixed rate financing. In addition, we may also finance our activities through any combination of sales of common or preferred shares or debt securities, additional secured or unsecured borrowings and our proposed line of credit.

In addition, we may also finance our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture. We may also acquire properties in exchange for our OP units.

Proposed Line of Credit

We are currently exploring the possibility of obtaining from certain banks a proposed $    million line of credit. We currently expect to enter into this proposed line of credit concurrent with or shortly after completion of this offering. Assuming that we enter into this line of credit, we will have $    million available for borrowings under this line of credit.

The Formation Transactions

We currently conduct our business through a series of corporations, limited partnerships and limited liability companies affiliated with our predecessor, which we refer to collectively in this prospectus as the contributed entities. The ownership interests in these contributed entities are held by Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing and Jeffrey Erhart, our Executive Vice President and General Counsel, and their respective affiliates, and other third party investors. We refer to the ownership interests in these entities collectively as the ownership interests and we refer to the holders of these ownership interests who are members of our senior management team and their respective affiliates as the contributors.

Prior to or concurrently with the closing of this offering, we will engage in a series of transactions, which we refer to in this prospectus as the formation transactions, that are intended to reorganize our business, facilitate this offering, refinance our existing indebtedness and allow the contributors to exchange their ownership interests for shares of our common stock and OP units, which we refer to collectively in this prospectus as equity securities, cash and/or the assumption of certain indebtedness. In addition, third party investors will exchange their ownership interests for $5 million in cash.

Based upon the assumed initial public offering price of our common stock, the aggregate value of the equity securities to be issued to the contributors in the formation transactions is approximately $        million. The aggregate historical combined net book value of the ownership interests to be contributed to us was approximately $260,000 as of March 31, 2004. Upon the completion of this offering and the formation transactions, the contributors who will receive equity securities include members of our senior management team. In addition, Feldman Partners LLC, Jim Bourg and Scott Jensen will receive additional OP units for their ownership interests upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall. The aggregate number of equity securities to be received by each such person and his or her affiliates and the aggregate net book value attributable to such interests as of March 31, 2004 are set forth in “Benefits to Related Parties.” The maximum number of additional OP units that may be issued upon achievement of these performance thresholds is           .

In connection with these transactions, the contributors have entered into contribution, merger and related agreements with us. These agreements contain customary representations and warranties, and are subject to customary closing conditions. The agreements also provide that certain contributors will retain all right, title and interest held by the contributed entities to amounts held in certain cash impound accounts established pursuant to the $54.8 million mortgage loan due 2008 originated by Archon Group, LP, which is secured by

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the Foothills Mall. Under the terms of the agreements, funds held in these accounts accrue interest and will be released or reimbursed to certain contributors promptly upon their release from the impound accounts. At June 30, 2004, the balances in these accounts totaled approximately $7.6 million.

In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred through the formation transactions, if those tax liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% per annum thereafter.

Our Structure

The following chart reflects the material aspects of our corporate organization following completion of this offering and the formation transactions:

(1)	For a description of the Harrisburg Mall joint venture, see “Business and Properties — Our Properties — Harrisburg Mall — Joint Venture and Financing.”

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Benefits to Related Parties

Upon completion of this offering and the formation transactions, certain of our directors and members of our senior management will receive material financial and other benefits, as shown below. For a more detailed discussion of these benefits, see “Management” and “Certain Relationships and Related Transactions.”

Formation Transactions

In connection with the formation transactions, the contributors will exchange their existing ownership interests for equity securities in our company, as described below:

Name	Securities Received

Larry Feldman and affiliates
          shares of common stock and        OP units (with a combined aggregate value of approximately $    million), in exchange for ownership interests having an aggregate net book value attributable to such interests as of March 31, 2004 of approximately $    million.

Jim Bourg and affiliates
          OP units (with a combined aggregate value of approximately $    million), in exchange for ownership interests having an aggregate net book value attributable to such interests as of March 31, 2004 of approximately $    million.

Scott Jensen and affiliates
          OP units (with a combined aggregate value of approximately $    million), in exchange for ownership interests having an aggregate net book value attributable to such interests as of March 31, 2004 of approximately $    million.

Jeffrey Erhart and affiliates
          OP units (with a combined aggregate value of approximately $    million), in exchange for ownership interests having an aggregate net book value attributable to such interests as of March 31, 2004 of approximately $    million.

Repayment of Affiliated Indebtedness and Release of Guarantees

In connection with the formation transactions, we will extinguish an intercompany loan owed to Feldman Partners LLC, an entity owned by Larry Feldman and members of his family, in the amount of $5.5 million. Of this loan, $2.1 million will be converted into equity securities and $3.4 million will be repaid in cash. This loan was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses.

The Harrisburg Mall joint venture has a construction loan with Commerce Bank relating to the Harrisburg Mall that has a maximum funding commitment of approximately $43 million, of which the joint venture has borrowed $13.4 million as of March 31, 2004. This loan presently has a limited recourse of $10 million, of which our joint venture partner is liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. We will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If we are unsuccessful in assuming any such recourse liabilities, we will indemnify Larry Feldman with respect to any loss incurred with respect thereto. The terms of this loan are described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Harrisburg Mall Loan.”

We expect to cause a contingent personal guaranty, which is generally limited only to bad acts by the borrower, such as the intentional destruction of property, gross negligence and violation of environmental standards, previously made by Larry Feldman with respect to the Foothills Mall and other personal guarantees in connection with any other assets being contributed to us (including any loans related thereto) to be released

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concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify Larry Feldman with respect to any losses incurred pursuant to any such guaranty.

Employment Agreements

Upon closing of this offering, Larry Feldman, Jim Bourg, Scott Jensen and Jeff Erhart will enter into employment agreements with our company, each of which will have a term of three years (four years in the case of Mr. Feldman) with automatic one year renewals and will provide for an annual base salary, eligibility for annual bonuses, eligibility for participation in our 2004 equity incentive plan and participation in all of the employee benefit plans and arrangements made available by us to our similarly situated executives.

Registration Rights Agreement

As holders of OP units and/or common stock, Larry Feldman, our Chairman and Chief Executive Officer, and our other officers and directors will receive registration rights with respect to shares of our common stock acquired by them in the formation transactions, including in connection with their exercise of redemption/exchange rights under the partnership agreement. See “Shares Eligible For Future Sale—Registration Rights.”

Additional OP Units

The contribution, merger and related agreements provide that Feldman Partners LLC (an entity owned by Larry Feldman and his family), Jim Bourg and Scott Jensen will receive additional OP units for their ownership interests upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall prior to December 31, 2009. See “Structure and Formation of our Company—Formation Transactions—Contribution and Exchange of Ownership Interests in Contributed Entities.”

Cash Impound Accounts

The contribution, merger and related agreements also provide that certain contributors will retain all right, title and interest held by the contributed entities to amounts held in certain restricted and cash impound accounts established pursuant to the $54.8 million mortgage loan due 2008 originated by Archon Group, LP, which is secured by the Foothills Mall. Under the terms of the agreements, funds held in these accounts accrue interest and will be released or reimbursed to certain contributors promptly upon their release from the impound accounts. At June 30, 2004, the balances in these accounts totaled approximately $7.6 million.

Tax Indemnification Agreements

In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred through the formation transactions, if those liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% per annum thereafter.

Directors’ and Officers’ Indemnification Agreements

We have also entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by applicable Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, the court may order us to indemnify the executive officer or director. In addition, our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by applicable Maryland law.

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Conflicts of Interest

Following completion of this offering and the formation transactions, conflicts of interest will exist between our directors and executive officers and our company as described below.

We have entered into tax protection agreements with the contributors which may limit our ability to sell certain of our properties. See “Certain Relationships and Related Transactions—Description of Tax Indemnity and Debt Guarantees.”

Certain of our directors and members of our senior management have direct or indirect ownership interests in certain properties to be contributed to our operating partnership in the formation transactions. Accordingly, to the extent these individuals are parties to any of our contribution agreements, we may pursue less vigorous enforcement of the terms of these agreements. See “Risk Factors—Risks Related To Our Organization and Structure.”

Additional conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as a general partner of our operating partnership through a wholly owned Massachusetts business trust, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners of our operating partnership.

We have adopted policies that are designed to eliminate or minimize potential conflicts of interest. See “Policies With Respect To Certain Activities—Conflicts of Interest Policies.”

This Offering

Common stock offered by us	shares(1)

Common stock to be outstanding prior to completion of this offering	shares(2)

Common stock to be outstanding after this offering	shares(1)

Common stock to be outstanding after this offering (assuming conversion of all OP units into common stock)	shares(1)

Use of proceeds	We intend to use the net proceeds of this offering to:

•	repay a mezzanine loan owed by our predecessor to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall $5.5 million

•	repay an intercompany loan owed by our predecessor to Feldman Partners LLC that was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses. $3.4 million

•
repay a line of credit, owed by our predecessor to Marshall and Isley Bank, which was used by our predecessor to return funds advanced by the existing owners in our two properties for acquisition costs and capital improvements                                                                                                         $4 million

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•	acquire third party investor interests in the Foothills Mall $4.5 million

•	acquire minority third party investor interests in the Harrisburg Mall $500,000

Any net proceeds remaining after the uses set forth in the table above will be used for working capital purposes and for potential acquisitions of underperforming malls. If the underwriters exercise their over-allotment option for this offering in full, we expect to use the additional net proceeds to us, which will be approximately $      million, for property acquisitions and working capital needs.

Proposed NYSE symbol	“FMP”

(1)	Excludes up to shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option with respect to this offering.
(2)	Represents the number of shares of common stock outstanding prior to the completion of this offering and following completion of the formation transactions.

Our Ownership Limit

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, our charter generally prohibits any person from actually or constructively owning more than      % (by value or by number of shares, whichever is more restrictive) of our common stock or      % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our charter, however, will permit exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our tax status as a REIT. In addition, a different ownership limit will apply to Larry Feldman, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. This ownership limit will allow the excepted parties to hold      % (by value or by number of shares, whichever is more restrictive) of our common stock or      % (by value or number of shares, whichever is more restrictive) of our outstanding capital stock. Furthermore, certain designated investment entities, as defined in our charter generally to include pension funds, mutual funds and certain investment management companies, will have an ownership limit of 9.8% (by value or by number of shares, whichever is more restrictive) of our common stock, or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock, provided that the beneficial owners of the common stock or capital stock, as applicable, held by such entity would satisfy the      % ownership limit after application of the relevant constructive ownership rules.

Our Tax Status

We intend to elect to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes. We expect to receive an opinion of Clifford Chance US LLP to the effect that, beginning with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 2004 and subsequent taxable years.

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To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates. See “U.S. Federal Income Tax Considerations.”

Distribution Policy

On                , 2004, our predecessor, Feldman Equities of Arizona, LLC, declared a distribution in the aggregate amount of $          , which will be payable by our predecessor to members of record on                , 2004 in respect of the calendar quarter ended September 30, 2004. Based upon the anticipated OP units that we expect will be exchanged for all the membership interests in our predecessor upon completion of this offering and the formation transactions, this distribution equates to a distribution of $      per share of common stock of our company.

There is no assurance that we will be able to maintain our distribution to our stockholders following the completion of this offering at this level, or at all. See “Risk Factors.” Following the completion of the formation transactions, the timing and frequency of our distributions will be determined and declared by our board of directors based upon a variety of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	debt service requirements;

•	capital expenditure requirements for our properties and the pace and timing of our acquisitions;

•	the number of our malls which are producing stable cash flow after having undergone renovations and repositionings directed by our company;

•	our taxable income;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

In addition, we intend to distribute to our stockholders, at a minimum, an amount necessary to maintain our status as a REIT and to avoid federal income tax and nondeductible excise taxes.

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SUMMARY FINANCIAL DATA

The following table shows summary consolidated pro forma financial data for our company and historical financial data for our predecessor for the periods indicated. You should read the following summary pro forma and historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma and historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The following summary consolidated historical financial data have been derived from financial statements audited by KPMG LLP, independent registered public accounting firm. Consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations and of cash flows for the year ended December 31, 2003 and for the period from April 1, 2002 (date of inception) to December 31, 2002, and the related notes thereto appear elsewhere in this prospectus. The selected historical financial data as of and for the three months ended March 31, 2004 and March 31, 2003 have been derived from the unaudited financial statements of our predecessor included elsewhere in this prospectus and include all adjustments, consisting only of normal, recurring accruals which management considers necessary for a fair presentation of the historical financial data for such periods.

Our unaudited summary consolidated pro forma results of operations data and balance sheet data as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 give effect to the formation transactions, this offering, the use of proceeds from this offering and certain related transactions as described elsewhere in this prospectus. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Three months ended March 31,			Period ended December 31, (1)

	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical

	2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	2003 (Unaudited)	2003	2002

	(amounts in thousands, except share and per share data)
Statement of Operations Data:
Revenue:
Rental	$1,784	$1,784	$1,868	$6,720	$6,720	$4,881
Tenant reimbursements	1,226	1,226	1,111	4,446	4,446	3,385
Management, leasing and development services	233	233	105	461	461	248
Interest and other income	182	182	45	67	67	51

Total revenue	3,425	3,425	3,129	11,694	11,694	8,565
Expenses:
Rental property operating and maintenance	1,118	1,118	1,000	4,193	4,193	2,950
Real estate taxes	340	340	310	1,225	1,225	1,017
Interest (including amortization of deferred financing costs)	705	1,083	1,026	3,945	4,904	3,264
Depreciation and amortization	621	399	358	2,331	1,442	964
General and administrative	594	184	101	4,613	672	1,218
Other	30	30	35	161	161	249

Total expenses	3,408	3,154	2,830	16,468	12,597	9,662
Equity in earnings of unconsolidated real estate partnership	82	82	—	954	197	—

Income (loss) before minority interest	99	353	299	(3,820)	(706)	(1,097)
Minority interest	12	184	173	(460)	30	107

Net income (loss)	$87	$169	$126	$(3,360)	$(736)	$(1,204)

Pro forma basic earnings (loss) per share (2)	—	—	—	—	—	—
Pro forma diluted earnings (loss) per share (3)	—	—	—	—	—	—

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	Three months ended March 31,			Period ended December 31, (1)

	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical

	2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	2003 (Unaudited)	2003	2002

	(amounts in thousands, except share and per share data)
Pro forma weighted average common shares outstanding — basic(2)	—	—	—	—	—	—
Pro forma weighted average common shares outstanding — diluted(3)	—	—	—	—	—	—

Balance Sheet Data (at period end):
Investments in real estate, net of accumulated depreciation	$51,227	$51,227	$49,591		$50,473	$48,729
Total assets	205,819	71,183	57,633		70,776	58,271
Mortgages and other loans payable	54,750	60,981	45,220		61,278	46,528
Total liabilities	58,249	69,978	53,740		69,923	54,680
Minority interest	24,606	945	2,940		762	2,764
Stockholders’/owners’ equity	122,964	260	953		91	827
Total liabilities and stockholders’/owners’ equity	205,819	71,183	57,633		70,776	58,271

Other Data:
Cash flows provided by (used in):
Operating activities	—	(106)	432	—	758	514
Financing activities	—	(134)	(1,040)	—	9,517	54,363
Investing activities	—	(1,047)	744	—	(6,644)	(54,531)

(1)	Represents the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002.
(2)
Pro forma basic earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock.

(3)
Pro forma diluted earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock. Unvested shares of restricted stock are excluded from the computation of pro forma diluted earnings per share in the event their inclusion is antidilutive.

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RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing shares of the common stock we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to Our Properties and Operations

We have not committed a significant portion of the net proceeds of this offering to any specific investment and, as a result, may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining net proceeds on acceptable terms, or at all.

Approximately      % of the net proceeds of this offering have not yet been targeted for investment, and we have not identified any assets in which there is a reasonable probability that we will invest. As a result, we may have a significant amount of uncommitted net proceeds after this offering and may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our uncommitted net proceeds.

Until we identify an investment consistent with our investment criteria, we intend to invest the uncommitted net proceeds of this offering in short-term, investment grade securities or money-market accounts. We cannot assure you that we will be able to identify mall investments that meet our investment criteria, that we will be successful in completing any investment we identify or that any investment we complete using the net proceeds of this offering will yield the anticipated returns on our investment. We may be unable to invest the uncommitted net proceeds from this offering on acceptable terms or at all, which could delay stockholders receiving a return on their investment. Moreover, because we will not have identified these future investments at the time of this offering, we will have broad authority to invest the excess net proceeds of this offering in any real estate investments that we may identify in the future.

Our investments in underperforming or distressed malls are highly complex and may not yield anticipated returns, which would harm our operating results and reduce funds available for distributions.

A key component of our growth strategy is pursuing renovation and repositioning opportunities. An investment by us in these renovation and repositioning projects will be subject to the following risks:

•	we may abandon these projects after funds have been expended;

•	we may be unable to obtain financing for these projects on favorable terms or at all;

•	we may not complete these projects on schedule or within budgeted amounts;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations;

•
occupancy rates and rents at redeveloped properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in reduced profitability or losses on our investment; and

•	competitors, some of which may have greater resources than us, may be seeking to expand properties or to acquire properties for renovation and repositioning.

In deciding whether to renovate and reposition a particular property, we make certain assumptions regarding the expected future performance of that property. We may underestimate the costs necessary to bring the property up to the standards established for its intended market position or may be unable to increase occupancy at a newly acquired property as quickly as expected or at all. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these projects and harm

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our operating results, liquidity and financial condition, which could result in a decline in the value of our common stock.

Our initial properties are limited to two geographic areas.

Our properties are located in the Harrisburg, Pennsylvania area and the Tucson, Arizona area. We are particularly exposed to downturns in these local economies or other changes in local real estate market conditions. As a result of economic changes in these markets, our business, financial condition, operating results, cash flow, the trading price of our common stock and our ability to satisfy our debt service obligations and our ability to pay distributions could be materially adversely affected.

We may seek to acquire, renovate and reposition a property in a new geographic area.

We may in the future renovate and reposition malls in geographic regions where we do not currently have a presence and where we do not possess the same level of familiarity with redevelopment as we do in other geographic areas, which could adversely affect our ability to redevelop such properties successfully or at all or to achieve expected performance.

Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could adversely affect our operating results and financial condition.

We receive a substantial portion of our income as rent under long-term leases. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may delay lease commencement, fail to make rental payments when due or declare bankruptcy. Any leasing delays, tenant failures to make rental payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a key anchor tenant, material losses to us and harm to our results of operations. Some of our tenants may occupy stores at multiple locations in our portfolio, and the impact of any bankruptcy of those tenants may be more significant on us than on other mall operators. If tenants are unable to comply with the terms of our leases, we may modify lease terms in ways that are unfavorable to us. In addition, under many of our leases, our tenants pay rent based on a percentage of their sales or other operating results. Accordingly, declines in these tenants’ operating performance adversely affect our results of operations.

Any bankruptcy filings by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant, the lease guarantor or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could also delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a tenant assumes the lease while in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, which may harm our financial condition.

Certain provisions of our leases with some of our tenants may harm our operating performance.

We have entered into leases with some of our tenants that allow the tenant to terminate its lease, or to pay reduced rent if certain tenants fail to open or subsequently cease operating, certain percentages of the retail space in the applicable mall are not leased or if we violate exclusives and/or restrictions imposed under the leases on the types and sizes of certain tenants or uses. If any of these events occur, we may be unable to re-lease the vacated space and our rental revenue may be adversely impacted.

In addition, in many cases, our tenant leases contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular mall, or limit the ability of other tenants within that mall to sell that merchandise or provide those services. When re-leasing space after a vacancy by one of these other tenants, these provisions may limit the number and types of prospective tenants for the vacant space. The failure to re-lease on satisfactory terms could harm our operating results.

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Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize occupancy levels and rental rates in our properties. Adverse economic or other conditions in the markets in which we operate may lower our occupancy levels and limit our ability to increase rents or require us to offer rental discounts. If our properties fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, funds from operations, cash flow, financial condition, ability to make distributions to stockholders and common stock trading price could be adversely affected. The following factors, among others, may adversely affect the operating performance of our properties:

•
the national economic climate and the local or regional economic climate in the markets in which we operate, which may be adversely impacted by, among other factors, industry slowdowns, relocation of businesses and changing demographics;

•
periods of economic slowdown or recession, rising interest rates or the public perception that any of these events may occur, which could result in a general decline in rent under our leases or an increase in tenant defaults;

•	local or regional real estate market conditions such as the oversupply of retail in a particular area;

•	negative perceptions by retailers or shoppers of the safety, convenience and attractiveness of our properties and the areas in which they are located;

•	increases in operating costs, including the need for capital improvements, insurance premiums, real estate taxes and utilities;

•	changes in supply of or demand for similar or competing properties in an area;

•	the impact of environmental protection laws;

•	earthquakes and other natural disasters, terrorist acts, civil disturbances or acts of war which may result in uninsured or underinsured losses; and

•	changes in tax, real estate and zoning laws.

Competition may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our operating results.

We face competition from similar retail centers that are near our malls with respect to the renewal of leases and re-letting of space as leases expire. Any new competitive properties that are developed close to our existing properties also may impact our ability to lease space to creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements could adversely affect our results of operations. Also, to the extent we are unable to renew leases or re-let space as leases expire, it would result in decreased cash flow from tenants and adversely affect our results of operations. Excessive vacancies (and related reduced shopper traffic) at one of our properties may hurt sales of other tenants at that property and may discourage them from renewing leases.

Rising operating expenses could reduce our cash flow and funds available for distributions.

Our properties and any properties we acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repair and maintenance costs and administrative expenses. Although some of our properties may be leased on terms that require tenants to pay a portion of the expenses associated with the property, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses associated with the property, or if tenants

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fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could adversely affect our results of operations and cash flow.

We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

Integral to our business strategy is continuing acquisitions of underperforming or distressed malls. Our ability to expand through acquisitions requires us to identify suitable acquisition candidates or investment opportunities that meet our investment criteria and are compatible with our growth strategy. We analyze potential acquisitions on a property-by-property and market-by-market basis. We may not be successful in identifying suitable acquisition candidates or investment opportunities or in consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions could reduce the number of acquisitions we complete and slow our growth, which could adversely affect our results of operations.

Our ability to acquire properties on favorable terms may be adversely affected by the following significant risks:

•
competition from local investors and other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds may significantly increase the purchase price of the property, which could reduce our profitability;

•	satisfactory completion of due diligence investigations and other customary closing conditions;

•	failure to finance an acquisition on favorable terms or at all; or

•
acquisitions of properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We may not be successful in integrating and operating acquired properties.

We expect to make future acquisitions of underperforming or distressed malls. We will be required to integrate them into our existing portfolio. The acquired properties may turn out to be less compatible with our growth strategy than originally anticipated, may require expenditures of excessive time and cash to make necessary improvements or renovations and may cause disruptions in our operations and divert management’s attention away from our other operations, which could impair our results of operations as a whole.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

We maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose our investment in, as well as anticipated profits and cash flow from, a property. In addition, even if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. As a result, our operating results may be adversely affected.

Increases in taxes and regulatory compliance costs may reduce our revenue.

Increases in income, service or other taxes generally are not passed through to tenants under leases and may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, ability to make distributions to stockholders and the per share trading price of our common stock. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or

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increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

We did not obtain any third party appraisals for our initial properties and the consideration to be given by us in exchange for these properties may exceed fair market value or the value that may have been determined by third party appraisals.

We did not obtain any third party appraisals for our initial properties in connection with our acquisition of these properties as part of the formation transactions and the consideration being paid by us in exchange for these properties may exceed fair market value or the value that may have been determined by third party appraisals. The terms of these agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

Joint venture investments could be adversely affected by our lack of sole decision-making authority.

Immediately following completion of this offering and the formation transactions, we will hold our interest in the Harrisburg Mall through a joint venture. We expect to selectively enter into additional joint ventures as part of our strategy. In the event that we enter into a joint venture, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Although major decisions affecting the Harrisburg Mall and the joint venture, including the declaration and payment of distributions by the joint venture, are shared equally by us and our joint venture partner, the decision-making authority in other joint ventures may be either vested exclusively with our joint venture partners or be subject to a majority vote of the joint venture partners. In addition, investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and efforts on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third party partners or co-venturers.

Risks Related to This Offering

If you purchase shares of our common stock in this offering, you will experience immediate and significant dilution in the book value of our common stock offered in this offering equal to $      per share.

We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $      in the book value per share of common stock from the price you pay for our common stock in this offering. This means that the investors who purchase shares:

•	will pay a price per share that substantially exceeds the per share book value of our net assets after subtracting our liabilities; and

•	will have contributed % of the total amount of our equity funding since inception but will only own % of the shares outstanding.

In addition, the exercise of the underwriters’ over-allotment option, the redemption of OP units for common stock, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock, in connection with our compensation programs or otherwise, may result in further dilution to investors in this offering.

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There is currently no public market for our common stock, an active trading market for our common stock may never develop following this offering and the trading and our common stock price may be volatile and could decline substantially following this offering.

Prior to this offering, there has been no public market for our common stock and an active trading market for our common stock may never develop or be sustained. You may not be able to resell our common stock at or above the initial public offering price. The initial public offering price of our common stock has been determined based on negotiations between us and the representatives of the underwriters and may not be indicative of the market price for our common stock after this offering. Performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations, earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market, economic and political conditions.

Because our senior management team will have broad discretion to invest the net proceeds of this offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our senior management team will have broad discretion to invest a portion of the net proceeds of this offering and to determine the timing of such investments. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, including upon the redemption of OP units, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon completion of this offering and the formation transactions, all shares sold in this offering will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a REIT).

The exercise of the underwriters’ over-allotment option, the redemption of OP units for common stock, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of OP units and shares of our common stock reserved for issuance as restricted shares of our common stock or upon redemption of OP units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

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Risks Related to the Real Estate Industry

Any negative perceptions of the mall industry generally may result in a decline in our stock price.

We own and operate malls and expect to continue to focus on acquiring, renovating and repositioning malls in the future. Consequently, we are subject to risks inherent in investments in a single industry. To the extent that the investing public has a negative perception of the mall industry, the value of our common stock may be negatively impacted, which would result in our common stock trading at a discount below the inherent value of our assets as a whole.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Decreases in market rents, negative tax, real estate and zoning law changes and changes in environmental protection laws may also increase our costs, lower the value of our investments and decrease our income, which would adversely affect our business, financial condition and operating results. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lock-out provisions would restrict our ability to sell a property even if we deem it necessary or appropriate.

Environmental compliance costs and liabilities associated with operating our properties may adversely affect our results of operations.

Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

Certain environmental laws also impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property even after they no longer own or operate the property. Moreover, the past or present owner or operator from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases.

Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous materials and other regulated substances. For example, environmental laws govern the management of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions.

No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties. There also exists the risk that material environmental

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conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Finally, future laws, ordinances or regulations and future interpretations of existing laws, ordinances or regulations may impose additional material environmental liability.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the facility into compliance. If we incur substantial costs to comply with the ADA or other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be adversely affected.

Risks Related to Our Organization and Structure

Upon completion of this offering and the formation transactions, certain members of our board of directors and senior management will own      % in the aggregate of our outstanding common stock and OP units on a fully-diluted basis and will have the ability to exercise significant control over our company and any matter presented to our stockholders.

After completion of this offering, certain members of our board of directors and senior management will own approximately      % in the aggregate of our outstanding common stock, on a fully-diluted basis. Consequently, those stockholders, individually or, to the extent their interests are aligned, collectively, may be able to influence the outcome of matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. Therefore, those stockholders have substantial influence on us and could exercise their influence in a manner that is not in the best interests of our other stockholders.

Conflicts of interest could arise as a result of our relationship with our operating partnership.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned Massachusetts business trust subsidiary, as a general partner, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned Massachusetts business trust subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, our wholly owned Massachusetts business trust subsidiary, as the general partner of the operating partnership, nor any of our or its trustees, directors or officers, will be liable or accountable in damages to our operating

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partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Our management’s right to receive OP units upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall may cause them to devote a disproportionate amount of time to such performance thresholds, which could cause our overall operating performance to suffer.

Upon completion of the offering and the formation transactions, Feldman Partners LLC (an entity owned by Larry Feldman, our Chairman and Chief Executive Officer and his family), Jim Bourg, our Executive Vice President and Chief Operating Officer, and Scott Jensen, our Executive Vice President of Leasing, will have the right to receive additional OP units for ownership interests contributed by them as part of the formation transactions, only upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall. As a result, Larry Feldman, Jim Bourg and Scott Jensen may have an incentive to devote a disproportionately large amount of their time and a disproportionate amount of our resources to achieving these performance thresholds in comparison with our other objectives, which could harm our operating results.

We may pursue less vigorous enforcement of terms of contribution, merger and other related agreements because of conflicts of interest with certain of our officers.

Larry Feldman, our Chairman and Chief Executive Officer, and Jim Bourg, Scott Jensen and Jeffrey Erhart, who serve as directors and/or officers have direct or indirect ownership interests in certain properties to be contributed to our operating partnership in the formation transactions. Following the completion of this offering and the formation transactions, we, under the agreements relating to the contributions of such interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by the contributors. None of these contribution, merger and related agreements was negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, merger and related agreements because of our desire to maintain our ongoing relationships with the individuals party to these agreements.

Our organizational documents, including the stock ownership limit imposed by our charter, may inhibit market activity in our stock and could prevent or delay a change in control transaction.

Our charter authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and, subject to certain exceptions, limits any person to actual or constructive ownership of no more than      % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or      % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership, direct or indirect, in excess of      % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or      % (by value or by

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number of shares, whichever is more restrictive) of our outstanding capital stock could jeopardize our status as a REIT. See “Description of Stock—Restrictions on Transfer.” These restrictions on ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. See “Description of Stock—Restrictions on Transfer.”

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the “business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations. We have determined to opt out of the so-called “control share” provisions that provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. We may in the future elect to become subject to the control share provisions of the MGCL.

Our board of directors has the power to issue additional shares of our stock in a manner that may not be in your best interests.

Our charter authorizes our board of directors to issue additional authorized but unissued shares of common stock or preferred stock and to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. In addition, our board of directors may increase or decrease the aggregate number of our shares or the number of our shares of any class or series and may classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. See “Description of Stock—Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” Our board of directors could issue additional shares of our common stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

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We may assume unknown liabilities in connection with the formation transactions.

As part of the formation transactions, we (through our operating partnership) will receive the contribution of certain assets or interests in certain assets subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities will be limited.

Our business could be harmed if key personnel with long standing business relationships in the real estate business terminate their employment with us.

Our success depends, to a significant extent, on the continued services of Larry Feldman, Chairman and Chief Executive Officer, and the other members of our senior management team. Although we will have an employment agreement with Larry Feldman and some other members of our senior management team, there is no guarantee that any of them will remain employed by us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly Larry Feldman, could harm our business and our prospects.

Risks Related to Our Organization and Operation as a REIT

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax under certain circumstances if we fail to make sufficient and timely distributions of our taxable income. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. See “U.S. Federal Income Tax Considerations—Annual Distribution Requirement.”

Distributions payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

Recently enacted tax legislation reduces the maximum tax rate for dividends payable by domestic corporations to individual U.S. stockholders (as such term is defined under “U.S. Federal Income Tax Considerations” below) to 15% (through 2008). Distributions payable by REITs, however, are generally not eligible for the reduced rates (though distributions paid by a taxable REIT subsidiary or other corporation are generally eligible for the reduced rates). Consequently, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

In addition, the relative attractiveness of real estate in general may be adversely affected by the newly favorable tax treatment given to corporate dividends, which could negatively affect the value of our properties.

Possible legislative or other actions affecting REITs could adversely affect our stockholders.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders. It cannot be predicted

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whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders will be changed.

The ability of our board of directors to revoke our REIT status without stockholder approval may cause adverse consequences to our stockholders. Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

If we fail to qualify as a REIT, our distributions will not be deductible by us and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.

We intend to operate in a manner that will allow us to elect to qualify as a REIT for U.S. federal income tax purposes under the Internal Revenue Code. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we fail to qualify as a REIT or lose our status as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our stockholders who are taxed as individuals would be taxed on our distributions at capital gains rates, and our corporate stockholders generally would be entitled to the distributions received deductions with respect to such distributions, subject, in each case, to applicable limitations under the Internal Revenue Code. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes, or the desirability of an investment in a REIT relative to other investments.

We will pay some taxes.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on our income and property. We expect that we and Feldman Equities Management, Inc., and certain corporations that hold small interests in the Foothills Mall, will elect for each such corporation to be treated as a “taxable REIT subsidiary” of our company for U.S. federal income tax

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purposes. A taxable REIT subsidiary is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to tenants in the ordinary course of business. To the extent that we or our taxable REIT subsidiaries (or additional taxable REIT subsidiaries we may form in the future) are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.

Risks Related to Our Debt Financings

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.

Upon completion of this offering and the formation transactions, we expect to have approximately $      million of outstanding indebtedness, approximately      % of which will be secured. We expect to incur additional debt in connection with future acquisitions. We may borrow under our proposed line of credit, or borrow new funds to acquire these future properties. Further, we may need to borrow funds to make distributions required to maintain our REIT status or to meet our expected distributions.

If we are required to utilize our proposed line of credit for purposes other than acquisition activity, this will reduce the amount available for acquisitions and could slow our growth. Therefore, our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions or distributions required to maintain our REIT status;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	an increase in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	after debt service, the amount available for distributions to our stockholders is reduced;

•	our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

•	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•
our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

Our organizational documents contain no limitations on the amount of indebtedness we may incur, and our cash flow and ability to make distributions could be adversely affected if we become highly leveraged.

Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. We could alter the balance between our total outstanding indebtedness and the value of our portfolio at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay

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our anticipated distributions and/or the distributions required to maintain our REIT status, and could harm our financial condition.

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions to our stockholders.

Upon completion of this offering and the formation transactions, we expect to have approximately $          million of unconsolidated debt outstanding held by the Harrisburg Mall joint venture, which will be subject to variable interest rates. This variable rate debt had a weighted average interest rate of approximately      % per annum as of                , 2004. Increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to pay distributions. For example, if market rates of interest on this variable rate debt increased 100 basis points, the increase in interest expense would have decreased 2003 pro forma earnings and cash flows by approximately $          annually.

Our cash flow is not assured. If our cash flow is reduced, we may not be able to pay dividends.

We intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the federal tax laws and to avoid federal income tax and the nondeductible excise tax. We have not established a minimum distribution payment level. Our ability to make distributions may be adversely affected by the risks described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of directors may deem relevant from time to time. We cannot assure you that we will be able to make distributions in the future. Our ability to make distributions is based on many factors, including:

•	our ability to make additional acquisitions;

•	our success in negotiating favorable lease terms;

•	our tenants’ ability to perform under their leases; and

•	efficient management of our properties.

We also cannot assure you that the level of our distributions will increase over time or the receipt of rental revenue in connection with future acquisitions of properties will increase our cash available for distribution to stockholders. In the event of defaults or lease terminations by our tenants, rental payments could decrease or cease, which would result in a reduction in cash available for distribution to our stockholders. If our cash available for distributions generated by our assets is less than our expected dividend distributions, or if such cash available for distribution decreases in future periods from expected levels, our ability to make the expected distributions would be adversely affected. We may be required either to fund future distributions from borrowings under our proposed line of credit or to reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution or fail to make expected distributions, our stock price may be adversely affected. See “Distribution Policy.”

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

•	our business strategy;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures;

•	demand for retail space or retail goods;

•	availability and creditworthiness of current and prospective tenants;

•	lease rates and terms; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

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USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $           million (or approximately $    million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated expenses of this offering.

We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units.

The following table sets forth the sources and uses of funds that we expect in connection with this offering assuming that:

•	we issue shares of common stock at $ per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus, for gross proceeds to us of $ million; and

•	we complete the formation transactions.

This table identifies sources of funds arising from the formation transactions and this offering with specific uses for the convenience of the reader; however, sources of funds from this offering and the formation transactions may be commingled and have not been earmarked for particular purposes, and some of the uses indicated in the following table could be funded from other sources, such as cash on hand or our proposed line of credit.

Sources (in thousands)			Uses (in thousands)

Gross offering proceeds from this offering		$	•	Repayment of a mezzanine loan owed by our predecessor to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall		$5,500
			•	Repayment of an intercompany loan owed by our predecessor to Feldman Partners LLC that was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses		$3,400
			•	Repayment of a line of credit owed by our predecessor to Marshall and Isley Bank, which was used by our predecessor to return funds advanced by the existing owners in our two properties for acquisition costs and capital improvements		$4,000
			•	Acquisition of third party investor interests in the Foothills Mall		$4,500
			•	Acquisition of minority third party investor interests in the Harrisburg Mall		$500

				Subtotal	$

			•	Underwriting discounts and commissions
			•	Other fees and expenses
			•	Cash for working capital

				Subtotal

Total Sources	$			Total Uses	$

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Our repayment of existing indebtedness related to our initial assets consists of the following:

Debt

A mezzanine loan which bears interest at a rate of 10.5% per annum	$5,500,000
A non-interest-bearing intercompany loan	$3,400,000
A line of credit which bears interest at a rate of prime plus 1.5% per annum	$4,000,000

$12,900,000

Pending the use of any cash proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

Any net proceeds remaining after the uses set forth in the table above will be used for working capital purposes and to acquire assets. If the underwriters exercise their over-allotment option for this offering in full, we expect to use the additional net proceeds to us, which will be approximately $    million, for property acquisitions and working capital needs.

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DISTRIBUTION POLICY

On           , 2004, our predecessor, Feldman Equities of Arizona, LLC, declared a distribution in the aggregate amount of $           , which will be payable by our predecessor to members of record on           , 2004 in respect of the calendar quarter ended September 30, 2004. Based upon the anticipated OP units that we expect will be exchanged for all the membership interests in our predecessor upon completion of this offering and the formation transactions, this distribution equates to a distribution of $           per share of common stock of our company.

There is no assurance that we will be able to maintain our distribution to our stockholders following the completion of this offering at this level, or at all. See “Risk Factors.” Following the completion of the formation transactions, the timing and frequency of our distributions will be determined and declared by our board of directors based upon a variety of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	debt service requirements;

•	capital expenditure requirements for our properties and the pace and timing of our acquisitions;

•	the number of our malls which are producing stable cash flow after having undergone renovations and repositionings directed by our company;

•	our taxable income;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

In addition, in order to qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the after-tax net income, if any, from foreclosure property (as described below), minus

(b)      the sum of specified items of non-cash income that exceeds 5% of our REIT taxable income without regard to the dividends paid deduction and excluding any net capital gain. See “U.S. Federal Income Tax Considerations.”

We intend to distribute to our stockholders, at a minimum, an amount necessary to maintain our status as a REIT and to avoid federal income tax and nondeductible excise taxes.

Our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, Feldman Equities Operating Partnership, LP. Distributions to our stockholders will generally be taxable to our stockholders as ordinary income. Because a significant portion of our investments will be equity ownership interests in malls, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital.

In addition, our board of directors will be prohibited from authorizing a distribution if, after giving effect to the distribution, we would not be able to pay our indebtedness as it becomes due in the usual course of business or our total assets would be less than our total liabilities.

To the extent not inconsistent with maintaining REIT status, we may retain accumulated earnings of any taxable REIT subsidiaries in those subsidiaries.

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CAPITALIZATION

The following table presents the capitalization on an historical basis for Feldman Equities of Arizona LLC and on a pro forma basis for the company as of March 31, 2004 taking into account the formation transactions and this offering. The pro forma adjustments give effect to this offering and the formation transactions as if they had occurred on March 31, 2004 and the application of the net proceeds as described in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Data,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the more detailed information contained in the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of March 31, 2004

	Historical Predecessor	Company Pro Forma (as adjusted)

	(amounts in thousands, except share and per share data)
Mortgage and other loans payable	$60,981	$54,750
Minority interest in our operating partnership	—	24,606
Stockholders’ equity (deficit):
Preferred stock, $.01 par value, shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, shares authorized, shares issued and outstanding on a pro forma basis (1)	—	109
Additional paid-in capital	—	124,833
Unearned compensation	—	(1,978)
Owners’ equity	260	—

Total stockholders’/owners’ equity	260	122,964

Total capitalization	$61,241	$202,320

(1)
The common stock outstanding as shown includes common stock to be issued in this offering and restricted stock grants with an aggregate value of $    million and excludes (i)           shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii)           shares of common stock available for future issuance under our 2004 equity incentive plan and (iii)           shares of common stock that may be issued by us upon redemption of any OP units outstanding upon completion of this offering.

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DILUTION

Dilution After This Offering (1)

Purchasers of our common stock will experience an immediate and significant dilution of the net book value of our common stock from the assumed initial public offering price. On a pro forma basis at March 31, 2004, but before giving effect to the other formation transactions and this offering, the net book value of our predecessor was $           million or $          per share of common stock. On a pro forma basis at March 31, 2004, after giving effect to the formation transactions, but before giving effect to the sale of shares of common stock to new investors in this offering, our predecessor’s pro forma net book value would have been $          or $          per share, or an increase in pro forma net book value attributable to the formation transactions of $    million or $          per share. After giving effect to the sale of shares of common stock in this offering, the receipt by us of the net proceeds from this offering, the deduction of underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net book value at March 31, 2004 would have been $    million or $          per share, or an increase in pro forma net book value attributable to the sale of shares of common stock to new investors of $    million or $          per share. This amount represents an immediate dilution in pro forma net book value of $          per share from the assumed initial public offering price of $          per share. The following table illustrates this per share dilution:

Initial public offering price per share		$

Pro forma net book value per share of our predecessor as of March 31, 2004, before the formation transactions and this offering (2)		$

Increase in pro forma net book value per share attributable to the formation transactions, but before this offering (3)	$

Pro forma net book value per share after the formation transactions, but before this offering		$

Increase in pro forma net book value per share attributable to this offering (4)	$

Pro forma net book value per share after the formation transactions and this offering (5)		$

Dilution in pro forma net book value per share to new investors (6)		$

(1)
For the purpose of calculating our predecessor’s pro forma valuations in this section, we have assumed that, as of March 31, 2004, the            shares of common stock and            OP units to be issued to the contributors in the formation transactions were outstanding. In determining dilution to purchasers of our common stock in this offering, we have not reflected the right to certain of the contributors to receive additional OP units upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall.

(2)
Determined by dividing the pro forma net book value before the formation transactions and this offering by the number of shares of common stock and OP units to be issued to the contributors in the formation transactions.

(3)
Determined by dividing the difference between (a) the pro forma net book value before the formation transactions and this offering and (b) the pro forma net book value after the formation transactions and before this offering, by the number of shares of common stock and OP units to be issued to the contributors in the formation transactions.

(4)
Determined by dividing the difference between (a) the pro forma net book value after the formation transactions but before this offering and (b) the pro forma net book value after the formation transactions and this offering, by the number of shares of common stock and OP units to be issued to the contributors in the formation transactions.

(5)
Determined by dividing pro forma net book value of approximately $           million by            shares of common stock, which amount excludes            shares of common stock reserved for issuance under our 2004 equity incentive plan concurrently with this offering at an exercise price equal to the assumed initial public offering price,            shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option and            shares of common stock issued by us upon redemption of OP units outstanding.

(6)
Determined by subtracting pro forma net book value per share of common stock after the formation transactions and this offering from the assumed initial public offering price paid by a new investor for a share of common stock.

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Differences Between New Stockholders and Contributors in the Formation Transactions in Number of Shares and Amount Paid

The table below summarizes, as of March 31, 2004, on a pro forma basis after giving effect to the formation transactions and this offering, the differences between the number of shares of common stock and OP units received from us and our operating partnership, the total consideration paid and the average price per share paid by the contributors in the formation transactions and paid in cash by the new investors purchasing shares in this offering (based on the net book value attributable to the membership interests exchanged by such members in the formation transactions).

	Shares/ Units Issued Assuming No Exercise of Underwriters’ Over-Allotment Option			Net Book Value of Contribution/Cash			Average Price
	Number	Percentage		Amount	Percentage		per Share

OP units to be issued upon completion of this offering and the formation transactions			%	$		%	$
Common stock to be issued upon completion of this offering and the formation transactions
Common stock to be issued to new investors (1)

Total			%	$		%	$

This table excludes (i) shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii)            shares of common stock available for future issuance under our 2004 equity incentive plan and (iii)            shares of common stock that may be issued by us upon redemption of any OP units outstanding upon completion of this offering.

(1)	We used the assumed initial public offering price of per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

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SELECTED FINANCIAL DATA

The following table shows selected consolidated pro forma financial data for our company and historical financial data for our predecessor for the periods indicated. You should read the following selected pro forma and historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma and historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The following selected consolidated historical financial data have been derived from financial statements audited by KPMG LLP, independent registered public accounting firm. Consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations and of cash flows for the year ended December 31, 2003 and for the period from April 1, 2002 (date of inception) to December 31, 2002, and the related notes thereto appear elsewhere in this prospectus. The selected historical financial data as of and for the three months ended March 31, 2004 and March 31, 2003 have been derived from the unaudited financial statements of our predecessor included elsewhere in this prospectus and includes all adjustments, consisting only of normal, recurring accruals which management considers necessary for a fair presentation of the historical financial data for such periods.

Our unaudited selected consolidated pro forma results of operations data and balance sheet data as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 give effect to the formation transactions, this offering, the use of proceeds from this offering and certain related transactions.

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	Three months ended March 31,			Period ended December 31, (1)
	Company	Our Predecessor		Company	Our Predecessor
	Pro Forma	Historical		Pro Forma	Historical
	2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	2003 (Unaudited)	2003	2002

	(amounts in thousands, except share and per share data)
Statement of Operations Data:
Revenue:
Rental	$1,784	$1,784	$1,868	$6,720	$6,720	$4,881
Tenant reimbursements	1,226	1,226	1,111	4,446	4,446	3,385
Management, leasing and development services	233	233	105	461	461	248
Interest and other income	182	182	45	67	67	51

Total Revenue	3,425	3,425	3,129	11,694	11,694	8,565
Expenses:
Rental property operating and maintenance	1,118	1,118	1,000	4,193	4,193	2,950
Real estate taxes	340	340	310	1,225	1,225	1,017
Interest (including the amortization of deferred financing costs)	705	1,083	1,026	3,945	4,904	3,264
Depreciation and amortization	621	399	358	2,331	1,442	964
General and administrative	594	184	101	4,613	672	1,218
Other	30	30	35	161	161	249

Total Expenses	3,408	3,154	2,830	16,468	12,597	9,662
Equity in earnings of unconsolidated real estate partnership	82	82	—	954	197	—

Income (loss) before minority interest	99	353	299	(3,820)	(706)	(1,097)
Minority interest	12	184	173	(460)	30	107

Net income (loss)	$87	$169	$126	$(3,360)	$(736)	$(1,204)

Pro forma basic earnings (loss) per share (2)
Pro forma diluted earnings (loss) per share (3)
Pro forma weighted average common shares outstanding — basic	—	—	—	—	—	—
Pro forma weighted average common shares outstanding — diluted	—	—	—	—	—	—

Balance Sheet Data (at period end):
Investments in real estate, net of accumulated depreciation	$51,227	$51,227	$49,591		$50,473	$48,729
Total assets	205,819	71,183	57,633		70,776	58,271
Mortgages and other loans payable	54,750	60,981	45,220		61,278	46,528
Total liabilities	58,249	69,978	53,740		69,923	54,680
Minority interest	24,606	945	2,940		762	2,764
Stockholders’/owners’ equity	122,964	260	953		91	827
Total liabilities and stockholders’/owners’ equity	205,819	71,183	57,633		70,776	58,271

Other Data:
Cash flows provided by (used in):
Operating activities	—	(106)	432	—	758	514
Financing activities	—	(134)	(1,040)	—	9,517	54,363
Investing activities	—	(1,047)	744	—	(6,644)	(54,531)

(1)	Represents the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002.
(2)
Pro forma basic earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock.

(3)
Pro forma diluted earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock. Unvested shares of restricted stock are excluded from the computation of pro forma diluted earnings per share in the event their inclusion is antidilutive.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a fully-integrated, self-administered and self-managed REIT formed to continue the business sponsored by our predecessor to acquire, renovate and reposition shopping malls. Our investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through a comprehensive renovation and repositioning effort aimed at increasing shopper traffic and tenant sales. Through these renovation and repositioning efforts, we expect to raise occupancy levels, rental income and property cash flow.

We will derive revenues primarily from rent and reimbursement payments received by our operating partnership from tenants under existing leases at each of our properties. Our operating results therefore will depend materially on the ability of our tenants to make required payments and overall real estate market conditions.

Prior to the completion of the formation transactions and this offering, our business has been operated by our predecessor, Feldman Equities of Arizona, LLC, and its subsidiaries and affiliates. The consolidated financial statements of our predecessor for the three months ended March 31, 2004 and March 31, 2003, the year ended December 31, 2003 and the nine months ended December 31, 2002, include the operating results of our predecessor which, throughout these periods, was engaged in comprehensive mall renovation and repositioning projects, one for the Foothills Mall which was acquired through a joint venture by our predecessor in 2002 and the other for the Harrisburg Mall which was acquired through a joint venture by our predecessor in 2003. Our predecessor consolidates the financial results of the Foothills Mall and accounts for its investment in the Harrisburg Mall using the equity method of accounting.

A discussion of the results of operations of our predecessor is set forth below. For the following reasons, the results of operations of our predecessor may not be indicative of the results of operations of our company following the completion of this offering:

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Since our predecessor acquired its interest in the Foothills Mall in 2002 and in the Harrisburg Mall in 2003, these malls have undergone dramatic changes in architectural design and appearance, layout, square footage and tenant composition. We expect the operating performance of these properties to increase as the higher rental rates we are obtaining at these properties translate into higher levels of rental income and cash flow.

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As part of the formation transactions, we will acquire the ownership interest of our minority partner in the joint venture that owns the Foothills Mall, and we have an option to acquire the remaining interests now held by our joint venture partner in the Harrisburg Mall.

•	We intend to qualify as a REIT for federal income tax purposes.

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Upon completion of the formation transactions and this offering, we expect to have approximately $           million in cash on hand available and also expect to be able to access additional funds through secured and unsecured borrowings. We expect to invest our available cash in additional mall investments which will enable us to acquire a much larger real estate portfolio over time.

Upon completion of this offering and the formation transactions, we also expect to substantially enhance our financial flexibility and access to capital compared to our predecessor, which should play an important role in allowing our company to implement its growth and business plan over time.

Critical Accounting Policies

A summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements and the unaudited pro forma consolidated financial statements included in this prospectus is set forth below. Certain of the accounting policies used in the preparation of these consolidated financial statements are particularly important for an understanding of the financial position and results of operations presented in the consolidated financial statements included in this prospectus. These

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policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Actual results could differ from these estimates.

Revenue Recognition

Rental revenues from rental retail property are recognized on a straight-line basis over the non-cancelable terms of the related leases. Deferred rent represents the aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions. Rental revenue which is based upon a percentage of the sales recorded by tenants is recognized in the period such sales were earned by the respective tenants.

Reimbursements from tenants computed as a formula related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable costs are incurred. Lease termination fees, which are included in interest and other income in the accompanying consolidated statements of operations, are recognized when the related leases are cancelled, the tenant surrenders the space, and we have no continuing obligation to provide services to such former tenants.

Additional revenue is derived from the provision of management services to third parties, including property management, brokerage, leasing and development. Management fees generally are a percentage of managed property cash receipts. Leasing and brokerage fees are earned upon the consummation of new leases. Development fees are earned over the time period of the development activity.

In the case of land parcels that are sold outright for development by third parties, revenue is recognized in the period the sale is consummated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 66.

We must also make estimates related to the collectibility of our accounts receivable related to minimum rent, deferred rent, tenant reimbursements, lease termination fees, management and development fees and other income. We analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on net income, because a higher bad debt allowance would result in lower net income.

Principles of Consolidation and Equity Method of Accounting

The accompanying consolidated financial statements include the accounts of our predecessor, its subsidiaries which are wholly owned, and all partnerships in which our predecessor has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

Our company evaluates its investments in partially-owned entities in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a “variable interest entity,” or a “VIE,” and our company is the “primary beneficiary” as defined in FIN 46R, we account for such investment as if it were a consolidated subsidiary.

For a joint venture investment which is not a VIE or in which our company is not the primary beneficiary, we follow the accounting set forth in AICPA Statement of Position No. 78-9 — Accounting for Investments in Real Estate Ventures (“SOP 78-9”). In accordance with this pronouncement, investments in joint ventures are accounted for under the equity method when our ownership interest is less than 50% and we do not exercise direct or indirect control. Factors that we will consider in determining whether or not we exercise control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representation and authority and other contractual rights of our partners. To the extent that we are deemed to control these entities, these entities are consolidated.

We have determined that the Foothills Mall and the Harrisburg Mall joint ventures are not VIEs. Our predecessor consolidates the joint venture owning the Foothills Mall as it is the majority owner that exercises control over all significant decisions. It accounts for its investments in the joint venture that owns the Harrisburg Mall under the equity method of accounting in view of the important rights (as defined in SOP

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78-9) held by the other joint venture partners. This investment is recorded initially at cost and subsequently adjusted for equity in earnings or losses and cash contributions and distributions. We would expect the operations of the Harrisburg Mall to become consolidated with our company if we exercise the option we hold to acquire the remaining interests in the joint venture that owns this property.

On a periodic basis, we assess whether there are any indicators that the value of an investment in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

Investments in Real Estate and Real Estate Entities

Real estate is stated at historical cost, less accumulated depreciation. Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 39 years. Tenant improvements are depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is being depreciated on an accelerated basis over the estimated useful lives of five to seven years.

It is our policy to capitalize interest, real estate taxes and direct salaries related to properties under redevelopment and to depreciate these costs over the life of the related assets.

In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, investment properties are reviewed for impairment on a property-by-property basis at least annually or whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Impairment losses for investment properties are recorded when the undiscounted cash flows estimated to be generated by the investment properties during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between the carrying value and the fair value of the asset. We are required to assess whether there are impairments in the values of our investments in real estate, including indirect investments in real estate through entities which we do not control and are accounted for using the equity method of accounting.

Purchase Price Allocation

We allocate the purchase price of properties to tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of SFAS No. 141, Business Combinations. In making estimates of fair values for the purpose of allocating purchase price, management utilized a number of sources. We also consider information about each property obtained as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

We allocate a portion of the purchase price to tangible assets including the fair value of the building on an as-if vacant basis, and to land determined either by real estate tax assessments, independent appraisals or other relevant data.

A portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market and below-market lease values are amortized as a reduction of or an addition to rental income over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income.

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A portion of the purchase price is also allocated to the value of leases acquired, and management utilizes independent sources or management’s determination of the relative fair values of the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. We also estimate costs to execute similar leases including leasing commissions, legal and other related costs.

Depreciation and Insurance

The U.S. federal tax basis for our initial malls used to determine depreciation for U.S. federal income tax purposes will be the carryover basis for such malls. For U.S. federal income tax purposes, depreciation with respect to the real property components of our malls (other than land) generally will be computed using the straight-line method over a useful life of 39 years.

The initial malls are adequately covered by insurance of the type and amount we believe are customary for these types of properties. We do not expect to obtain terrorism insurance on our properties because of the significant expense of this coverage, unless we determine premiums have become cost-justified or this insurance is necessary to become adequately covered. In the future, lenders may require us to obtain terrorism coverage on our properties as a condition to extending us credit.

Results of Operations of Our Predecessor

Overview

The discussion below relates to the results of operations of our predecessor which, throughout the periods discussed below, was engaged in comprehensive mall renovation and repositioning projects, one for the Foothills Mall which was acquired through a joint venture by our predecessor in 2002 and the other for the Harrisburg Mall which was acquired through a joint venture by our predecessor in 2003.

Comparison of three months ended March 31, 2004 to three months ended March 31, 2003

Revenues

Rental revenues decreased approximately $84,000, or 5%, to $1.8 million for the three months ended March 31, 2004 compared to $1.9 million for the three months ended March 31, 2003. The decrease was primarily due to the loss of tenancy and lease restructuring in the Foothills Mall as a result of the mall’s 2003 renovation.

Revenues from tenant reimbursements increased $115,000, or 10%, to $1.2 million for the three months ended March 31, 2004 compared to $1.1 million for the three months ended March 31, 2003. The increase was primarily due to the increase in temporary tenancy during the renovation of the Foothills Mall.

Revenues from management, leasing and development services increased $128,000, or 122%, to $233,000 for the three months ended March 31, 2004 compared to $105,000 for the three months ended March 31, 2003. The increase was primarily due to the inclusion of management fee revenues of approximately $67,200 related to the Harrisburg Mall, which our predecessor began managing in September 2003.

Interest and other income increased $137,000, or 304%, to $182,000 for the three months ended March 31, 2004 compared to $45,000 for the three months ended March 31, 2003. The increase was primarily due to a lease termination payment of $125,000 received in 2004.

Expenses

Rental property operating and maintenance expenses increased $118,000, or 12%, to $1.1 million for the three months ended March 31, 2004 compared to $1 million for the three months ended March 31, 2003. The increase was due to (i) higher insurance cost in line with the increase in replacement value of the Foothills

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Mall, (ii) an increase in utility rates and greater usage as a result of the Foothills Mall expansion, and (iii) maintenance and preventative maintenance required under the new loan agreement.

Interest expense increased $57,000, or 6%, to $1.1 million for the three months ended March 31, 2004 compared to $1 million for the three months ended March 31, 2003. The increase was primarily due to increased borrowings from the refinancing of the Foothills Mall partially offset by a decline in the average borrowing rate thereon. The October 2003 $61.2 million refinancing includes a $54.8 million interest only mortgage note payable at 5.09% and a $6.45 million, 10.5%, 5 year self amortizing note payable. The three months ended March 31, 2003 include the interest on our predecessor’s prior $43.5 million mortgage loan payable at LIBOR plus 3.4% (5.62% weighted average), and our predecessor’s prior mezzanine loan of approximately $3 million, which bore interest at 13.5% per annum. Interest expense on amounts due to an affiliate increased to $197,000 in 2004 from $178,000 in 2003, as a result of an increase in the principal outstanding.

Depreciation and amortization expense increased $33,000, or 9%, to $391,000 for the three months ended March 31, 2004 compared to $358,000 for the three months ended March 31, 2003, as a result of capital additions to the Foothills Mall.

General and administrative expenses increased $83,000, or 82%, to $184,000 for the three months ended March 31, 2004 compared to $101,000 for the three months ended March 31, 2003. The increase was primarily due to an increase in our predecessor’s overhead costs incurred by our New York office.

Equity in earnings of unconsolidated real estate partnership represents our share of the equity in the earnings of the joint venture owning the Harrisburg Mall since September 2003.

Minority interest increased in the three months ended March 31, 2004 as a result of improved operating results of the Foothills Mall.

Comparison of year ended December 31, 2003 to the nine-month period from April 1, 2002 to December 31, 2002

The activities of our predecessor commenced with its investment in the Foothills Mall in April 2002. Accordingly, most items of revenues and expenses increased in 2003 due to the inclusion of 12 months of activity compared to nine months of activity in 2002.

Revenues

Rental revenue increased approximately $1.8 million to $6.7 million for the year ended December 31, 2003 compared to $4.9 million for the nine months ended December 31, 2002. On an annualized basis, the rental revenue would have been comparable for the two periods.

Revenues from tenant reimbursements increased $1.1 million to $4.4 million for the year ended December 31, 2003 compared to $3.4 million for the nine months ended December 31, 2002. However, on an annualized basis, tenant reimbursements decreased by approximately $67,000, or 1.5%, due to the loss of several shop tenants.

Revenues from management, leasing and development services increased $213,000 to $461,000 for the year ended December 31, 2003 compared to $248,000 for the nine months ended December 31, 2002. On an annualized basis, the increase was approximately $130,000, or 39.4%. This increase was primarily due to the management fees earned from the unconsolidated joint venture that owns the Harrisburg Mall in the amount of approximately $100,000, which we started managing in the fourth quarter of 2003.

Expenses

Rental property operating and maintenance expenses increased approximately $1.2 million to $4.2 million for the year ended December 31, 2003 compared to $3 million for the nine months ended December 31, 2002. On annualized basis the increase was approximately $260,000, or 6.6%, and was due to an increase in insurance and mall security expense.

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Real estate taxes increased $208,000 to $1.2 million for the year ended December 31, 2003 compared to $1 million for the nine months ended December 31, 2002. However, on an annualized basis real estate taxes decreased approximately $131,000 due to the sale of several parcels of land, or “pads,” in the second half of 2002 and in 2003.

Interest expense includes (i) the borrowings on our first mortgage and mezzanine loans for the Foothills Mall, (ii) amortization of related deferred financing costs, and (iii) interest on loan balances due to Feldman Partners LLC, the majority owner of our predecessor. Overall, interest expense increased $1.6 million to $4.9 million for the year ended December 31, 2003 compared to $3.3 million for the nine months ended December 31, 2002. On an annualized basis, interest expense increased approximately $552,000, or 13%. This increase was due to an increase in the average borrowings outstanding, partially offset by the refinancing of the mortgage and mezzanine loans on the Foothills Mall during 2003 which decreased the interest rates on both loans. As a result of the refinancing, the balance of our predecessor’s unamortized deferred financing costs, relating to the original loans, in the amount of $722,000, was written off. In addition, interest expense on amounts due to an affiliate increased from $356,000 in 2002 to $711,000 in 2003, due to both an increase in principal and the additional three months in 2003.

Depreciation and amortization expense increased $478,000 to $1.4 million for the year ended December 31, 2003 compared to $964,000 for the nine months ended December 31, 2002. On an annualized basis, the increase was approximately $157,000, or 12.2%, as a result of capital additions.

General and administrative expenses decreased $546,000 to $672,000 for the year ended December 31, 2003 compared to $1.2 million for the nine months ended December 31, 2002. The 2002 operating results include approximately $906,000 of general, administrative and abandoned project costs incurred by Feldman Partners LLC or by Larry Feldman prior to April 2002 in connection with the formation of our predecessor, which the owners of our predecessor agreed would be reimbursed to him and included in his contribution to capital. Excluding these costs, general and administrative expenses in 2002, on an annualized basis, would have been approximately $417,000. The increase in 2003 is due to an increase in operating costs as a result of the growth of our predecessor.

The minority interest expense in our Foothills Mall joint venture decreased in 2003 as a result of the accelerated amortization of the deferred financing costs related to the mortgage refinancing.

As indicated above, in September 2003, our predecessor made an investment in a joint venture owning the Harrisburg Mall, and the share of the earnings of that joint venture was $197,000 in 2003.

Cash Flows

Comparison of three months ended March 31, 2004 to three months ended March 31, 2003

Cash and cash equivalents were $2.7 million and $482,000, respectively, at March 31, 2004 and 2003. Net cash used in operating activities for the three months ended March 31, 2004 reflects the timing of contributions to the escrow accounts for real estate taxes and insurance. The decrease in cash from operating activities was also due to the timing of collections of rents and expense reimbursements from certain tenants.

Net cash used in investing activities for the three months ended March 31, 2004 was primarily the result of $1.1 million paid during the three months ended March 31, 2004 for the renovation of the Foothills Mall. This compares to $458,000 of renovation cost during the three months ended March 31, 2003, offset by the proceeds from the sale of a parcel of land for $850,000.

Net cash used in financing activities reflects greater amortization of the principal balance on our mezzanine loan in 2003 ($1.3 million), compared to 2004 ($249,000) as a result of the refinancing in October 2003.

Comparison of year ended December 31, 2003 to the nine-month period from April 1, 2002 to December 31, 2002

Cash and cash equivalents were $4 million and $346,000, respectively, at December 31, 2003 and 2002.

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Net cash provided by operating activities was $758,000 for the year ended December 31, 2003 compared to $514,000 for the nine months ended December 31, 2002. The increase was due to a reduction in net loss for the period, offset by the funding of our restricted real estate tax and insurance balances in accordance with the mortgage loan agreements.

Net cash used in investing activities in 2003 primarily represents (i) our predecessor’s investment of $3.6 million in the joint venture that owns the Harrisburg Mall, (ii) additions in the amount of $3.0 million to the Foothills Mall, and (iii) additional escrow deposits pursuant to the new mortgage loan agreement to be used for certain capital and tenant improvements, offset by $1.6 million of proceeds from the sale of undeveloped pads at Foothills. In 2002, the net cash used in investing activities related to the acquisition of the Foothills Mall and funding of related capital escrow accounts, partially offset by $2.8 million in proceeds from sale of pads at the property.

Net cash provided by financing activities in 2003 relates to the refinancing of the Foothills Mall original mortgage and mezzanine loans, and payment of corresponding financing costs. From the proceeds of the refinancing, (i) our predecessor made a distribution to the minority partner in the Foothills Mall joint venture in the amount of $2 million, and (ii) the lender required the funding of a cash impound account in the amount of $3.5 million, which funds would be released upon achieving specific financial milestones. In addition to the Foothills Mall borrowings, during 2002, our predecessor borrowed approximately $4.3 million in principal from Feldman Partners LLC, to help fund the purchase of the Foothills Mall and working capital needs. This loan shall be repaid before any distributions to the other owners. The principal balance of the loan increased slightly in 2003. The balance due to affiliates also includes accrued interest payable in the amounts of $356,000 and $1.1 million at December 2002 and 2003, respectively.

Liquidity and Capital Resources

Overview

Upon completion of this offering and the formation transactions, we expect to have approximately $ 134 million in cash on hand available and also expect to be able to access additional funds through secured and unsecured borrowings. We also expect to substantially enhance our financial flexibility and access to capital compared to our predecessor, which should play an important role in allowing our company to implement its growth and business plan over time. Upon completion of this offering and the formation transactions, we anticipate that our total consolidated indebtedness outstanding will be approximately $54.8 million, or approximately 27% of our total assets on a pro forma basis as of March 31, 2004. We will assume approximately $    million of indebtedness and additional cash requirements in connection with this offering and our other formation transactions, including the costs to acquire the additional interests from our minority interest partners.

We intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical in the mall industry. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction including traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset, we will replace construction financing with medium to long-term fixed rate financing.

Short Term Liquidity Requirements

Our short term liquidity needs include funds to pay distributions to our stockholders required to maintain our REIT status, funds for capital expenditures and, potentially, acquisitions. We expect to meet our short-term liquidity requirements generally through net cash provided by operations and, initially, reserves established from existing cash and the proceeds of this offering for tenant improvements and leasing commissions. Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. For the period April 1, 2002 through March 31, 2004, our weighted average annual tenant improvement and leasing commission costs were $13.20 per square foot of leased space. As of March 31, 2004, we have commitments to make tenant improvements and other capital expenditures in the amount of approximately $1.2 million to be incurred during the nine months ending

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December 31, 2004, which we intend to fund from existing cash, cash from operating activities and existing impound accounts established with the mortgage lender. We expect the annual cost of additional future tenant improvements and leasing commissions and renovation costs for the Foothills Mall to be approximately $2.4 million, based upon existing vacancy and approximately 29,000 square feet that will become available in our properties as a result of leases scheduled to expire during the twelve months ending December 31, 2005. We expect the cost of recurring capital improvements for the Foothills Mall to be approximately $100,000 annually, based upon a historic $0.20 per square foot annual reserve. We believe that our net cash provided by operations and our reserves will be adequate to fund operating requirements, pay interest on our borrowings and fund distributions in accordance with the REIT requirements of the federal income tax laws.

In addition, at March 31, 2004, the joint venture owning the Harrisburg Mall has commitments to make tenant improvements and other capital expenditures in the amount of $29.8 million to be incurred in the nine months ending December 31, 2004. The joint venture intends to fund these commitments from the proceeds of the construction loan with Commerce Bank described under “—Harrisburg Mall Loan.”

Long Term Liquidity Requirements

Our long-term liquidity requirements consist primarily of funds necessary for acquisition, renovation and repositioning of new properties, non-recurring capital expenditures and payment of indebtedness at maturity. We expect to meet our long-term liquidity requirements through net cash from operations, the cash we will have available upon completion of this offering, additional long-term secured and unsecured borrowings and the issuance of additional equity or debt securities.

We are currently exploring the possibility of obtaining from certain banks a proposed $           million line of credit. We currently expect to enter into this proposed line of credit concurrently with or shortly after completion of this offering. Assuming that we enter into this line of credit, we will have $    million available for borrowings under this line of credit. We intend to repay indebtedness incurred under our line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional equity or debt securities. No assurances can be given that we will obtain such credit facility or, if we do, what the amount and terms will be. Our failure to obtain such a facility on favorable terms could adversely impact our ability to execute our business strategy. In the future, we may seek to increase the amount of our credit facilities, negotiate additional credit facilities or issue corporate debt instruments. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as we deem prudent.

While our charter does not limit the amount of debt we can incur, we intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical in the mall industry. We will consider a number of factors in evaluating our actual level of indebtedness, both fixed and variable rate, and in making financial decisions. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction, including traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset we will replace construction financing with medium- to long-term fixed rate financing. In addition, we may also finance our activities through any combination of sales of common or preferred shares or debt securities, additional secured or unsecured borrowings and our proposed line of credit.

In addition, we may also finance our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture. We may also acquire properties in exchange for our OP units.

We are currently in preliminary discussions with a number of potential sellers of mall properties, but we currently have no agreement to invest in any property other than the initial properties. There can be no assurance that we will make any investments in any other properties that meet our investment criteria.

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Contractual Obligations

The following table summarizes our contractual obligations to third parties, excluding interest, as of March 31, 2004:

	Consolidated Capital Expenditure Commitments	Our Share of Capital Expenditure Commitments in Unconsolidated Joint Venture Entities	Consolidated Long Term Debt	Our Share of Long Term Debt in Unconsolidated Joint Venture Entities	Total

	(dollars in thousands)
2004	$1,200	$7,450	$1,113	$—	$9,763
2005	—	—	1,149	3,347	4,496
2006	—	—	1,276	—	1,276
2007	—	—	1,417	—	1,417
2008	—	—	56,323	—	56,323
Thereafter	—	—	—	—	—

Total	$1,200	$7,450	$61,278	$3,347	$73,275

Consolidated Indebtedness Expected to Be Outstanding After This Offering

Our indebtedness outstanding upon completion of this offering and the formation transactions will be comprised principally of mortgage indebtedness and a construction loan secured by the properties acquired in the formation transactions. On a pro forma basis, our indebtedness will be approximately $54.8 million in principal amount. The following table sets forth certain information with respect to such indebtedness:

	Amount of Debt	Weighted Average Interest Rate	Maturity Date	Annual Debt Service	Balance at Maturity

	(dollars in thousands)
Fixed Rate Debt	$54,750	5.09%	11/1/08	$2,787	$54,750

Total Debt	$54,750			$2,787	$54,750

The following table sets forth the repayment schedule with respect to the indebtedness we expect to have outstanding upon completion of the formation transactions and this offering:

Amounts

(in thousands)
Through December 31, 2004	—
2005	—
2006	—
2007	—
2008	$54,750
Thereafter	—

Total Indebtedness	$54,750

The $54.8 million loan was originated by Archon Financial, LP and later sold to a bondholder trust and is currently serviced by General Motors Acceptance Corp. on behalf of the bondholder trust. This loan contains customary representations, warranties and covenants. The loan is closed to prepayment during a lockout period until the first to occur of (i) three years following commencement of the loan or (ii) two years following the sale to the bondholder trust. After the end of the lockout period, the loan is open to prepayment by defeasance only.

Harrisburg Mall Loan

We have a construction loan with Commerce Bank relating to the Harrisburg Mall which currently bears interest at a rate of 325 basis points over LIBOR and declines to 250 basis points over LIBOR once Bass Pro Shops occupies its store, which we expect will occur in November 2004. This loan contains customary

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representations, warranties and covenants. This loan, which can be repaid at any time without penalty, is due in December 2005 and may be extended for up to three additional one year periods. This loan has a maximum funding commitment of approximately $43 million, of which the joint venture has borrowed $13.4 million as of March 31, 2004. This loan presently has a limited recourse of $10 million, of which our joint venture partner is liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. We will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If we are unsuccessful in assuming any such recourse liabilities, we will indemnify Larry Feldman with respect to any loss incurred thereto.

Off-Balance Sheet Arrangements

Other than the loan with Commerce Bank described above, we do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Market Risk Related to Fixed Rate Debt. We expect to have approximately $54.8 million of outstanding indebtedness on a pro forma basis as of March 31, 2004, all of which is fixed rate debt. Upon the maturity of our debt, there is a market rate risk as to the prevailing rates at the time of refinancing. Changes in market rates on our fixed-rate debt affects the fair market value of our debt but it has no impact on interest incurred or cash flow. A 100 basis point increase or decrease in interest rates on our pro forma fixed rate debt would increase or decrease our annual interest expense by approximately $548,000.

Inflation. Most of our leases contain provisions designed to mitigate the adverse impact of inflation by requiring the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance. The leases also include clauses enabling us to receive percentage rents based on gross sales of tenants, which generally increase as prices rise. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

Capital Expenditures

We are required to maintain each retail property in good repair and condition and in conformity with applicable laws and regulations and in accordance with the tenant’s standards and the agreed upon requirements in our lease agreements. The cost of all such routine maintenance, repairs and alterations may be paid out of a capital expenditures reserve, which will be funded by cash flow. Routine repairs and maintenance will be administered by our subsidiary management company.

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STRUCTURE AND FORMATION OF OUR COMPANY

Overview

We currently conduct our business relating to the acquisition, renovation and repositioning of underperforming malls through a series of corporations, limited partnerships and limited liability companies affiliated with our predecessor, Feldman Equities of Arizona LLC, which we refer to collectively in this prospectus as the contributed entities. The ownership interests in these contributed entities are held by affiliates of Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing and Jeffrey Erhart, our Executive Vice President and General Counsel and their respective affiliates, and other third party investors. We refer to the ownership interests in these entities collectively as the ownership interests and we refer to the holders of these ownership interests who are members of our senior management team and their respective affiliates as the contributors. Prior to or concurrently with the closing of this offering, we will engage in a series of transactions, which we refer to as the formation transactions, that are intended to reorganize our business, facilitate this offering, refinance our existing indebtedness and allow the contributors to exchange their ownership interests for shares of our common stock and OP units, which we refer to collectively as equity securities, cash and/or the assumption of certain indebtedness. In addition, third party investors will exchange their ownership interests for $5 million in cash.

We discuss below the following significant elements of our formation transactions undertaken in connection with this offering:

•	formation of our company and our operating partnership;

•	contribution and exchange of ownership interests in contributed entities;

•	joint venture option;

•	formation of taxable REIT subsidiaries; and

•	debt repayment and other transactions.

Formation Transactions

Formation of Our Company and Our Operating Partnership

We were organized on July 14, 2004 under the laws of the State of Maryland. We intend to elect to qualify as a REIT for U.S. federal income tax purposes beginning with our initial taxable year ending December 31, 2004.

Feldman Equities Operating Partnership LP, our operating partnership, was organized as a limited partnership under the laws of the State of Delaware on August 6, 2004. Upon completion of this offering and the formation transactions, we will, through our wholly owned Massachusetts business trust subsidiaries, act as the operating partnership’s sole general partner and hold units of the operating partnership’s limited partner interest.

Contribution and Exchange of Ownership Interests in Contributed Entities

Prior to or concurrently with the closing of this offering, holders of ownership interests will contribute and exchange their ownership interests as follows:

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The contributors have entered into contribution, merger and related agreements with us. These agreements contain customary representations and warranties, and are subject to customary closing conditions. Pursuant to these agreements, the contributors contribute their ownership interests to our company and/or our operating partnership in exchange for equity securities, cash and/or the assumption of certain indebtedness. In addition, certain third party investors in the ownership interests (none of whom are directors or executive officers of our company or their affiliates) will exchange an aggregate of      % of these interests for an aggregate of $5 million in cash to be funded out of the net proceeds of this offering. Based upon the assumed initial public offering price of our common stock,

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the aggregate value of the equity securities to be issued to the contributors in the formation transactions is approximately $          million. The aggregate historical combined net book value of the ownership interests to be contributed to us was approximately $260,000 as of March 31, 2004. The contributors who will receive equity securities include members of our board of directors and members of our senior management team. The aggregate number of equity securities to be received by each such person and his or her affiliates and the aggregate net book value attributable to such interests as of March 31, 2004, are set forth in “Benefits To Related Parties.”

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In determining the number of equity securities that will be issued in exchange for the membership interests, the management of our predecessor valued the membership interests in our predecessor by taking into account the value of the properties that will be owned by our predecessor and the amount of the related debt and other liabilities of our predecessor that will be outstanding immediately prior to the closing of this offering. The factors considered by our predecessor’s management in valuing our predecessor’s properties included an analysis of the progress made in completing the redevelopment of these properties, market sales comparables, market capitalization rates for other mall properties and general market conditions for mall properties. Our predecessor’s management, however, did not receive any independent appraisals of our predecessor’s property in determining their value.

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The value of the equity securities that we will give in exchange for ownership interests in the contributed entities will increase or decrease if our common stock is priced above or below the mid-point of the range of prices shown on the front cover of this prospectus. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the mall industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. In addition, we have not and will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained third party appraisals of the properties in connection with this offering. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed the value of these properties that may have been reflected in an appraisal or may be obtained in sales of these properties to third parties.

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The contribution, merger and related agreements also provide that Feldman Partners LLC (an entity controlled by Larry Feldman and his family), Jim Bourg and Scott Jensen, will receive 70%, 15% and 15%, respectively, of additional OP units that may be issued upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall on or prior to December 31, 2009.

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The value (using the initial public offering price) of additional OP units, that may be issued with respect to the Harrisburg Mall, would be equal to 50% of the amount, if any, that the internal rate of return achieved by us from the Harrisburg Mall joint venture exceeds 16%. The internal rate of return from our investment in the Harrisburg Mall joint venture will be based on an assumed $8.5 million investment by us in the joint venture and will be calculated on the earliest to occur of (i) December 31, 2009, (ii) the sale of the Harrisburg Mall by the joint venture or (iii) the sale of our interest in the Harrisburg Mall joint venture to our joint venture partner or the acquisition by us of our joint venture partner’s interest in the Harrisburg Mall joint venture. In the event that we continue to hold our interest in the Harrisburg Mall joint venture and have not purchased our joint venture partner’s interest by December 31, 2009, the internal rate of return calculation will be based on an assumed sale of the Harrisburg Mall as of such date for an amount equal to the net operating income of the Harrisburg Mall for the year ended December 31, 2009, divided by a 9% capitalization rate. In no event will the number of additional OP units issued in respect of the Harrisburg Mall joint venture exceed       nor will their value (using the initial public offering

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price) exceed $6 million. Our auditors will review our calculations under this provision, and any such calculations or the decision to effect the sale of the Harrisburg Mall or the purchase or sale of any interest in the Harrisburg Mall joint venture, as the case may be, will be subject to approval by our board of directors, including a majority of our independent directors.

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The number of additional OP units that may be issued with respect to the Foothills Mall is determined by the receipt of income or other cash flow from a pad adjacent to the Foothills Mall and from two expansion parcels at the Foothills Mall. The leases or contracts of sale that generate such income must be determined by our board of directors, including a majority of independent directors, to be commercially reasonable. In no event will the number of additional OP units to be issued in respect of the Foothills Malls exceed            nor will their value (using the initial public offering price) exceed $2.75 million.

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The contribution, merger and related agreements also provide that certain contributors will retain all right, title and interest held by the contributed entities to amounts held in certain restricted and cash impound accounts established pursuant to the $54.8 million mortgage loan due 2008 originated by Archon Group, LP, which is secured by the Foothills Mall. Under the terms of the formation agreements, funds held in these accounts accrue interest and will be released or reimbursed to certain contributors promptly upon their release from the cash impound accounts. At June 30, 2004, the balances in these accounts totaled approximately $7.6 million, which consisted of:

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$3.7 million to be reimbursed by our company, in the approximate amount of $1.1 million, to Feldman Partners LLC (an entity owned by Larry Feldman and members of his family) and the remainder to be distributed, 70% to Feldman Partners LLC, 15% to Jim Bourg and 15% to Scott Jensen, which will occur concurrently with the release to Loews Cineplex of $3.7 million held by the lender on the Foothills Mall. The release to Loews Cineplex will occur upon completion of its improvements, including the conversion of the theatre to stadium seating, which is expected by year end 2004;

•	$3.5 million to be released, 70% to Feldman Partners LLC, 15% to Jim Bourg and 15% to Scott Jensen, upon the achievement of certain financial milestones in connection with the Foothills Mall; and

•	$400,000 to be released, 70% to Feldman Partners LLC, 15% to Jim Bourg and 15% to Scott Jensen, when a minimum of 28,000 square feet of new or renewal space is leased at the Foothills Mall.

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In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred through the formation transactions, if those tax liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% per annum thereafter.

Joint Venture Option

Our predecessor acquired an ownership interest in the Harrisburg Mall through a joint venture in 2003. Upon completion of this offering and the formation transactions, the joint venture for this property will remain in place. Our company has been granted an option, exercisable at any time prior to July 19, 2005, to purchase the remaining interest held by our joint venture partner for an aggregate of $27.6 million in cash. The terms of this joint venture are described under the caption “Business and Properties—Our Properties—Harrisburg Mall—Joint Venture and Financing.”

Formation of Taxable REIT Subsidiaries

Feldman Equities Management, Inc., an Arizona corporation and an indirect wholly owned subsidiary of our operating partnership, will, together with our company, make an election to be treated as our taxable

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REIT subsidiary. We expect that this taxable REIT subsidiary will earn income and engage in activities that might otherwise jeopardize our status as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. We will also own interests in certain corporations that hold small interests in the Foothills Mall. A taxable REIT subsidiary is taxed as a corporation and its income will therefore be subject to U.S. federal, state and local corporate level tax. We may form additional taxable REIT subsidiaries in the future in order to engage in certain activities that might jeopardize our status as a REIT.

Debt Repayment and Other Transactions

We intend to use approximately $12.9 million of the net proceeds of this offering to repay certain of the outstanding indebtedness, consisting of:

•	a mezzanine loan in the amount of approximately $5.5 million owed by our predecessor to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall;

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an intercompany loan in the amount of $3.4 million owed to Feldman Partners LLC (an entity owned by Larry Feldman and members of his family) which was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses; and

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a line of credit in the amount of approximately $4 million owed by our predecessor to Marshall and Isley Bank which was used by our predecessor to return funds advanced by the existing owners in our two properties for acquisition costs and capital improvements.

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BUSINESS AND PROPERTIES

All statistical data contained in this prospectus is the most recently available data from the sources cited. Where no source is cited, statistical data has been derived from internal data prepared by our management.

Overview

We are a fully-integrated, self-administered and self-managed real estate investment trust formed to continue the business sponsored by Feldman Equities of Arizona, to acquire, renovate and reposition retail shopping malls. Our investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through a comprehensive renovation and repositioning effort aimed at increasing shopper traffic and tenant sales. Through these renovation and repositioning efforts, we expect to raise occupancy levels, rental income and property cash flow.

We are currently near completion of two comprehensive mall renovation and repositioning projects for the Harrisburg Mall and the Foothills Mall. Since our predecessor acquired a joint venture interest in the Harrisburg Mall in 2003 and the Foothills Mall in 2002, these malls have undergone dramatic improvements in architectural design and appearance, layout, square footage and tenant composition. The Harrisburg Mall now contains an aggregate of approximately 900,000 square feet and is anchored by three large anchor tenants, Bass Pro Shops (scheduled to open in November of 2004), Boscov’s and Hecht’s. The Foothills Mall is anchored by national big box anchor tenants, Barnes & Noble, Linens ’N Things, a Loews Cineplex 15 screen stadium cinema, Ross Dress for Less and Saks Off 5th. In addition, Wal-Mart occupies and owns a new 225,000 square foot super center which shares a common parking lot and road entrance with the Foothills Mall, generating substantial additional shopper traffic for the mall. Excluding the adjacent Wal-Mart which is not owned by us, the Foothills Mall now contains an aggregate of approximately 500,000 square feet.

These changes have already significantly improved the performance of these properties. Leased square footage at the properties has grown from approximately 855,000 at acquisition to approximately 1.2 million as of July 31, 2004 and annualized base rent has increased from approximately $10.4 million at acquisition to $11.9 million at July 31, 2004 after giving effect to executed leases as of such date.

We have identified and are actively pursuing a number of additional malls as potential acquisition and redevelopment candidates. We believe our acquisition and redevelopment pipeline creates opportunities to increase our company’s cash flow and create long-term stockholder value. Through our relationships with our extensive network of market contacts and retailers, we expect to continue to source attractive opportunities that meet our investment criteria. We believe that our recent acquisition transactions demonstrate our ability to leverage proprietary relationships to locate and acquire properties which have the potential to substantially increase their operating cash flow and value through our comprehensive renovation and repositioning strategies.

Our investment strategy includes acquiring, renovating and repositioning properties both directly and through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our return on equity by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture. We also intend to enhance our return on equity by selectively selling properties once they are stabilized and fully valued. We intend to re-deploy the capital derived from such sales into new higher yielding acquisition and redevelopment opportunities.

We trace our construction and redevelopment roots to the founding of a small plumbing company in 1920 by H.J. Feldman, the grandfather of Larry Feldman, our Chairman and Chief Executive Officer. That company eventually grew to become a major general contracting company. From 1950 through 1985, the firm, which was co-led by Larry Feldman’s father, Edward Feldman, was responsible for many high profile heavy construction projects, including the two main terminal buildings of Chicago’s O’Hare International Airport, as well as hospitals, sewage treatment plants, nuclear facilities and military installations throughout

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the United States. In 1985, Edward and Larry Feldman established a commercial real estate company under the name Feldman Equities.

Our senior management team has significant experience in all aspects of property development, acquisition, renovation, management and leasing of both retail and office properties. Our three most senior executive officers have an average of over 20 years experience in the real estate business and have led the development, redevelopment and acquisition of more than 50 retail and office properties totaling over six million square feet of space with an aggregate market value of more than $1.3 billion.

Our Chairman and Chief Executive Officer, Larry Feldman, was the Chairman and Chief Executive Officer of Tower Realty Trust, Inc., or Tower Realty Trust, a publicly-traded REIT, which completed its initial public offering in 1997. Tower Realty Trust was focused on the ownership of office properties and also managed approximately 800,000 square feet of shopping centers. In addition, our Chief Operating Officer, Jim Bourg, and our Executive Vice President, Scott Jensen, also served as members of the senior management of Tower Realty Trust. Following the sale of Tower Realty Trust to another public REIT in 1999, the management team continued its real estate and development activities together as senior officers of Feldman Equities and, since April 2002, our predecessor company. Upon completion of this offering and the formation transactions, these individuals will become full-time senior officers of our company.

We intend to qualify as a REIT for federal income tax purposes beginning with our initial taxable year ending December 31, 2004. We will also conduct substantially all of our business through our operating partnership, Feldman Equities Operating Partnership, LP.

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Our Industry

Retail properties are differentiated, as summarized in the table below, based upon size and marketing strategy. Our property acquisitions and redevelopment activities are focused on underperforming regional and super-regional malls.

Types of Retail Properties

Type of Center	Concept/Market	Square Feet (including Anchors)	Anchor Type

Neighborhood Center	Convenience	30,000 – 150,000	One or more supermarkets

Community Center	General merchandise, convenience	100,000 – 350,000	Two or more discount department stores, supermarkets, drug stores, home improvement or large specialty/discount apparel

Regional Malls*	General merchandise, fashion (typically enclosed and referred to as malls)	400,000 – 800,000	Two or more full-line department stores, jr. department store, mass merchant, discount department store or fashion apparel

Super-Regional Malls*	Similar to regional mall but has more variety and assortment (typically enclosed and referred to as malls)	800,000+	Three or more full-line department stores, jr. department stores, mass merchant or fashion apparel

Fashion/Specialty Center	Higher-end, fashion-oriented	80,000 – 250,000	Fashion

Lifestyle Center	Upscale specialty stores; dining and entertainment in outdoor setting	150,000 – 500,000 (can be smaller or larger)	Not usually anchored but may include large-format book store, multiplex, cinema, small department(s) and other big boxes

Power Center	Category-dominant anchors, few small tenants	250,000 – 600,000	Three or more category killer, home improvement, discount department store, warehouse club or off-price store

Theme/Festival Center	Leisure, tourist-oriented, retail and service	80,000 – 250,000	Restaurants, entertainment

Outlet Center	Manufacturers’ outlet stores	50,000 – 400,000	Manufacturers’ outlet stores

*	Target properties
Source: International Council of Shopping Centers

Malls

Regional malls generally contain in excess of 400,000 square feet of enclosed and climate controlled space and offer a variety of fashion merchandise, hard goods, services, restaurants, entertainment and convenient parking. Regional malls are typically anchored by two or more department stores or large big box retail stores, which are called anchor tenants. These tenants act as the main draw to a typical mall and are normally located within the mall at the ends of the common corridors. Super-regional malls have the same characteristics of regional malls but are generally larger than 800,000 square feet and have three or more anchor tenants. We refer to regional and super-regional malls as malls.

Malls typically contain numerous diversified smaller retail stores, which we refer to as shops or shop tenants. Shop tenants are mostly national or regional retailers typically located along common corridors which connect to the anchor tenants. Shop tenants typically account for a substantial majority of the revenues of a mall.

Malls have different strategies with regard to price, merchandise offered and tenant mix, and are generally tailored to meet the needs of their trade areas. Malls draw from their trade areas by providing an array of shops, restaurants and entertainment facilities and often serve as the town center and a preferred gathering place for community, charity, and promotional events. In many communities, the mall is an important engine of economic activity, providing a range of employment opportunities to local residents and sales and property tax revenues to local governments.

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Investment Classes

According to the International Council of Shopping Centers, the United States had approximately 1,130 malls in 2003. The median sales per square foot of shop tenants in a sample of malls studied by the International Council of Shopping Centers in 2002 was $318. We generally classify malls into one of the following three rating categories based upon sales per square foot of shop tenants:

Classes of Malls

Mall Class	Shop Tenant Sales Per Square Foot

Class A	Above $350
Class B	$250 - $350
Class C	Below $250

We believe that more than half of the 1,130 malls in the United States fall into the above Class B and Class C categories. Our strategy is to acquire Class B or Class C malls, which we refer to as underperforming or distressed malls. We believe that through our renovation and repositioning strategies, we can substantially increase shopper traffic and tenant sales which will result in higher occupancy, rents and, ultimately, cash flow. We believe that the successful implementation of our strategy can result in the transformation of a Class B or Class C mall into a Class A or near Class A mall.

Drivers of Success

Many factors influence the success and profitability of malls. Successful malls generally are located near major highways and thoroughfares and benefit from a high level of drive-by traffic and visibility. They tend to be located in an area that enjoys improving population densities and trends, rising income and employment levels, stable or improving economic conditions, manageable competition from other retail properties and reasonably high barriers to entry.

In addition to these location factors, successful malls generally exhibit the following characteristics:

•	strong anchor tenants with a powerful draw;

•	attractive shop tenant mixes and layouts;

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entertainment components such as upscale restaurants, movie theatres, specialty arcades, play areas for children, food courts, and open spaces for special events and displays which help to create a shopping experience not generally available at large discount retailers;

•	a distinctive architectural style, design and appearance;

•	a variety of shopper comforts and amenities;

•	layouts that optimize shopper and vehicle traffic flow;

•	signage and graphics that direct shoppers to, in and out of the mall; and

•	well maintained property with convenient parking and bright lighting to promote safety and security.

National Retail Sales and Construction Trends

The success of our strategy will, in part, depend on overall national retail sales trends and consumer spending and confidence. As set forth in the following table, according to U.S. Department of Commerce, despite periods of varying macroeconomic growth and in some cases decline in the U.S. economy, retail and food services sales increased from approximately $2.1 trillion in 1992 to $3.8 trillion in 2003, or 82.5%.

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These statistics show that retail sales may perform well in economically uncertain times and retail performance may not necessarily be tied to the performance of the larger national economy. More recently, retail sales have also been supported by rising consumer confidence levels which are estimated to have increased by 11.5% from May 2003 to May 2004 according to The Conference Board.

While consumers make purchases through a variety of retail formats, including large stand-alone discount retail stores such as Wal-Mart and Target, we believe that malls will continue to be the preferred shopping destination for a substantial number of consumers. A key component of our strategy is to secure tenants that can complement, rather than directly compete with, such discount retail stores.

By providing a convenient, climate controlled shopping environment and offering a broad selection of retailers, services, food establishments and entertainment facilities, we believe that malls will continue to generate a high level of shopper traffic, repeat patronage and tenant sales despite competition from other retail formats such as open air centers. According to a sample study by the International Council of Shopping Centers, median sales per square foot of shop tenants at enclosed malls were $142 higher than that of shop tenants in open air centers. We believe these higher sales levels enable mall owners to obtain higher rental rates.

Notwithstanding the increase in national retail sales and the favorable characteristics of malls, the rate of new U.S. mall construction continues to decrease. We believe that the low rate of new mall construction is caused by high barriers to entry, such as:

•	a large number of existing malls which adequately serve, or in many cases, over-serve the available mall trade areas in the United States;

•	the presence of large stand-alone discount retailers such as Wal-Mart and Target;

•	costs and difficulties associated with assembling land for sites with sufficient acreage, requisite regional access and suitable development characteristics;

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the time and expense associated with obtaining zoning entitlements and environmental approvals due to growing environmental concerns and objections to new mall development from local governments and citizen groups; and

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•	the high costs of new construction and a five to 10 year lead-time required from project conception to completion of new malls.

Unlike new mall development that may encounter strong opposition from local community and/or local government, renovation efforts are usually strongly supported by local communities and can be completed in a much shorter time frame. In many communities, the mall is a highly important economic driver and a significant source of employment and local government revenue. Therefore, underperforming or distressed malls threaten a community with a significant loss of economic activity, jobs and tax revenues. As a result, strong support can generally be found in local communities and from local governments for renovation and repositioning plans, including tax incentives and/or government grants. For example, in the case of the Harrisburg Mall, we expect to receive $8 million in government incentives and grants upon completion of the renovation and repositioning project.

The Market Opportunity

We believe there are a significant number of malls in the United States that are potential candidates for acquisition, renovation and repositioning by our company. These malls are typically located in favorable markets that are experiencing positive overall retail sales trends and often have excellent access to transportation, but due to mismanagement, changing retail trends or the passage of time, may lack one or more of the key characteristics of successful malls. These malls tend to have weak or closed anchor tenants, poor shop tenant mixes, non-optimal layouts, dark mall corridors or outdated designs and appearances.

We also believe that many owners of underperforming malls may prefer to sell such properties because they may be unable to respond to the forces that have eroded the competitive positions of their properties. These owners may lack the experience, expertise, capital or management resources necessary to successfully renovate and reposition their facilities. We believe that these factors may allow us to acquire and redevelop malls at total project costs that are significantly below the cost of new mall construction. In addition, unlike new mall development which may encounter strong local opposition due to traffic, environmental and other concerns, redevelopment efforts are generally strongly supported by local communities and can often be completed in a much shorter time frame in comparison to new construction.

Our Business and Growth Strategies

Our primary business objectives are to increase the occupancy, rental income, and cash flow from each of our properties resulting in increased cash available for distribution to our stockholders and growth in net asset value per share. Our business and growth strategies which are aimed at achieving these objectives include the following elements:

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Aggressively Pursue Additional Targeted Property Acquisitions. Our strategy is to opportunistically acquire underperforming or distressed malls and to transform them into Class A or near Class A malls through a comprehensive renovation and repositioning process. We intend to carefully select and acquire existing malls that fit our acquisition investment criteria, which extends generally to well-located properties that are underperforming due to vacant anchors, outdated designs, poor tenant mixes, mismanagement, or changing retail trends. We will tap our significant network of contacts within the finance, retail and real estate industry to locate distressed malls at favorable prices. We believe that we have developed a reputation as a trusted and reliable buyer in the real estate industry.

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Implement Renovation and Repositioning Strategies. We will implement the comprehensive renovation and repositioning strategies described below aimed at improving the physical appearance, visibility and design of our malls in order to increase shopper traffic and tenant sales.

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Maximize Occupancy. We will seek to remedy weak occupancy at our target properties by adding anchor tenants with powerful consumer draws as well as attractive and diverse national and specialty shop tenants. We expect to achieve optimal tenant mixes by moving tenants into “tenant neighborhoods.” Tenant neighborhoods are clusters of tenants located within a concentrated area of a mall that sell to specific consumer segments, such as teenagers. A major component of our tenant

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leasing program will be accomplished by implementing targeted tenant marketing campaigns at the local and national level.

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Drive Revenues Through Leasing. We will seek to increase rental income from existing space by maintaining high levels of occupancy, increasing rental rates as current leases with below market rents expire, negotiating new leases to reflect increases in rental rates and maximizing percentage rents. We will also seek to replace underperforming shop tenants with stronger tenants whose sales will enhance overall mall traffic and tenant sales. Following the completion of the renovation and repositioning of our malls, we expect our tenant’s sales per square foot to increase sharply. We expect that such increases in sales per square foot will enable our tenants to pay higher rents. We also believe that higher tenant sales per square foot will generate demand from higher quality shop tenants. As a result, we believe that our malls will tend to have a greater potential for increases in rent upon lease renewal in comparison to other REITs with more stable properties.

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Manage Property Intensively. The core of our management strategy is to continuously increase shopper traffic through our malls, which improves tenant sales volume and, ultimately, rental rates. In addition, we utilize a comprehensive decentralized approach to property and operational management to increase and maintain occupancy, improve tenant satisfaction, improve customer satisfaction and control operating costs. In certain cases, we may evaluate the replacement of heating, ventilation and air conditioning systems in order to reduce the cost of energy.

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Mitigate Risk. We will seek to control the risks associated with our acquisition, renovation and repositioning efforts through an extensive due diligence and project evaluation process prior to committing substantial risk capital to any project. In some cases, we will seek to negotiate new tenant leases with multiple anchor tenants and early lease terminations from underperforming tenants.

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Pursue Joint Ventures. We intend to acquire, renovate and reposition some of our properties in joint ventures with institutional investors. Through these joint ventures we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture.

Mall Acquisitions

Our Chief Executive Officer, Larry Feldman, will lead our acquisition efforts, supported by Edward Feldman, the Chairman Emeritus of our predecessor, our in-house staff and a network of third party professionals. We have identified and are actively pursuing a number of additional malls as potential acquisition and redevelopment candidates. We believe our acquisition and redevelopment pipeline creates opportunities to increase our company’s cash flow and create long-term stockholder value.

We have a proven track record of strong lead generation and the ability to execute transactions. We generate leads for potential acquisitions through strong relationships with real estate brokers, our existing joint venture partners and a significant network of other contacts within the retail and real estate industry. We also have important relationships with lenders and other financial institutions that may be willing to dispose of distressed malls at favorable prices. We believe that we have built a reputation as a trusted and reliable buyer with a track record of success in acquiring, renovating and repositioning underperforming or distressed properties.

We take an active approach to new acquisitions, which includes visiting potential acquisition targets and surveying local areas. In assessing a potential acquisition opportunity, we focus on both market and property characteristics. We especially focus on areas extending within a three to 25 mile radius of a property, which is the target draw area for most malls.

As part of our acquisition process, we look for well-located malls that exhibit strong market characteristics, including proximity to major highways, population centers and retail hubs, rising population and income trends and manageable competition in relation to local population densities. If these market characteristics are favorable, we consider whether and to what extent property characteristics are responsible for the mall’s low sales per square foot. When evaluating a mall, we consider all property characteristics, including strength of anchor tenants, mix of shop tenants, mall design and layout, physical appearance,

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comforts and amenities, destination and entertainment attractions and existing marketing and leasing programs.

Prior to committing substantial risk capital, we conduct a careful analysis of the project, including an evaluation of its financial and practical viability, purchase price and other key terms. Our extensive due diligence process includes:

•	examining the property, the surrounding area and the potential and existing competition from other malls and discount retailers;

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evaluating the market demographic information including, average household income, population density, historical and projected population growth, transportation patterns and infrastructure, barriers to the development of competing malls and diversity of the employment base;

•	surveying potential tenants and in some cases negotiating new tenant leases with multiple anchor tenants to secure leasing commitments or strong expressions of interest;

•	meeting with local officials to gauge support for the project and the availability of governmental incentives;

•	negotiating early lease terminations from underperforming tenants;

•	developing and strategically analyzing financial models;

•	testing the cost of our acquisition and the cost of implementing our strategic renovation and repositioning plan against our expected return upon stabilization; and

•	evaluating opportunities to enhance value through professional property management.

We also intend to acquire, renovate and reposition some of our properties in joint ventures with institutional investors. Through these joint ventures we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture. We will seek to have the joint venture agreements in place at an early stage of the project or contribute an existing investment into a new joint venture.

The Renovation and Repositioning Process

Our Chief Operating Officer, Jim Bourg, leads our renovation and repositioning functions. Mr. Bourg has over 20 years of real estate experience and has been directly responsible for the development, renovation and/or repositioning of several major real estate projects during his career. Mr. Bourg is supported in his efforts by our in-house staff and a network of third party professionals. In the actual construction of our mall renovations, we employ local subcontractors who are directly overseen by Mr. Bourg with the support of other members of our management team. We work closely with our local subcontractors in each region where we operate and apply our general contracting background to the supervision of our local subcontractors. We believe that we will be able to complete most renovation and repositioning projects in a three-year time horizon from property purchase to completion.

Our specific renovation and repositioning strategies are developed on a case-by-case basis based upon the needs of the particular property. We conduct a careful analysis of the changes required to create and/or enhance the key characteristics of a successful mall which the particular property may lack. Our renovation and repositioning process may include:

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the creation of entertainment components, such as upscale restaurants, movie theatres, specialty arcades, play areas for children, food courts, and open spaces for special events and displays, which we believe will insulate our malls from the proliferation of large stand- alone discount retailers such as Wal-Mart and Target;

•	a dramatic change to the property’s exterior façade, parking lot and landscaping;

•	leasing to specialty retailers, such as American Eagle, Bath and Body Works, PacSun, The Limited and Victoria’s Secret, which offer branded products not typically available at discount retailers;

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•	the creation of a “lifestyle” or “streetscape” environment with exterior tenants such as restaurants and outdoor cafes;

•	the re-engineering of shopper and vehicular traffic flow and the expansion, reconfiguration and relocation of specific stores within our malls;

•	a major improvement of the size, number and visibility of property signage;

•	mall re-naming or re-branding in order to signal the mall’s radical transformation to the community;

•	cooperation with local governments to obtain grants and other incentives; and

•	conversion of the acquired property into an open air format in certain situations, which we refer to as “de-malling.”

The focus of our renovation and repositioning strategies is to go beyond mere cosmetic changes in order to transform the public perception and image of the mall. We believe this will extend the mall’s geographic reach to the widest possible area, drive higher levels of shopper traffic and increase shop tenant sales which will ultimately maximize the cash flow and profitability of the property.

Property Management, Leasing and Marketing

At the local property level, each mall manager is empowered with operational control over a property’s performance and is responsible for analyzing marketing trends and developing and implementing new approaches to retail shopping in his or her mall. Our mall managers report directly to our Chief Operating Officer who oversees property performance.

We intend to aggressively manage our properties to increase operating cash flow and margins through occupancy increases and expense control. In order to achieve this goal, we intend to concentrate on actively managing our malls and providing efficient and customer- friendly service to both the consumers who shop in our malls and the retailers who lease space in our malls, while strictly controlling operating costs. Our cost saving measures will include the continuous evaluation of the need for, and installation where practical of, new heating, ventilating and air conditioning systems that can significantly reduce heating and cooling costs.

Our leasing and marketing functions are led by our Executive Vice-President of Leasing and Marketing, Scott Jensen. Mr. Jensen has over 20 years of real estate leasing and marketing experience and has been directly responsible for the leasing of over three million square feet of real estate during his career. Mr. Jensen is supported by an in-house staff of four other marketing and leasing professionals and assistants.

Our leasing strategy includes ongoing initiatives designed to increase shopper traffic through our malls, which improves sales volume. In many cases we will be able to increase rents as the level of tenant store sales increases. Initiatives include increasing occupancy levels, continuing to increase revenue by increasing rentable area within existing building envelopes, continuing to improve the merchandise mix and range of tenants, continuing to market to tenant prospects that contribute to the property factors of successful malls, such as cinemas, restaurants, specialty shops and strong anchor tenants, and converting non-productive space to productive rentable area.

A mall’s ability to draw customers is based, in part, upon the number, size and quality of its anchor tenants and its shop tenant mix. Higher quality anchor tenants and a better shop tenant mix improve a mall’s ability to draw customers from the surrounding area to increase sales at the mall. Accordingly, one of the primary objectives of our property management and operations function is tenant marketing. We believe that we will be unique among REITs as to the intensive nature of our marketing campaigns to attract tenants to our malls. These tenant marketing campaigns will include:

•	monthly direct mail campaigns to targeted lists of pre-qualified national and regional tenants;

•	special direct mail campaigns to prospective local retailers to fill non-optimal spaces;

•	a regular flow of promotional gifts to prospective brokers and tenants;

•	personalized tenant prospecting at events hosted by the International Council of Shopping Centers;

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•	an emphasis on face-to-face meetings with both national and local brokers;

•	targeted advertising in specialty trade publications;

•	an extensive public relations campaign focused on achieving more name visibility for Feldman Mall Properties, Inc.; and

•	internet marketing strategies, including an e-mail newsletter to prospective tenants and brokers.

Mall tenants usually pay rent comprised of several elements. The first element is a fixed base, or minimum rent, often subject to increases according to a schedule agreed upon at the time of lease negotiation. A second element is percentage rent, which requires tenants to pay a percentage of their sales exceeding certain negotiated levels. The third element is reimbursement for property operating expenses (such as security and maintenance), real estate taxes, insurance, advertising and promotional activities and certain other expenditures. Anchor tenants’ obligations to contribute such funds vary. We intend to pass increases in these costs to shop tenants and, in some cases, anchor tenants.

We will seek to increase rental income by leasing vacant space, increasing base rent as current leases with below market rents expire, and negotiating new leases to reflect step-ups in base rent. As lease terms expire, we will have the opportunity to increase minimum rents and percentage rents, to revise lease terms and conditions (including contributions to property operating expenses), to relocate existing tenants, and to change the mix and location of tenants to create tenant neighborhoods. Tenant neighborhoods are clusters of tenants located within a concentrated area of a mall that sell to specific consumer segments, such as teenagers.

We will also seek to replace weak anchor tenants with new strong anchor tenants and to introduce new retailers and retail concepts to the mall. In addition, the company will place a strong emphasis on leasing to entertainment tenants such as restaurants, movie theatres, bowling alleys, outdoor cafes, and upcscale game arcades. Following the completion of our repositioning and renovation programs we will aggressively increase our marketing to the public in order to increase sales productivity and expand our market penetration and market base.

We intend to maintain and upgrade our properties on a continuous basis through a regular preventative maintenance program and to support the appeal of our properties by making them clean, attractive and secure. We believe that our advertising, promotions, customer service programs and strong anchor tenant recognition will build shopper recognition and loyalty, especially in highly competitive markets.

Our Properties

The table below sets forth information with respect to our properties.

Property	Year Built/ Most Recent Renovation	Rentable Square Feet		Percentage Leased (1)	Annualized Base Rent (1) (2)	Shop Tenant Base Rent Per Leased Sq. Ft. (3)	Anchor Tenants	Non-owned Anchor Tenants

Harrisburg Mall(4)	1969/2004	897,802	(5)	90.4%	$4,988,000	$15.95	Bass Pro Shops; Boscov’s; Hecht’s	—
Foothills Mall	1983/2004	500,539	(6)	88.7	6,884,000	18.24	Barnes & Noble; Linens ‘N Things; Loews Cineplex; Ross Dress for Less; Saks Off 5th	Wal-Mart (7)

Total/Weighted Average	—	1,398,341		89.8%	$11,872,000	$16.99	—	—

(1)	Based on executed leases as of July 31, 2004.
(2)	Calculated based on monthly base rent derived from executed leases as of July 31, 2004 and annualized for a 12-month period.
(3)
Calculated based on monthly base rent derived from executed shop tenant leases as of July 31, 2004 and annualized for a 12-month period, with the product divided by the rentable square feet leased to shop tenants as of such date.

(4)
We invested in 25% of the capital in the Harrisburg Mall through a joint venture and have an option, exercisable at any time prior to July 19, 2005, to purchase the remaining interest held by our joint venture partner for an aggregate of $27.6 million in cash. See “Business and Properties—Our Properties—Harrisburg Mall—Joint Venture and Financing.”

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(5)	Includes 237,056 square feet of rentable shop tenant space.
(6)	Includes 197,980 square feet of rentable shop tenant space.
(7)
Wal-Mart occupies and owns a super center consisting of approximately 225,000 square feet, which shares a common parking lot and road entrance with the Foothills Mall. Including Wal-Mart, the total square footage of the development is approximately 725,000 square feet.

Harrisburg Mall

Overview

The Harrisburg Mall is located in Swatara Township, three miles from downtown Harrisburg, Pennsylvania. The property was originally built in 1969 and is a two-story, enclosed regional mall containing approximately 900,000 square feet. It is the largest mall in the Harrisburg market and has approximately 83 shop spaces. It is anchored by three large anchor tenants, Bass Pro Shops (a rapidly growing national retailer of hunting, fishing and boating products scheduled to open in November 2004), Boscov’s (a regional department store chain that just completed a brand new store that opened in May 2004) and Hecht’s (a division of the May Company). The Harrisburg Mall’s specialty shop tenants include CVS, Disney Store, Foot Locker, The Limited and Victoria’s Secret. In addition, the Harrisburg Mall has a food court that includes such national tenants as Arby’s, Cosimos Pizza and McDonald’s. The renovation plans for this property include the addition of upscale restaurants on the exterior of the mall in order to create a streetscape look and feel for the property, as well as a food court renovation and additional food court tenants. Given the expected increase in shopper traffic from the Bass Pro Shops store opening, we believe demand for casual dining and food court type dining will increase dramatically.

The Harrisburg Mall was at one time considered a dominant mall in its marketplace. However, due to anchor tenant vacancies and the bankruptcy of its former owner, the mall’s sales began to decline in the late 1990’s. Prior to our predecessor’s acquisition of a joint venture interest in the property in September 2003, the Harrisburg Mall had an effective occupancy rate of 50% because two key anchor tenants, Lord & Taylor and JCPenney, had either completely ceased operations or had indicated an intention to do so. As a result of our predecessor’s leasing efforts, the Harrisburg Mall is now 90% leased. Our intention is to focus our leasing efforts on national and regional shop tenants once Bass Pro Shops opens and mall traffic increases.

Renovation

We are currently nearing completion of the renovation and repositioning project for the Harrisburg Mall. This project is estimated to cost approximately $47 million and is being financed through a combination of a construction loan in the outstanding principal amount of $13.4 million as of March 31, 2004, approximately $8 million of government grants and through equity capital provided by us and by our joint venture partner. The renovation and repositioning plan for this mall, which is designed to convert the mall from a Class C mall to a Class A mall, includes the following:

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New Anchors and Key Renewals. We have signed two new long-term leases and have renewed a third lease with proven high traffic anchor tenants. Bass Pro Shops, which will occupy the space vacated by Lord & Taylor, is expanding and converting its space into a 200,000 square foot super store consisting of fishing, hunting and boating products. We also signed a long-term lease with Boscov’s, a regional discount department store chain with 41 stores and annual sales in excess of $1 billion. In addition, the May Company, a national department store chain which owns Hecht’s department stores and has annual sales in excess of $13 billion, renewed its long-term lease. All three anchor tenants have agreed to operate their stores continuously for an extended period following completion of the renovation.

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Entertainment. We are focusing a significant portion of our leasing efforts towards leasing to tenants that are entertainment and tourist destinations, such as Bass Pro Shops. The Bass Pro Shops store will be our most important anchor tenant in the Harrisburg Mall, serving both as a retailer and as an entertainment destination. At approximately 200,000 square feet, the Bass Pro Shops Harrisburg store will be the second largest Bass Pro Shops store in the nation and will feature a 40,000-gallon aquarium, rock climbing walls, a live trout stream, waterfalls and an indoor archery range. According to the Springfield, Missouri Visitors and Convention Bureau, the Bass Pro Shops store in Springfield,

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Missouri is the number one tourist destination in the State of Missouri. The typical Bass Pro Shops store draws over two million visitors annually with approximately 40% of its customers traveling an hour or more to the store. Based upon these figures, we believe that the Bass Pro Shops store is likely to be ranked as one of the most visited tourist destinations in the Commonwealth of Pennsylvania.

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Accessibility. We are improving the mall’s access by arranging for the Pennsylvania Department of Transportation to provide a direct exit ramp to the property from Interstate 83. This ramp is scheduled to be completed in November 2004 concurrently with the opening of the Bass Prop Shops store.

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Local Government Support. We negotiated and arranged for government grants and other economic incentives which in the aggregate are expected to produce approximately $8 million in benefits to our company.

•	Appearance. We are improving the appearance of the mall by undertaking major renovations of the interior of the two new anchor stores, the interior and exterior of the mall and mall entrances.

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Signage. We are improving visibility of the mall by adding significantly upgraded signage, including a 150 foot pylon sign which will be visible from Interstate 83 and nearby local roads. In addition, we are installing a digital color video screen at the entrance to the mall. The digital color video screen will be programmable from a computer inside our mall management office and will be available to notify the public about such special events, and other mall promotions. Working in collaboration with local officials, we succeeded in adding “Bass Pro Drive” to the name of a local street, which will allow us to identify the retailer on multiple sign locations along Interstate 83.

•	Lighting and Security. We are improving lighting and security by installing brighter energy-efficient lighting and increasing security in parking lots with regular patrols.

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Heating, Ventilation and Air Conditioning. We are reducing operating expenses by replacing the main air conditioning central plant with new modern energy efficient units that we estimate will result in a significant reduction in the cost of energy.

These renovation and repositioning efforts have already impacted the financial performance of the Harrisburg Mall. Leased square footage has grown from 428,703 at acquisition to 811,146 as of July 31, 2004 and annualized base rents have increased from approximately $4.2 million at acquisition to approximately $5 million as of July 31, 2004, after giving effect to executed leases as of such date. Given the attractiveness of the new anchor tenants at the Harrisburg Mall, additional revenue growth from the property is expected as occupancy levels and rental rates rise above current levels.

Joint Venture and Financing

In September 2003, our predecessor acquired an ownership interest in the Harrisburg Mall through a joint venture with an affiliate of the Lubert Adler Funds based in Philadelphia. The Lubert Adler Funds control over $2 billion in equity which is primarily focused on opportunistic real estate investments. The property was acquired for $17.5 million or approximately $20.00 per square foot. Approximately $14.4 million of the acquisition cost was financed through equity capital and the remaining costs were financed through a loan with Commerce Bank. Our joint venture partner provided approximately $10.8 million or approximately 75% of the equity capital and our predecessor provided the remaining approximately $3.6 million or 25% of the equity capital.

We estimate that the total additional investment that will be required to renovate and reposition the property is approximately $47 million. Net of government grants and other incentives totaling approximately $8 million, the total project cost is estimated to be approximately $56.6 million or $63.00 per square foot, which we believe is greatly below the replacment cost of building a new mall.

The construction costs relating to the Harrisburg Mall are financed through a construction loan with Commerce Bank. This loan has a maximum funding commitment of approximately $43 million, of which the joint venture has borrowed $13.4 million as of March 31, 2004. This loan presently has a limited recourse of $10 million, of which our joint venture partner is liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. The terms of this loan are described under the caption “Management’s Discussion

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and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Harrisburg Mall Loan.”

We have an option, exercisable at any time prior to July 19, 2005, to purchase our joint venture partner’s 75% interest in the joint venture for $27.6 million in cash. Although we have the right to purchase 100% of our joint venture partner’s interest in the property, if we exercise our option, we will have a continuing contractual obligation to make one additional payment to our joint venture partner in the event we elect to develop a land parcel located directly in front of the mall property. We are not required to make such payment unless we are successful at securing tenants such as restaurants or other out-parcel users. Under the terms of the option agreement, if we exercise our option to purchase our partner’s interest, the maximum total amount of any such additional payments will be approximately $1.35 million. No payment is due to our joint venture partner for such land parcel if we elect not to exercise our option. In addition, no payment is due to our joint venture partner if such parcel is developed for the sole purpose of building an additional anchor tenant of 50,000 square feet or more.

Under the terms of the joint venture, we manage the day-to-day operations of the property. The partners share equally in decision-making authority over major decisions affecting the property, including property sales and financings, certain leasing, and budget approval and amendments. We and our joint venture partner each have the right to receive a preferred return from the operating cash flow of the property equal to 12%, computed on an annual compounded basis, on invested capital. Once operating cash flow exceeds 12%, we will be entitled to receive an additional 20% of the excess cash flow. Upon a sale of the property, and after both partners receive a return of their capital contributions to the joint venture (an aggregate of approximately $14.4 million as of March 31, 2004) plus a 12% preferred return thereon, we will have the right to receive an additional 20% of the available cash, if any, plus our 25% share of the remaining 80% interest. In addition, in the event that a sale of the property produces an overall return in excess of 20% to our joint venture partner, we will be entitled to a 30% share of such excess, if any, plus our 25% share of the remaining 70% interest.

The fees we are entitled to earn as manager of the Harrisburg Mall include a management fee of 3.5% of annual gross revenues paid monthly, a construction management fee of 3% of the amount of capital improvements, and customary leasing fees for a mall leasing agent. For the three months ended March 31, 2004, these fees totaled $67,200.

The joint venture agreement includes a “buy-sell” provision allowing either joint venture partner to acquire the interests of the other beginning on September 30, 2005. Either partner to the joint venture may initiate a “buy-sell” proceeding which may enable it to acquire the interests of the other partner. However, the partner receiving an offer to be bought out will have the right to buy out such offering partner at the same price offered.

Location and demographics

The property is located east of the Harrisburg capital region in Pennsylvania adjacent to major thoroughfares, including Interstate 83. The following are key demographic and other information that we expect will benefit the Harrisburg Mall:

•	Population. The Harrisburg metropolitan statistical area population was 629,401 according to the US Census Bureau Census 2000.

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Population Growth.     The population within a 10 mile radius of the Harrisburg Mall is estimated to have grown by approximately 7.9% from 1990 to 2000 and is projected to grow by 2.2% from 2003 to 2008, according to Claritas.

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Household Income.     For the year ended December 31, 2003, the average household income within a 10 mile radius of the Harrisburg Mall is estimated to be approximately $63,000 and is expected to increase by 13.2% from 2003 to 2008, according to Claritas.

•	Traffic Count. The average annual daily traffic count in 2002 for Interstate 83 near the Harrisburg Mall was approximately 103,000 vehicles according to the Pennsylvania Department of Transportation.

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Local Market Characteristics.     The Harrisburg region’s economy is dominated by State and Federal Government which tends to insulate the region from major economic downturns in the national economy. The Harrisburg Mall is located within a 10 minute drive from the city of Hershey and Hershey Park, which is national tourist destination. Tourism is expected to replace agriculture as the state’s number one business.

Competition

The primary competitors of the Harrisburg Mall include three regional malls that jointly comprise over two million square feet of retail space. Four power centers that comprise a total of approximately 1.7 million square feet are located within seven miles of the property. In addition we expect competition from a lifestyle center currently under construction within four miles of the property. We believe there are no major regional mall projects under construction or planned for the near future. No competitor has a unique anchor tenant similar to Bass Pro Shops. The significant malls within a 10 mile radius include:

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Colonial Park Mall. The Colonial Park Mall, opened in 1960 and is located approximately five miles north of the Harrisburg Mall. It contains approximately 775,000 square feet of leaseable area, 90 shops, and is anchored by Bon Ton, Sears and Boscov’s. This center was renovated and expanded with a food court and some specialty shops during 1990.

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Capital City Mall. The Capital City Mall is located 10 miles to the west of the Harrisburg Mall. It contains approximately 722,000 square feet of leaseable area and 94 shops. This center opened in 1974 and is anchored by Hecht’s, JCPenney and Sears. The center was first renovated in 1986 and a second renovation was completed in 1998, which included new flooring, plantings, seating, skylights and a food court area.

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Camp Hill Shopping Mall. The Camp Hill Shopping Mall is a former community center originally constructed in 1958 and was completely enclosed and renovated in 1986. It contains approximately 506,000 square feet of leaseable area and is anchored by Boscov’s. This center is located 10 miles west of the Harrisburg Mall. This property is being reconverted back into its original use as a community center and will no longer be an enclosed mall.

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The Shoppes at Susquehanna. The Shoppes at Susquehanna is a 108,000 square foot open air lifestyle center currently under construction and scheduled to open in October of 2004. The project is approximately four miles from the Harrisburg Mall and is approximately 63% pre-leased to such tenants as Ann Taylor Loft, Children’s Place, Coldwater Creek, J. Jill, Jos. A Banks and Williams Sonoma. The project also will have dining establishments and has both Damon’s and Macaroni Grill as committed tenants.

Foothills Mall

Overview

The Foothills Mall is located in the Tucson, Arizona area and is a single level, enclosed regional mall containing approximately 500,000 square feet originally built in 1983. In addition, Wal-Mart occupies and owns a new 225,000 square foot super center which shares a common parking lot and road entrance with the Foothills Mall. The Foothills Mall is anchored by a series of big box anchor tenants, Barnes & Noble, Linens ’N Things, a Loews Cineplex 15 screen stadium theatre, Ross Dress For Less, and Saks Off 5th. The Foothills Mall’s specialty stores include Bath & Body Works, Claire’s Accessory Outlet, Haggar, Levi’s, PacSun, Quicksilver, Samsonite and Sunglass Hut. In addition, the Foothills Mall includes numerous restaurants such as Applebees, Fox and Hound, Gavi Italian Restaurant, Keatons Restaurant, Melting Pot, Outback Steakhouse and Thunder Canyon Brewery.

Our predecessor signed a contract to acquire an interest in the Foothills Mall in November of 2001. At that time, the Foothills Mall was experiencing low tenant sales per square foot, and as a result, the previous ownership had difficulty attracting new tenants despite the mall’s solid location in the Tucson suburban area, one of the strongest growth markets in the United States.

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Renovation

We are currently near completion of the renovation and repositioning project for the Foothills Mall. We estimate that the costs of the renovation and repositioning will total approximately $11 million, which will result in a total project cost of approximately $65 million or $130 per square foot. As of June 30, 2004, we have spent approximately $6 million on this project. The renovation and repositioning is being financed through a combination of debt and equity financing. The renovation and repositioning plan, which is designed to convert the mall from a Class B mall to a Class A mall, includes the following:

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Redirecting Loews Cineplex Traffic. We have sharply increased shopper traffic by sealing off an exterior entrance to the Loews Cineplex theatre and thereby redirecting theatre patrons through the interior of the mall. The 15 screen Loews Cineplex is one of the Foothills Mall’s major anchor tenants and our largest tenant by revenue.

     We estimate that during peak weeks, the Loews Cineplex is attended by up to 40,000 patrons, most of whom previously entered and exited directly through the theatre’s parking lot entrance without entering the mall. With the objective of driving up tenant sales, we are providing $3.7 million to Loews to facilitate the conversion of the theatre to stadium seating. In exchange, Loews has agreed to close its existing parking lot entrance and is now redirecting all patrons through an entrance inside the mall at the end of the main mall corridor. We believe that the conversion to stadium seating will boost box office attendance, and the redirecting of all of Loews patrons into the interior of the mall, will have a dramatic effect on overall mall pedestrian traffic. As a result, shop sales throughout the mall are expected to increase sharply.

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Leasing Initiatives. We are conducting an intensive leasing initiative which includes the following: (i) filling missing product categories and attracting strong brand name tenants, (ii) renewing existing high volume tenants at the best possible market rental rates, (iii) eliminating unhealthy, low volume or unprofitable stores, (iv) filling certain difficult-to-lease vacant spaces with temporary tenants until leases with long-term tenants are in place and (v) focusing on obtaining at least one additional major anchor tenant on the southwest corner of the mall.

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Mall Expansion. We have increased the size of the mall by constructing approximately 27,000 square feet of additional space, including new space for Famous Footwear, and developing five out-parcels which have collectively added over 40,000 square feet of new area and have attracted such tenants as Baskin Robbins, Chipotle Grill, Compass Bank, Starbucks, Subway and Thomasville Furniture. Over 90% of the newly constructed expansion area of approximately 67,000 square feet has been leased or sold to tenants.

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Exterior Entrance Signage. We significantly improved all of the mall entrance signs facing the public roadways with new, highly visible signs at all mall entrances. In addition, we have installed a brightly lit, 25 foot pylon sign at the main mall entrance. This sign is used to promote mall events and is programmable from our management office.

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Improved Visibility of Interior Mall Corridors. Previously, two of our anchor tenants, Barnes & Noble and Saks Off 5th, had only limited visibility to the main mall corridor. In order to increase the visibility of these key anchor tenants, we raised the mall’s ceiling and redirected the main mall corridor.

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New Mall Entrances. We constructed a new large rotunda entrance at the south end of the mall to increase shopper traffic and improve pedestrian circulation at that end of the mall, are currently renovating two other mall entrances and are installing new entrance signage to our food court.

•	New “Lifestyle” Component. We have installed numerous outdoor and indoor seating areas, including an outdoor Starbucks café seating area.

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Food Court and Amenities. We are improving shopper comfort and amenities, including high quality restrooms, a new floor in the food court, new tables and new seating areas in the food court, and new seating areas in other parts of the mall. Some of these seating areas will feature large flat screen

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televisions and are designed to induce patrons to stay in the mall while their friends or family continue to shop.

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Public Marketing Campaigns. We are conducting special public marketing campaigns with the objective of having community and other group events in the mall on a regular basis, such as car sales, rock groups, sports promotions, radio station events, and civic and charitable functions.

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Potential Expansion. The Foothills Mall property has the potential to be expanded by approximately 80,000 rentable square feet. We are in discussions with several potential anchor tenants for the pre-leasing of this space.

These renovation and repositioning efforts have already impacted the financial performance of the Foothills Mall. Leased square footage as a percentage of total rentable area was maintained at approximately 90% throughout the renovation process which added approximately 27,000 square feet of rentable area. In addition, annualized base rents have increased from approximately $6.2 million at acquisition to approximately $6.9 million as of July 31, 2004, after giving effect to executed leases as of such date. Additional revenue growth from the property is expected as rentable area is added and occupancy levels rise above current levels.

Financing

Our predecessor acquired an ownership interest in the Foothills Mall through a joint venture which acquired the Foothills Mall in April 2002 for $54 million. We have an outstanding mortgage loan on the Foothills Mall in the amount of $54.8 million at a fixed rate of 5.09%. There is no amortization requirement on this loan. The mortgage loan was originated by Archon Group, LP and later sold to a bondholder trust and is currently serviced by General Motors Acceptance Corp. on behalf of the bondholder trust. The term of the loan commenced on October 30, 2003 and matures on November 1, 2008. The loan is closed to prepayment during a lockout period until the first to occur of (i) three years following commencement of the loan or (ii) two years following the sale to the bondholder trust. After the end of the lockout period, the loan is open to prepayment by defeasance only.

We have a mezzanine loan which bears interest at a rate of 10.5% per annum and is due on December 2008 in the amount of $5.5 million owed by our predecessor to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall which we expect to repay with the proceeds from this offering.

Location and Demographics

The Foothills Mall is located in the Northwest sector of Pima County in the greater Tucson, Arizona market and is near a busy thoroughfare which makes it accessible to significant local and tourist traffic. The following are key demographic and other information that we expect will benefit the Foothills Mall:

•	Population. Tucson is Arizona’s second largest city with a metropolitan statistical area population of 843,746, according to the US Census Bureau Census 2000.

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Population Growth.     Tucson is estimated to be the third fastest-growing city in the United States, according to The University of Arizona’s College of Business and Public Administration. The population within a 10 mile radius of the Foothills Mall is estimated to have grown by 16.5% from 1990 to 2000 and is projected to grow by 10.1% from 2003 to 2008, according to Claritas.

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Household Income.     For the year ended December 31, 2003, the average household income within a 10 mile radius of the Foothills Mall is estimated to be $59,000 and is projected to increase by 17% from 2003 to 2008, according to Claritas.

•	Traffic Count. The average annual daily traffic count in 2004 on Ina Road near the Foothills Mall was approximately 37,230 vehicles according to Arizona Department of Transportation.

•	Local Market Characteristics. A new community college has recently opened within walking distance of the Foothills Mall which is expected to accommodate over 7,000 students.

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Competition

The primary competitors of the Foothills Mall include three regional malls described below that jointly comprise over 3.4 million square feet of retail space. Seven power centers that comprise a total of approximately 2.5 million square feet are located within ten miles of the property. Tucson’s expanding economy, tourism and strong population growth have created a strong retail market, including the regional mall sector. Accordingly, there is a strong demand for retail property in the Tucson area evidenced by a 90% occupancy level for retail space. We expect the construction of new retail properties to increase modestly and in proportion to demand so that vacancy levels remain low. We believe the Foothills Mall is the only value and entertainment oriented mall in its trade area. Competitors of the Foothills Mall include:

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El Con Mall. The El Con Mall is a 1.2 million square foot mall and is located approximately 12 miles southeast of the Foothills Mall. The mall was originally built in 1962 and partially renovated in 1996. It has a 20-screen Century Theatre, Home Depot and is seeking to add an additional discount retailer. Existing anchor tenants include JCPenney and Robinsons-May.

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Park Place Mall. The Park Place Mall is a single level enclosed mall, which contains approximately 1.1 million square feet and is located 12 miles from the Foothills Mall. It is approximately 97% occupied and is anchored by Dillard’s, Macy’s and Sears. Other tenants in the mall include Borders Books, Century Theatre and Old Navy. This mall recently completed a renovation process, which included the addition of “street” retailers, a food court, mall shops, restaurants, theatres and a new Dillard’s.

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Tucson Mall. The Tucson Mall is a 1.3 million square foot mall that has been considered the dominant mall in Tucson for nearly 20 years. The property is located approximately five miles southeast of the Foothills Mall. This mall was constructed in 1982 and renovated in 1991. Dillard’s, JCPenney, Macy’s, Mervyns, Robinsons-May and Sears are the anchor tenants.

Tenant Diversification

Upon completion of this offering and our other formation transactions, we will have leases with more than 120 distinct tenants, many of which are nationally recognized retailers. The following table sets forth information regarding the 10 largest retail tenants in our portfolio based on annualized base rent as of July 31, 2004.

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Top 10 Retail Tenants by Annualized Base Rent

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Rentable Area	% of Total Rentable Area	Annualized Base Rent		% of Total Annualized Base Rent	Base Rent Per Sq. Ft.

Loews Cineplex	Multi Screen Movie Theatre	Oct. - 2017	(4) - 5 Year	77,283	5.53%		$834,656	7.03%		$10.80
Bass Pro Shops	Sportsman’s Superstore			200,000	14.30
Barnes & Noble	Book Store	Feb. - 2012	(2) - 5 Year	40,472	2.89		430,622	3.63		10.64
Linens ‘N Things	Soft Home Goods Supplier	Jan. - 2013	(3) - 5 Year	41,480	2.97		413,141	3.48		9.96
Toys R Us	Toy Store	Jan. - 2013	None	45,950	3.29		408,036	3.44		8.88
South Dakota Assoc. for the Deaf	Telecommunication Service	Dec. - 2008	(1) - 3 Year	20,357	1.46		407,954	3.44		20.04
Ross Dress for Less	Discount Clothes Retailer	Jan. - 2008	(4) - 5 Year	30,056	2.15		331,818	2.79		11.04
Saks Off 5th	Discount Retailer	Oct. - 2011	(3) - 5 Year	28,000	2.00		252,000	2.12		9.00
Hecht’s	Department Store	Nov. - 2024	None	187,280	13.39		200,390	1.69		1.07
Boscov’s	Department Store	Mar. - 2024	(1) - 10 Year/	186,810	13.36		179,338	1.51		0.96

			(5) - 5 Year
Total/Weighted Average				857,688	61.34%	$		36.00%	$

Lease Expiration

The following table sets forth information regarding lease expirations at our properties based on executed and occupied leases as of July 31, 2004.

Lease Expiration Table—Total Portfolio

Lease Expiration Year	Number of Expiring Leases	Expiring Rentable Area (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent (2)	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.

2004	10	30,061	2.15%	$298,225	2.70%	$9.92
2005	26	79,067	5.66	1,099,762	9.97	13.91
2006	17	78,896	5.64	1,237,180	11.21	15.68
2007	16	55,368	3.96	868,220	7.87	15.68
2008	21	93,248	6.67	1,710,072	15.50	18.34
2009	15	16,559	1.18	379,838	3.44	22.94
2010	1	1,270	0.14	71,438	0.65	56.25
2011	8	40,741	2.91	553,601	5.02	13.59
2012	3	45,708	3.27	590,182	5.35	12.91
2013 and thereafter	17	790,594	56.56	4,224,160	38.29	5.34

Total/Weighted Average		1,231,512	88.10%	$11,032,677	100.00%	$8.96

(1)	Expiring rentable area excludes 152,067 square feet of unoccupied space as of July 31, 2004.
(2)	Expiring Base Rent includes base rent attributed to Bass Pro Shops and Boscov’s and is calculated on the straight line method due to contractual rent increases in many of the leases.

Our Financing Strategy

While our charter does not limit the amount of debt we can incur, we intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical in the mall industry. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction. These sources may include traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset, we will replace construction financing with medium- to long-term fixed rate financing. In addition, we may also finance our activities through sales of common or preferred shares or debt securities or through additional secured or unsecured borrowings and our proposed line of credit. We

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will consider a number of factors in evaluating our actual level of indebtedness, both fixed and variable rate, and in making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	financial and operating covenants;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed and variable rate debt.

In addition, we may also finance some of our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture. We may also acquire properties in exchange for OP units.

Competition

There are nine publicly-traded mall REITs and several large private mall companies, any of which under certain circumstances could compete against us for an acquisition, an anchor tenant or a shop tenant. In most cases, we do not expect to compete with publicly- traded REITs during our acquisition process. This was the case regarding our purchase of the Harrisburg Mall and the Foothills Mall. However, in some cases we may compete with other REITs for shop tenants or anchor tenants to occupy space.

We may also compete with other owners and operators of malls in all of our markets. However, we believe that we will be the only publicly-traded REIT in the United States focused exclusively on the renovation and repositioning of underperforming or distressed mall properties. Nevertheless, the number of competing malls in a particular market could have a material adverse effect on the success of our renovation and repositioning strategies and on the occupancy levels, and rental rates of certain of our properties. We believe that the primary competition for potential tenants at any of our malls comes from other malls within a three to 25 mile radius of that mall.

We also may compete with numerous other potential private buyers when pursuing a possible property for acquisition or redevelopment and this can cause an increase in the potential cost of an acquisition. These competing bidders also may possess greater resources than us and therefore may be in a better position to acquire a property. Some of these entities may seek financing through similar sources. Therefore, we will continue to compete with other investors in a market where funds available for real estate investment could decrease in the future.

We believe that because we are the only publicly-traded REIT solely focused on the renovation and repositioning of distressed malls, we have less competition in acquiring these properties. According to the International Council of Shopping Centers, in 2003 REITs owned or had an interest in 538 malls. We believe

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that approximately 160 of these malls fall within the distressed category. The typical REIT strategy is to purchase assets with predictable cash flow and to consolidate such assets into a portfolio of similar quality assets. Accordingly, we believe that the existing REITs are not primarily focused on the acquisition, renovation and repositioning of underperforming or distressed malls.

In contrast, we believe that REITs are more likely to sell distressed malls in order to re-deploy capital in alternative investments. For example, over the past several months, we have considered and are continuing to consider the acquisition of two underperforming malls from two large REIT owners, where we believe there are no other REITs bidding for the properties. This tendency for a REIT to increase the percentage of stable, fully valued Class A malls in its portfolio creates opportunities for us and reduces our competition from established REITs for future acquisitions. Since other REITs are usually not competing against us for the purchase of underperforming or distressed malls, we believe that we are one of very few buyers that can offer a tax deferred sale to private sellers through our OP units. This may be an ideal way for owners to sell us their older, fully depreciated malls with a low tax basis.

We believe that our senior management’s experience and reputation in the industry, coupled with our unique turnaround strategies, will enable us to effectively compete against other mall companies.

Offices

Our corporate headquarters are located at 3225 North Central Avenue, Suite 1205, Phoenix, Arizona, 85012. We also maintain an office in Manhasset, New York.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Employees

Currently, all of our employees are employed by Feldman Equities Management LLC. Upon completion of this offering and the formation transactions, our employees will be jointly employed by Feldman Equities Management, Inc., our taxable REIT subsidiary and us, and perform various property management, maintenance, acquisition, renovation and management functions. As of March 31, 2004, we had 43 full-time employees and 75 employees in total. None of our employees are represented by a union. We consider our relations with our employees to be good.

Regulation

Generally, the ownership and operation of real properties are subject to various laws, ordinances and regulations, including regulations relating to lien sale rights and procedures. Changes in any of these laws or regulations, as well as changes in laws, such as the Comprehensive Environmental Response and Compensation Liability Act, or CERCLA, increasing the potential liability for environmental conditions or circumstances existing or created by tenants or others on properties or laws affecting development, construction, operation, upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of regional mall sites or other impairments to operations, which would adversely affect our cash flows from operating activities.

Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws also exist that may require modifications to the properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature and in substantial capital expenditures. To the extent our properties are not in compliance, we are likely to incur additional costs to comply with the ADA.

Insurance activities are subject to state insurance laws and regulations as determined by the particular insurance commissioner for each state in accordance with the McCarran-Ferguson Act, as well as subject to

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the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission pursuant thereto.

Property management activities are often subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.

Changes in any of the laws governing our conduct could have an adverse impact on our ability to conduct our business or could materially affect our financial position, operating income, expense or cash flow.

Environmental Matters

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at or emanating from such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner’s ability to lease, sell or rent the property or to borrow using the property as collateral.

In connection with the ownership, operation and management of our current or past properties and any properties that we may acquire and/or manage in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we conduct an environmental assessment of each property prior to acquisition and manage our properties in accordance with environmental laws while we own or operate them. We have engaged qualified, reputable and adequately insured environmental consulting firms to perform environmental site assessments of all of our properties and are not aware of any environmental issues that are expected to materially impact the operations of any property. See “Risk Factors—Risks Related to the Real Estate Industry—Environmental compliance costs and liabilities associated with operating our properties may affect our results of operations.”

The Harrisburg Mall has an active 30,000 gallon underground heating oil storage tank which will require ongoing monitoring and testing to ensure continued compliance with environmental laws. In addition, the Harrisburg Mall has a limited amount of asbestos- containing building materials that will need to be removed in accordance with applicable laws and regulations if encountered during any renovation or maintenance activities. We do not believe the costs associated with this compliance to be material.

Insurance

We believe that our properties are covered by adequate fire, flood, earthquake, wind (as deemed necessary or as required by our lenders) and property insurance as well as commercial liability insurance provided by reputable companies and with commercially reasonable deductibles and limits. Furthermore, we believe our businesses and business assets are likewise adequately insured against casualty loss and third party liabilities. Changes in the insurance market since September 11, 2001 have caused increases in insurance costs and deductibles, and have led to more active management of our insurance component.

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MANAGEMENT

Directors, Director Nominees and Executive Officers

Upon completion of this offering, our board of directors will consist of five individuals. Our board of directors has determined that three of our director nominees will satisfy the listing standards for independence of the NYSE. Certain information regarding our executive officers, directors and director nominees upon completion of this offering is set forth below.

Name	Age	Position

Larry Feldman	50	Chairman and Chief Executive Officer
Jim Bourg	49	Executive Vice President and Chief Operating Officer and Director
Scott Jensen	46	Executive Vice President of Leasing
Jeffrey Erhart	47	Executive Vice President and General Counsel
Paul H. McDowell	44	Director Nominee
Bruce E. Moore	61	Director Nominee
Lawrence S. Kaplan	62	Director Nominee

The following are biographical summaries of the experience of our executive officers, directors and certain other senior officers.

Larry Feldman. Mr. Feldman is our Chairman and Chief Executive Officer. From 1999 to 2004 he served as Chairman and Chief Executive Officer of Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1998, he served as Chairman of the Board, Chief Executive Officer and President of Tower Realty Trust. From 1990 until 1997, Mr. Feldman served as President and Chief Executive Officer of Feldman Equities where he was employed since 1985. Mr. Feldman is also the founder and Chairman Emeritus of the Midtown West Association of New York City and a member of the International Council of Shopping Centers and National Association of Real Estate Investment Trusts. Mr. Feldman is also currently the Chairman of the Buildings & Grounds Committee and a member of the Board of Trustees of East Woods School in Oyster Bay Cove, New York. Mr. Feldman graduated from Windham College in 1976 with a Bachelor of Science degree in Economics.

Jim Bourg. Mr. Bourg is our Executive Vice President and Chief Operating Officer. From 1999 to 2004 he served in various partnership capacities with Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1999, he served as Vice President of Development and Acquisitions — Southwest Region of the Tower Realty Trust. Prior to joining Tower Realty Trust, he served as the Vice President of Development & Acquisitions-Southwest Region of Tower Equities. Prior to that, Mr. Bourg was a Real Estate Investment Sales Specialist at Grubb & Ellis with emphasis on financial and real estate evaluation for institutional sellers and he has over 16 years of real estate experience. Mr. Bourg graduated from California State Polytechnic University in 1978 with a Bachelor of Science degree in accounting. Mr. Bourg was a Certified Public Accountant in the State of Arizona from 1980 to 1985.

Scott Jensen. Mr. Jensen is our Executive Vice President of Leasing. From 1999 to 2004 he served in various partnership capacities with Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1999, he served as Managing Director — Southwest Region of Tower Realty Trust. From 1995 to 1997, Mr. Jensen served as Regional Vice President of Leasing at Tower Equities. From 1983 to November 1995, Mr. Jensen was an office leasing and sales specialist at Grubb & Ellis, where he received several productivity-based awards. Mr. Jensen graduated from the University of Arizona in 1980 with a Bachelor of Science degree in Finance and Real Estate.

Jeffrey Erhart. Following this offering, Mr. Erhart will be our Executive Vice President and General Counsel. From 1991 to 2004, he was a Partner in the law firm of Van Wagner, Erhart & Hubbard, LLP where his practice focused on the sale, purchase, leasing, development and financing of office buildings, shopping centers, malls and other real property. Mr. Erhart has a Bachelor of Arts in mathematics from the University of Arizona and a JD from Arizona State University College of Law.

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Paul H. McDowell. Mr. McDowell is a founder of Capital Lease Funding, Inc., or CapLease, a NYSE listed REIT, where he has been continuously employed since 1994, including as chief executive officer since March 2001, and as senior vice president, general counsel and secretary from 1994 until February 2001. He has served on the board of directors of CapLease since November 2001, where he is also a member of the investment committee and the investment oversight committee. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a Bachelor of Arts from Tulane University in 1982.

Bruce E. Moore. Mr. Moore has been a Director of American Land Lease, a NYSE listed publicly traded REIT, since July 2001, and is a member of the Compensation Committee and the Nominating Committee. From 1998 to 2001, Mr. Moore served as President and Chief Operating Officer of American Land Lease. Mr. Moore is the founder and is the Chief Executive Officer of Brandywine Financial Services Corporation and its affiliates, or Brandywine, a private real estate firm specializing in various aspects of the real estate industry, including asset management, consulting, development, property management, brokerage and capital formation. Mr. Moore and his affiliates own and/or manages six million square feet of grocery anchored and neighborhood shopping centers which are primarily located in the Southeastern United States. He is a certified public accountant, holds a Masters in Accounting and a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania. Mr. Moore is a director and past president of the Media Youth Center, and a past advisory-board member for the Department of Recreation and Intercollegiate Athletics for the University of Pennsylvania. In addition, Mr. Moore is a member of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

Lawrence S. Kaplan. Mr. Kaplan is a Certified Public Accountant and retired as a partner from Ernst & Young LLP in September of 2000 where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan joined Ernst & Young LLP as a partner in 1995 and was actively involved in the formation of numerous publicly traded REITs while there. After his retirement, Mr. Kaplan was retained by Ernst & Young LLP as a consultant during 2000 and 2001. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a member of the board of directors of Highwoods Properties, Inc., a publicly traded REIT, where he serves as chairman of the Audit Committee. Mr. Kaplan is also a member of the board of directors of Maguire Properties, Inc., a publicly traded REIT, where he also serves as chairman of the Audit Committee. In addition, he is a member of the board of directors of Endeavour Real Estate Securities Limited, a privately-held REIT. Mr. Kaplan holds a Bachelor of Science degree from the University of Chicago and an MBA from Columbia University. Mr. Kaplan will serve as one of our independent directors and as chair of our audit committee.

We expect to name additional executive officers prior to completion of this offering.

Corporate Governance Profile

In connection with this offering and the formation transactions, we have established our organizational structure and corporate governance in a manner we believe closely aligns our interests with those of our stockholders as follows:

•	We do not have a stockholder rights plan.

•
Of our five directors, three have been determined by our board of directors to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Our board of directors is not staggered and all of our directors are subject to re-election annually.

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•
We have, by resolution, exempted Larry Feldman, his affiliates, associates and people acting in concert with any of the foregoing from the provisions of the Maryland Business Combination Act, and consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above.

•	We have adopted a code of ethics relating to the conduct of our business by our employees, officers and directors.

•	Our bylaws currently contain a provision exempting from the Maryland control share acquisition statute, any and all acquisitions by any person of our common stock.

Board Committees

Upon consummation of this offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors, as required by and defined in the rules, regulations and listing standards of the NYSE.

Audit Committee. The audit committee will be responsible for the engaging of an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Mr. Kaplan, an independent director, will chair our audit committee and serve as our audit committee financial expert as that term is defined by the Securities and Exchange Commission. Mr. McDowell and                 have been appointed as members of the audit committee.

Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Mr. Moore has been designated as chair and                 and                 have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish investment criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors, formally propose the slate of directors to be elected at each annual meeting of our stockholders. Mr. McDowell has been designated as chair and                 and                 have been appointed as members of the nominating and corporate governance committee.

Our board of directors may from time to time establish other committees to facilitate the management of our company.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participate on the compensation committee.

Board Compensation

Following completion of this offering, each member of our board of directors who is not an employee of our company will be entitled to receive annual compensation for service as a director as follows:

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Each independent director will be paid an annual fee of $50,000. The audit committee chairman will be paid an additional fee of $30,000 per year, and the compensation committee chairman and the nominating and corporate governance committee chairman will each receive an additional $2,500 per year. In addition, each independent director will receive an automatic annual grant of 1,000 restricted shares of our common stock. The first grant will be made upon completion of this offering and each subsequent grant will be made the first business day following each annual meeting of stockholders. Directors who are employees of our company will not receive any compensation for their services as directors. Each member of our board of directors will be reimbursed for out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including travel expenses.

Executive Compensation

Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid for the year ended December 31, 2004 to our Chief Executive Officer and our next three most highly compensated executive officers, which we refer to herein collectively as the named executive officers.

Summary Compensation Table (1)

			Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Base Salary ($)	Expected Bonus ($) (2)	Other Annual Compensation ($)	Restricted Stock Awards ($)	All Other Compensation ($)

Larry Feldman, Chairman and Chief Executive Officer	2004	$250,000

Jim Bourg, Executive Vice President and Chief Operating Officer	2004	225,000

Scott Jensen, Executive Vice President of Leasing	2004	225,000

Jeffrey Erhart, Executive Vice President and General Counsel	2004	225,000

(1)	Amounts given are annualized projections for the year ending December 31, 2004 based on employment agreements that will become effective in connection with the consummation of this offering.
(2)
Annual bonuses under our 2004 incentive bonus plan shall be based on corporate factors or individual factors (or a combination of both) selected before the end of the applicable performance year by our compensation committee. The compensation committee may provide for partial or full bonus payments. Bonuses in respect of 2004 will reflect a partial work year.

Upon completion of this offering, a number of shares of our common stock equal to              shares, or            % of the shares of common stock to be outstanding upon completion of this offering, (including for this purpose shares of common stock that may be issued (i) upon full exercise of the underwriters’ over-allotment option, (ii) under our 2004 equity incentive plan and (iii) upon redemption of any OP units issued in the formation transactions) will be available for issuance to our executive officers, directors and director nominees.

Employment Agreements

We will enter into or have entered into written employment agreements with each of our executive officers. Pursuant to the agreements, Messrs. Larry Feldman, Jim Bourg, Scott Jensen and Jeffrey Erhart have agreed to serve, respectively, as (i) Chairman and Chief Executive Officer, (ii) Executive Vice President and Chief Operating Officer, (iii) Executive Vice President of Leasing, and (iv) Executive Vice President and General Counsel. The employment agreements require the executives to devote substantially all of their business attention and time to our affairs.

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The employment agreements generally are for three-year terms (four years in the case of Mr. Feldman); provided, however, that the terms are automatically extended for successive one-year periods unless, not later than six months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for an initial annual base salary of $250,000 to Larry Feldman, $225,000 to each of Jeffrey Erhart, Jim Bourg and Scott Jensen, and for bonuses, which in some cases may be up to three times the executive’s annual salary, generally subject to the achievement of performance goals determined by our board of directors, or, as appropriate, a committee of our board of directors.

Upon the termination of an executive officer’s employment either by us for “cause” (as defined in the applicable employment agreement) or by the executive officer without “good reason” (as defined in the applicable employment agreement) during the term of his employment agreement, such executive officer will be entitled to receive his base salary and bonus accrued through the date of termination of the executive officer’s employment.

Upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” the executive officer will be entitled under his employment agreement to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
lump-sum cash payment equal to 2.99 multiplied by the sum of (i) the executive officer’s then-current annual base salary; and (ii) the executive’s bonus payable for the fiscal year (subject to certain minimum amounts) in which the termination occurs;

•	salary and other benefits accrued and earned prior to the termination;

•	all outstanding equity-based awards held by the executive officer will fully vest; and

•
for three years after termination of employment, continuing coverage under the group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination.

Under Mr. Feldman’s employment agreement, we have agreed to make an additional tax gross-up payment if any amounts paid or payable to him are subject to the excise tax imposed on “excess parachute payments” under Section 4999 of the Internal Revenue Code. Other agreements contain provisions whereby the executive officer will receive, in the case of certain severance following a change in control, either his full severance payment or an amount limited to the amount payable that would not result in an “excess parachute payment” under Section 280G of the Internal Revenue Code, whichever results in the greater amount payable to the executive officer.

Each employment agreement also contains non-competition provisions that continue for a one-year period after termination of employment, as well as confidentiality and non-solicitation provisions.

2004 Equity Incentive Plan

We have adopted a 2004 equity incentive plan. The purpose of the 2004 equity incentive plan is to provide us with the flexibility to use stock options and other equity based awards as part of an overall compensation package to provide compensation to attract and retain qualified personnel. Key employees, directors, trustees, officers, advisors, consultants or other personnel of ours, our subsidiaries and our affiliates would be eligible to be granted stock options, restricted stock, phantom stock, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2004 equity incentive plan. As of the date hereof, no grants have been made under this plan.

Administration

The 2004 equity incentive plan is administered by the compensation committee. The compensation committee, appointed by our board of directors, has the full authority to administer and interpret the 2004 equity incentive plan, to authorize the granting of awards, to determine the eligibility of key employees, directors, trustees, officers, advisors, consultants or other personnel of ours and our subsidiaries to receive an

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award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2004 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2004 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2004 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the time of a public offering, the 2004 equity incentive plan will be administered by a compensation committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as the Company and the 2004 equity incentive plan are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References below to the compensation committee include a reference to the board for those periods in which the board is acting.

Eligibility and Types of Awards

Key employees, directors, trustees, officers, advisors, consultants or other personnel of ours and our subsidiaries are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under the 2004 equity incentive plan. Eligibility for awards under the 2004 equity incentive plan is determined by the compensation committee.

Available Shares

Subject to adjustment upon certain corporate transactions or events, up to a maximum of                 shares may be subject to stock options, restricted stock, phantom stock, dividend equivalent rights and other equity-based awards under the 2004 equity incentive plan. Subject to certain corporate transactions or events, the total number of incentive stock options may not exceed            and an optionee may not receive options for more than            shares over the life of the plan. Any common stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for reissuance under the 2004 equity incentive plan. If an option or other award granted under the 2004 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2004 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors.

Awards Under the 2004 Equity Incentive Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the compensation committee. The exercise price of an option shall be determined by the compensation committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100%, or 110% in the case of an incentive stock option granted to a 10% stockholder of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder). Options will be exercisable at such times and subject to such terms as determined by the compensation committee.

Restricted Stock. A restricted stock award is an award of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria,

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in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock. Although dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as our common stock, holders of restricted stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of our common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of common stock (as may be elected by the participant or the compensation committee, as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances, permit a participant to receive, as settlement of the phantom shares, installments over a period not to exceed 10 years. In addition, the compensation committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value of dividends declared on common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards. Our 2004 equity incentive plan authorizes the granting of other awards which may be based upon the common stock (including the grant of securities convertible into common stock and stock appreciation rights) and subject to terms and conditions established at the time of grant.

Adjustments in General; Certain Change in Control Provisions

In the event of certain corporate reorganizations or other events, the compensation committee may make certain adjustments, in its discretion, to the manner in which the 2004 equity incentive plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. In addition, restrictions and conditions on each share of restricted stock and dividend equivalent rights shall automatically lapse, all awards under the 2004 equity incentive plan shall be deemed fully vested, and the settlement date for all phantom shares shall be the date of such change in control.

Amendment and Termination

Our board of directors may generally amend the 2004 equity incentive plan as it deems advisable, except in certain respects regarding outstanding awards. In addition, the 2004 equity incentive plan may not be amended without stockholder approval if the absence of such approval would cause the 2004 equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

2004 Incentive Bonus Plan

We have adopted the 2004 incentive bonus plan. Annual bonuses under our 2004 incentive bonus plan are awarded by the compensation committee to selected key employees based on corporate factors or individual factors (or a combination of both or any other criteria selected by the compensation committee). Subject to the provisions of the 2004 incentive bonus plan, the compensation committee will determine (i) those key employees to whom bonuses are to be granted under the plan; (ii) the amount of the bonus any key employee shall be granted under the 2004 incentive bonus plan for the applicable period; and (iii) the terms and conditions of each bonus. Bonuses may be awarded by the compensation committee prior to the commencement of, during or after any performance period. The compensation committee may provide for partial bonus payments based upon the achievement of target (or such other) levels of performance. Any corporate performance hurdles for bonuses may be adjusted by the compensation committee in its discretion

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to reflect (i) dilution from corporate acquisitions and share offerings and (ii) changes in applicable accounting rules and standards. The compensation committee may determine that bonuses shall be paid in cash or stock (or other equity-based grants), or a combination thereof. The compensation committee may also provide that any such stock grants be made under our 2004 equity incentive plan or any other equity-based plan or program we may establish. The compensation committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee. The compensation committee has the power to construe, interpret and administer the 2004 incentive bonus plan. The compensation committee or the board of directors may, at any time, amend, suspend or terminate the 2004 incentive bonus plan.

Unless otherwise determined by the compensation committee, the compensation committee will establish annual goals and targets for each executive. The achievement of such goals and targets shall form the basis for the payment of bonuses and other management incentives. Initially, the goals and targets set for the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice President and General Counsel and Executive Vice President of Leasing may be based upon certain objective criteria as determined by the compensation committee of our board of directors. One method that our compensation committee may adopt is to determine whether the executive(s) have achieved the earnings targets given by us to the Wall Street analyst community. For example, if such earnings targets are met or are below projection then annual bonuses determined by the compensation committee may be substantially less than if such targets are exceeded. Notwithstanding the aforementioned, the compensation committee may evaluate other factors in its determination of whether or not to pay any bonus compensation, including but not limited to our available cash to pay such bonuses, our stock price performance over a given year and other factors that it deems appropriate.

As of the date of this prospectus, no bonuses have been awarded under our 2004 incentive bonus plan. Bonuses for 2004 will be based on a partial work year.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide that:

•
If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•
If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•
the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

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provided, however, that we will have no obligation to indemnify such director or executive officer for any expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•
the court determines that such director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•
the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•
Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•
We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•	We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contribution Agreements and Tax Protection Agreement

Our operating partnership will acquire interests in certain of the property entities pursuant to contribution agreements with the contributors. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors have transferred their direct or indirect interests in the property entities to us or our operating partnership (or to a wholly owned subsidiary of our operating partnership) for equity securities, cash and/or the assumption of certain indebtedness. We will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. The contribution agreements contain customary representations and warranties, and are subject to customary closing conditions. The agreements also provide that certain contributors will retain all right, title and interest held by the contributed entities to amounts held in certain cash impound accounts established pursuant to the $54.8 million mortgage loan due 2008 originated by Archon Group, LP which is secured by the Foothills Mall. Under the terms of the agreements, funds held in these accounts accrue interest and will be released or reimbursed to certain contributors promptly upon their release from the impound accounts. At June 30, 2004, the balances in these accounts totaled approximately $7.6 million. See “Benefits To Related Parties.”

In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred in the formation transactions, if those tax liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes, which we refer to as the contributor-guaranteed debt. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% per annum thereafter. In addition, for property sales, the indemnity will cover 100% of their tax liabilities attributable to the built- in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment), but will not apply to any post-contribution appreciation. These tax indemnities would not apply in the event of a tax- deferred disposition of a restricted property if the restricted property is disposed of in a transaction in which no gain is required to be recognized (for example, a Section 1031 like-kind exchange, or a tax-free partnership merger or contribution). However, the tax protection then would apply to the replacement property (or the partnership interest received in the exchange), to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for that property at the time of our formation transactions.

We also have agreed to maintain approximately $10 million of indebtedness, and to offer the contributors the option to guarantee $10 million of the operating partnership’s indebtedness, in order to enable them to continue to defer certain tax liabilities. The obligation to maintain such indebtedness extends to 2013, but will be extended by an additional five years for any contributor that holds (together with his affiliates) at that time at least 25% of the OP units issued to them in the formation transactions. The tax indemnity applies to the gain that would be recognized by the contributors if we were to fail to maintain the contributor-guaranteed debt for the required period.

We do not anticipate that the tax indemnities granted to the contributors will materially affect the way in which we conduct our business. We have no intention to fail to maintain the required amount of contributor-guaranteed debt or to sell or otherwise dispose of the properties or interests therein in taxable transactions that would result in an indemnification requirement under this agreement, and we would expect to implement our strategy to recycle our capital into higher yielding investments with respect to these properties by undertaking Section 1031 like-kind exchanges and other tax-deferred transactions. Nevertheless, if we were to sell any of these properties in transactions that would trigger these tax indemnification obligations, we would be liable for damages in the amount of the tax indemnity described above. In addition, our bylaws and the tax protection agreement provide that property dispositions that would give rise to an indemnification obligation under the tax protection agreement must be approved by the unanimous vote of our independent directors. Finally, we do not expect that the requirement to maintain the contributor-guaranteed debt will materially impair our liquidity or the manner in which we finance our business.

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Employment Agreements

We will enter into an employment agreement with each of our executive officers and certain other members of our senior management team, providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances, as described under “Management—Employment Agreements”.

Repayment of Affiliated Indebtedness and Release of Guarantees

In connection with the formation transactions, we will extinguish an intercompany loan owed to Feldman Partners LLC, an entity owned by Larry Feldman and members of his family, in the amount of $5.5 million. Of this loan, $2.1 million will be converted into equity securities and $3.4 million will be repaid in cash. This loan was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses.

We have a construction loan with Commerce Bank relating to the Harrisburg Mall that has a maximum funding commitment of approximately $43 million, of which the joint venture has borrowed $13.4 million as of March 31, 2004. This loan presently has a limited recourse of $10 million, of which our joint venture partner is liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. We will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If we are unsuccessful in assuming any such recourse liabilities, we will indemnify Larry Feldman with respect to any loss incurred thereto. The terms of this loan are described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources—Harrisburg Mall Loan.”

We expect to cause a contingent personal guaranty previously made by Larry Feldman with respect to the Foothills Mall and other personal guarantees in connection with any other assets being contributed to us (including any loans related thereto) to be released concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify Larry Feldman with respect to any loss incurred pursuant to such guaranty.

Registration Rights Agreement

As holders of OP units and/or common stock, Larry Feldman and our other officers and directors will receive registration rights with respect to shares of our common stock acquired by them in connection with their exercise of redemption/exchange rights under the partnership agreement. See “Shares Eligible For Future Sale—Registration Rights.”

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BENEFITS TO RELATED PARTIES

Benefits to Related Parties

Upon completion of this offering and the formation transactions, certain of our directors, director nominees and members of our senior management will receive material benefits that include:

Larry Feldman or Feldman Partners LLC, an entity owned by Larry Feldman and his family, and affiliates	In the case of Larry Feldman, our Chairman and Chief Executive Officer:

•	shares of common stock and OP units (with a combined aggregate value of $ ) in exchange for ownership interests in certain contributed entities having an aggregate book value attributable to such ownership interests as of
, 2004 of approximately $ ;
•	the release of guarantees to repay indebtedness of approximately $3.7 million or, if the release is not obtained, an indemnity from us;
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us or if we fail to offer the opportunity to guarantee certain indebtedness for tax deferral purposes;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director;
•	repayment of an intercompany loan of approximately $3.4 million due to Feldman Partners LLC, that was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses;
•	the right to receive up to additional OP units for ownership interests contributed as part of the formation transactions upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall;
•	retention of a portion of restricted cash and impound accounts in connection with the formation transactions; and
•	registration rights afforded by the registration rights agreement.

Jim Bourg and affiliates	In the case of Jim Bourg, our Executive Vice President and Chief Operating Officer:

•	OP units (with a combined aggregate value of $) in exchange for ownership interests in certain contributed entities having an aggregate book value attributable to such interests as of, 2004 of approximately $ ;
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us or if we fail to offer the opportunity to guarantee certain indebtedness for tax deferral purposes;

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•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director;
•	the right to receive up to additional OP units for ownership interests contributed as part of the formation transactions upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall;
•	retention of a portion of restricted cash and impound accounts in connection with the formation transactions; and
•	registration rights afforded by the registration rights agreement.

Scott Jensen and affiliates	In the case of Scott Jensen, our Executive Vice President of Leasing:

•	OP units (with a combined aggregate value of $ ) in exchange for ownership interests in certain contributed entities having an aggregate book value attributable to such interests as of, 2004 of approximately $ ;
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us or if we fail to offer the opportunity to guarantee certain indebtedness for tax deferral purposes;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director;
•	the right to receive up to additional OP units for ownership interests contributed as part of the formation transactions upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall;
•	retention of a portion of restricted cash and impound accounts in connection with the formation transactions; and
•	registration rights afforded by the registration rights agreement.

Jeffrey Erhart and affiliates	In the case of Jeffrey Erhart, our Executive Vice President and General Counsel:

•	OP units (with a combined aggregate value of $ ) in exchange for ownership interests in certain contributed entities having an aggregate book value attributable to such interests as of, 2004 of approximately $ ;
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director; and
•	registration rights afforded by the registration rights agreement.

Paul H. McDowell	•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director.

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Bruce E. Moore	•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director.

Lawrence S. Kaplan	•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director.

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POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. Our policies with respect to these activities have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate. We intend to focus on increasing our investments by pursuing targeted acquisitions of underperforming malls. We intend to renovate and reposition our malls in generally attractive markets with strong economic and demographic characteristics. In evaluating future investments in malls, we seek a convenient and easily accessible location with abundant parking facilities, with excellent visibility for our tenants and easy access for shoppers. We will also consider future opportunities to invest in other properties that do not meet our general investment criteria on a case-by-case basis. In evaluating future investments in properties other than malls, we will seek properties or transactions that have unique characteristics that present a compelling case for investment. Examples might include (a) situations in which a key anchor tenant invites us in to acquire and/or redevelop a particular non-mall property, (b) adjacent neighborhood/community centers and/or power centers in close proximity to one of our malls, (c) a portfolio of mall properties which may have other assets included in such portfolio that must be purchased as a package, (d) in some cases the conversion of an acquired mall from an enclosed structure to an open air format, which we refer to as “de-malling” and (e) a corporate acquisition of another company in which a variety of other assets are acquired.

We currently expect to incur additional debt in connection with any future acquisitions of real estate.

We expect to conduct substantially all of our investment activities through our operating partnership and our other affiliates. Our primary investment objectives are to:

•	enhance stockholder value over time by generating strong returns on invested capital;

•	consistently pay attractive distributions to our stockholders;

•	achieve long-term appreciation in the value of our retail property investments; and

•	provide quarterly cash distributions.

          There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or type of retail property. Additional criteria with respect to our retail property investments is described in “Our Business and Properties.”

Investments in Mortgages, Structured Financings and Other Lending Policies. We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. In general, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. In

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any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

Subject to REIT qualification rules and avoidance of the 100% “prohibited transactions tax,” and the agreement of our joint venture partner if we decide to dispose of the Harrisburg Mall, we will consider disposing of properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the historical and anticipated operating performance of the property, the tax consequences of the sale, the opportunities for us to reinvest the sale proceeds and other factors and circumstances surrounding the proposed sale.

Financing Policies

We may incur additional debt in order to fund our redevelopment and acquisition activities. Upon completion of this offering, we expect to have total consolidated indebtedness of approximately $54.8 million on a pro forma basis as of March 31, 2004. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our company as a whole, to generate cash flow to cover expected debt service.

Generally speaking, although we may incur any of the forms of indebtedness described below, initially, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or redevelopment of new properties. We also may incur indebtedness for other purposes when, in the opinion of our board or management, it is advisable to do so. In addition, we may need to borrow to make distributions (including distributions that may be required under the Internal Revenue Code) if we do not have sufficient cash available to make those distributions.

In addition, we may also finance some of our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint venture.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may acquire property in exchange for OP units.

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Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no current intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Stock would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflicts of Interest Policies

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, our direct wholly owned Massachusetts business trust subsidiary, as the general partner of the operating partnership, nor any of our or their trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

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Interested Director and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof. However, such transaction will not be void or voidable only if:

•
the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our operating partnership is formed), we, acting through the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies with Respect to Other Activities

We may, but do not presently intend to, make investments other than as previously described. We have authority to offer shares of our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for property. Similarly, we may offer additional OP units, which are redeemable, in exchange for property. Although we have not made loans to third parties, we may in the future make loans to third parties, including joint ventures in which we participate, subject to the REIT asset test requirements. As described in “Feldman Equities Operating Partnership, LP,” we expect, but are not obligated, to issue shares of our common stock to holders of OP units upon exercise of their respective redemption rights. Our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Stock—Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to be consistent with the requirements of the Internal Revenue Code to qualify as a REIT unless, because of circumstances or changes in the Internal Revenue Code (or the regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to continue to have us qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act of 1940, as amended. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of the stockholders.

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Reporting Policies

Generally speaking, we intend to make available to our stockholders annual audited financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties which the provision of that financing will increase the value to be received by us for the property sold. We and our operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

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PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock, following completion of this offering and the formation transactions, with respect to:

•	each person who is the beneficial owner of more than five percent of our outstanding common stock;

•	each of our directors and our director nominees;

•	each of our named executive officers; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

Shares Beneficially Owned After This Offering(1)

Name and Address (2)	Number	Percentage

Directors, Director Nominees and Executive Officers:
Larry Feldman (3)
Jim Bourg (3)
Scott Jensen (3)
Jeffrey Erhart (3)
Paul McDowell (3)
Larry Kaplan (3)
Bruce Moore (3)
All directors, director nominees and executive officers as a group

5% Stockholders:

None.

*	Less than one percent.
(1)
Assumes           shares of our common stock outstanding immediately after completion of this offering and the formation transactions and the issuance of           shares of common stock upon redemption of all outstanding OP units.

(2)	The address for each of the persons named above is 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012.
(3)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Larry Feldman’s shares are held through Feldman Partners, LLC, an entity owned by Larry Feldman and members of his family.

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DESCRIPTION OF STOCK

The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to           shares of our common stock, $0.01 par value per share, or common stock, and           shares of preferred stock, $           par value per share. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Upon completion of this offering and the formation transactions,            shares of our common stock will be issued and outstanding (          if the underwriters’ over-allotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us. The holders of our common stock are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters (other than certain amendments to the provisions of our charter relating to the removal of directors and amendments) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our stockholders.

Power to Reclassify Unissued Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class

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or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, approve additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than           % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or           % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). We refer to this restriction as the ownership limit. In addition, different ownership limits apply to Larry Feldman, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a purported beneficial transferee if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a purported record transferee if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than (i)      % (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or (ii)      % (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an

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entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own shares constructively in excess of the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limits with respect to a particular stockholder if:

•
our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT;

•
such stockholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, a 10% or greater interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our REIT status.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and certain designated investment entitites, as defined in our charter to include pension funds, mutual funds and certain investment management companies; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five individuals could beneficially own or constructively own in the aggregate, more than 49.9% of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT. A reduced ownership limit will not apply to any person or designated investment entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or designated investment entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.

Our charter provisions further prohibit:

•
any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•
any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to elect to qualify, as a REIT.

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Pursuant to our charter, if any transfer of our common stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions, will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferees will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must,

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on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                .

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CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws and charter provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Pursuant to our bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain business combinations (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder) are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted Larry Feldman, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to

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business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

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•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of the holders of not less than      % of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall only be allowed for cause, (ii) vest in the board the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of not less than a majority of our outstanding shares of common stock to call a special meeting.

Amendment to Our Charter and Bylaws

Except for amendments relating to removal of directors (which require the affirmative vote of the holders of not less than      % of all of the votes entitled to be cast on the matter, which removal shall only be allowed for cause), the restrictions on ownership and transfer of our stock (which require the affirmative vote of the holders of not less than      % of all the votes entitled to be cast on the matter), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter, bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

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Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate us and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

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The partnership agreement provides that we, as general partner through our wholly owned Massachusetts business trust subsidiary, and our officers and directors are indemnified to the fullest extent permitted by law. See “Feldman Equities Operating Partnership, LP—Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the 1933 Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to elect to qualify as a REIT.

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FELDMAN EQUITIES OPERATING PARTNERSHIP, LP

The following is a summary of the material terms of the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” All references to the “general partner” refer to us acting as the general partner of Feldman Equities Operating Partnership, LP through our wholly owned Massachusetts business trust subsidiary.

General; Management

Our operating partnership is a Delaware limited partnership that was formed on           , 2004. Through a wholly owned Massachusetts business trust subsidiary, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.

The limited partners of our operating partnership expressly acknowledged that, as general partner of our operating partnership through a wholly owned Massachusetts business trust subsidiary, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

Management Liability and Indemnification

The general partner of our operating partnership, and its trustees and officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as the general partner, trustee or officer acted in good faith. The partnership agreement provides for indemnification of us, any of our directors, and both our officers or employees or those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders.

The partnership agreement expressly limits our liability by providing that we and our officers and directors are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, and both our officers and employees and those of the operating partnership to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

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Distributions

The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units holding the same class of OP units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for income tax purposes under the Internal Revenue Code and the Treasury regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

Redemption Rights

After the first anniversary of becoming a holder of OP units, each limited partner of our operating partnership and certain transferees will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for cash in an amount equal to the value of their OP units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. Each limited partner may effect a redemption of OP units only once in each fiscal quarter, unless otherwise permitted by us, in our sole and absolute discretion, and may not effect a redemption for less than 1,000 OP units.

Transferability of OP Units

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in the operating partnership unless the holders of limited partners entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in the general partner’s sole discretion. However, Larry Feldman, Jim Bourg, Scott Jensen and Jeff Erhart may transfer their interests, in whole or in part, without the prior consent of the general partner.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, OP units, or in the case of an issuance of preferred stock, preferred OP units with

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designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership through our wholly owned Massachusetts business trust subsidiary, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.

Term

The term of the operating partnership commenced on           , 2004 and will continue until December 31, 2104. However, the operating partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following:

•
the general partner’s bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•	the sale or other disposition of all or substantially all of the general partner’s assets;

•	redemption (or acquisition by us) of all OP units held by the general partner; or

•	an election by the general partner in its capacity as the sole general partner of our operating partnership.

Resale Registration Statement for the Limited Partners of Our Operating Partnership

Subject to certain conditions, we must prepare a registration statement to be filed with the Securities and Exchange Commission to register the resale by the limited partners of our operating partnership holding OP units of any of our securities issued to the limited partners upon a redemption of their OP units. The registration statement must be filed no later than 60 days following the date when we first become eligible for use of a registration statement on Form S-3 and we must use our reasonable best efforts to have it declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by the limited partners of our operating partnership upon redemption of their OP units until (i) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the Securities and Exchange Commission during the period and (ii) the securities of ours are at that time listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. We will use all reasonable efforts to keep any shelf registration statement effective until the third anniversary of the date on which the registration statement becomes effective. We will have the right in our sole discretion, based on valid business purposes, to delay the filing or amendment of the shelf registration statement prior to its effectiveness or, if effective, to suspend the use of this prospectus comprising a part of the shelf registration statement, for a reasonable length of time and from time to time provided that the aggregate number of days in all delay periods occurring in any period of twelve consecutive months shall not exceed 105 days.

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SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering and the formation transactions, based upon an offering at the mid-point of the range of prices set forth on the front cover of this prospectus, we expect to have outstanding            shares of our common stock (           shares if the underwriters’ over-allotment option is exercised in full), including           shares of restricted stock with an approximate value of $    million issued to our officers, directors and other employees.

Of these shares, the           shares sold in this offering (           shares if the underwriters’ over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the 1933 Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the 1933 Act. The remaining            shares issued to our officers, directors and other employees plus any shares purchased by affiliates in this offering and up to            shares of our common stock that may be owned by affiliates upon redemption of OP units (including OP units that may be issued to certain of our affiliates upon the occurence of certain events or the achievements of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall) will be “restricted shares” as defined in Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•
1% of the shares of our common stock then outstanding, which will equal approximately            shares immediately after this offering (approximately            shares if the underwriters’ over-allotment option is exercised in full); or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

We have granted those persons who will receive common stock and OP units in the formation transactions certain registration rights with respect to the shares of our common stock that may be acquired by them in the formation transactions or in connection with the exercise of the redemption/exchange rights under the partnership agreement. These registration rights require us to seek to register all such shares of our common stock no later than 13 months following the completion of this offering and during a period of time that we are eligible to use a registration statement on Form S-3. We will bear expenses incident to our registration requirements under the registration rights, except that such expenses shall not include any out-of-pocket expenses of the persons exercising the redemption/exchange rights or conversion rights or transfer taxes, if any, relating to such shares, any underwriting or brokerage commissions or discounts.

2004 Equity Incentive Plan

We have adopted a 2004 equity incentive plan. The purpose of the 2004 equity incentive plan is to provide us with the flexibility to use stock options and other equity based awards as part of an overall compensation package to provide compensation to attract and retain qualified personnel. Key employees, directors, trustees, officers, advisors, consultants or other personnel of ours and our subsidiaries would be eligible to be granted stock options, restricted stock, phantom stock, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2004 equity incentive plan. As of the date hereof, no grants have been made under this plan.

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We anticipate that we will file a registration statement on Form S-8 with respect to the shares of our common stock issuable under the 2004 equity incentive plan following the consummation of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the 1933 Act unless held by affiliates.

Lock-Up Agreements

Our senior officers and directors, who collectively will own           shares of equity securities in the aggregate following completion of this offering, have agreed that, for a period of 180 days after the date of this prospectus, they will not, without in each case the prior written consent of Friedman, Billings, Ramsey & Co., Inc.:

•
offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement; or

•	make any demand for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

We have agreed that, for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (except a registration statement on Form S-8 relating to the restricted share awards or a registration statement on Form S-4 relating to our acquisition of another entity under the 1933 Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. other than, issuances of our common stock in connection with redemptions of OP units and issuances of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions. The 180-day lock-up period may be extended for up to 15 calendar days plus three business days under certain circumstances where we announce or pre-announce earnings or material news or a material event within 15 calendar days plus three business days prior to, or approximately 16 days after, the termination of the 180-day period. Even under those circumstances, however, the lock-up period will not be extended if we are actively traded, meaning that we have a public float of at least $150 million and average trading volume of at least $1 million per day.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Feldman Mall Properties, Inc. and not its predecessor, subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with our applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR

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PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our initial taxable year ending December 31, 2004. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that beginning with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for the taxable year ended December 31, 2004 and subsequent taxable years. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management and affiliated entities regarding our organization, assets, and present and future conduct of our business operations. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP subsequent to this offering. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification— General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate

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and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to in this prospectus as the 2003 Act, was enacted in May 2003. Among other provisions, the 2003 Act generally lowered the rate at which stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends to a maximum rate of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior years), plus (ii) retained amounts on which income tax is paid at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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•
Pursuant to the contemplated transactions, we will acquire appreciated assets from two corporations that hold direct or indirect interests in the Harrisburg Mall, representing a less than two percent ownership interest in the property, that are not REITs in transactions in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation. We will, therefore, be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

•	We will have taxable REIT subsidiaries or may own interests in other lower-tier entities that are subchapter C corporations, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

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To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

To qualify as a REIT, we cannot have at the end of any taxable year, any undistributed earnings and profits that are attributable to a taxable year in which we or a subsidiary was a non-REIT entity. Although, pursuant to the transactions, the Company will inherit the earnings and profits of two corporations holding interests in the Harrisburg Mall, it is not expected that these corporations will have a meaningful amount of earnings and profits, and the Company intends to eliminate any such earnings and profits by the end of the first taxable year.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or

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indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary, or TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains). If dividends are paid to us by one or more of our TRSs, then a portion of the dividends we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders — Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (i) amounts are received by us for services customarily furnished or rendered by a TRS in connection with the rental of real property; (ii) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (iii) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (iv) rents paid to us by tenants that are not receiving services from the TSR are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (v) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Initially, we expect that we and three of our corporate subsidiaries, including Feldman Equities Management Inc., will make an election for that subsidiary to be treated as a TRS for U.S. federal income tax purposes. In addition, we may form one or more additional corporate subsidiaries in the future and elect for each of them to be treated as a TRS for U.S. federal income tax purposes.

Gross Income Tests

In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross

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income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property and certain payments under certain interest rate hedging instruments.

Rents received by us will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease.

Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants or others through a TRS or an independent contractor without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Finally, rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee, or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

•
charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•
rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•
derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

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We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect, we attach to our U.S. federal income tax return a schedule of the sources of our income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon certain amounts by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and the 10% value test does not apply to “straight debt” having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by us may not

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exceed 20% of the value of our total gross assets. In general, straight debt is a written unconditional promise to pay on demand or at a specific date a fixed principal amount. The interest rate and payment dates must not be contingent on profits or the discretion of the debtor, and the security may not contain a convertibility feature.

If we hold indebtedness from any issuer, including an individual or partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying real estate asset or otherwise satisfies the rules for “straight debt.”

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the after-tax net income, if any, from foreclosure property (as described below), minus

(b)      the sum of specified items of non-cash income that exceeds five percent of our REIT taxable income without regard to the dividends paid deduction and excluding any net capital gain.

These distributions must be paid in the taxable year to which they relate or before the end of January of the following taxable year if such distributions are declared in October, November or December of the taxable year to which they relate and are payable to stockholders of record on a specified date in any such month. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, we may declare a distribution for a taxable year before we timely file our tax return for the year provided such distribution is paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the

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designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year, subject to the discussion above, at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, pursuant to the 2003 Act, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to tenants in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long- term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held “primarily for sale to tenants in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise

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reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when the REIT did not intend to foreclose and the REIT did not know or have reason to know that a default would occur and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions should qualify for purposes of the 95% gross income test, but not the 75% gross income test. Recently proposed legislation, if enacted, would exclude such income from the REIT 95% gross income test altogether, treating it as neither qualifying nor non-qualifying income for purposes of that test, while not changing the treatment as non-qualifying income for purposes of the 75% gross income test. See “—Other Tax Considerations—Legislative or Other Actions Affecting REITs.”

Foreign Investments

To the extent that our company and our subsidiaries hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. Recently proposed legislation, if enacted, would exclude from the 95% income test calculation, but not from the 75% gross income test, foreign currency gains arising from transactions to hedge risks associated with debt incurred to acquire or carry real estate assets. See “—Other Tax Considerations—Legislative or Other Actions Affecting REITs.”

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships. See “—Taxation of the Company—Effect of Subsidiary Entities—Ownership of Partnership Interests” above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

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Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Taxation of the Company—Asset Tests” and “—Taxation of the Company—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Taxation of the Company—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of partnership units held by each such unit holder. Certain limited partners have agreed, or may agree in the future, to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations promulgated under this section of the Code.

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the formation transactions, appreciated property will be contributed to our operating partnership by both (i) us as a result of our contribution to the operating partnership of the Feldman Equities Operating Partnership, LP ownership interests contributed to us by the owners of our contributed entities and (ii) other partners of our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (i) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (ii) taxable income in excess of

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economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations pursuant to the 2003 Act.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect the applicable provisions of the Internal Revenue Code, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held

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for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)      the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

(b)      the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)      the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign C corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion of our distributions will consist of qualified dividend income.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on any such gains and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will, pursuant to the 2003 Act, be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet

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prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may use capital losses to offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under section 501(a) of the Internal Revenue Code, and (iii) that owns more than

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10% of the value of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of such stock and (ii) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated as owned directly by the beneficiaries of such trust for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax unless (i) our common stock constitutes a U.S. real property interest, or USRPI, or (ii) either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such distribution) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on any gain attributable to such distribution). If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits and the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be

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enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Recently proposed legislation, if enacted, would modify the tax treatment of capital gain dividends distributed by REITs to non-U.S. holders. See “—Other Tax Considerations—Legislative or Other Actions Affecting REITs.” Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non- U.S. stockholder will be subject to a 30% tax on such gain).

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect more than 50% of our assets will consist of interests in real property located in the United States.

Still, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will be a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually and constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on such gain.

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Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of any capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted outside the United States through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the legislative proposals described below (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

Recently proposed legislation would modify the tax treatment of capital gain dividends distributed by REITs to non-U.S. stockholders. See “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Capital Gain Dividends.” The proposed legislation would treat capital gain dividends received by a non-U.S. stockholder as not attributable to the sale or exchange of a USRPI, provided that (1) the capital gain dividends are received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividends are received. Another proposal would modify the effect of specified types of hedging income on the REIT 95% gross income requirement. See “—Taxation of the Company—Hedging Transactions” and “—Taxation of the Company—Foreign Investments.” These proposals would apply to taxable years beginning after the date of enactment.

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State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

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ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction.

The Department of Labor, or the DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the 1933 Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the 1933 Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Company expects the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of our common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” We believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

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UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc. and                      are acting as the underwriters. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the shares offered by this prospectus in the amount set forth below:

Underwriter	Number of Shares

Friedman, Billings, Ramsey & Co., Inc.

Total

Each underwriter is obligated to take and pay for all shares of our common stock offered by it (other than those covered by the over-allotment option described below) if any of such shares are taken.

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, severally and not jointly, subject to certain conditions, to purchase all of the shares for which the option is exercised.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to            additional shares of our common stock to cover over-allotments.

Total

	Per Share	No Exercise	Full Exercise

Public offering price
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us

Each of our executive officers and directors has agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by such officer or director, including any interests in the operating partnership, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. We have also agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our 2004 equity incentive plan), without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., except that we may make grants of stock options or stock awards under our 2004 equity incentive plan and issue shares upon exercise of those options and we may issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property or other investments. However, Friedman, Billings, Ramsey & Co., Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The underwriters propose to offer our common stock directly to the public at $          per share and to certain dealers at this price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $           per share to certain other dealers. In connection with this offering, we expect to incur expenses of approximately $    million.

At our request, the underwriters have reserved up to      % of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are

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not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters and their affiliates may provide us with investment banking, financial advisory, or commercial banking services in the future, for which they may receive customary compensation. In this regard, we have agreed, in addition to the items of compensation to be paid to the underwriters in connection with this offering, until the first anniversary of the date of completion of this offering, to offer to appoint Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or placement agent in connection with any public or private offering of our equity securities (excluding OP unit transactions from property sellers) or debt securities (excluding the issuance of mortgage debt).

The underwriters may confirm sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common stock offered by this prospectus.

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We intend to apply to list our shares of common stock on the NYSE under the symbol “FMP.” In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the value and historical performance of our initial properties;

•	the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other web-site maintained by the underwriters or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

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LEGAL MATTERS

Certain legal matters, including our qualification as a real estate investment trust, will be passed upon for us by Clifford Chance US LLP, New York, New York and for the underwriters by King & Spalding LLP. Venable LLP will issue an opinion to us regarding certain matters of Maryland law. Clifford Chance US LLP may rely upon the opinion of Venable LLP, Baltimore, Maryland.

EXPERTS

The balance sheet of Feldman Mall Properties, Inc. as of August 5, 2004 and the consolidated financial statements of Feldman Equities of Arizona, LLC as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and the period from April 1, 2002 to December 31, 2002, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the 1933 Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

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INDEX TO FINANCIAL STATEMENTS

Feldman Mall Properties, Inc. and Subsidiaries:

Unaudited Pro Forma Condensed Consolidated Financial Statements	F-2
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004	F-3
Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2004	F-4
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003	F-5
Notes to Pro Forma Condensed Consolidated Financial Statements	F-6

Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-10
Balance Sheet as of August 5, 2004	F-11
Notes to Balance Sheet	F-12

Feldman Equities of Arizona, LLC (Predecessor Entity):

Report of Independent Registered Public Accounting Firm	F-14
Consolidated Balance Sheets as of March 31, 2004 (unaudited), and December 31, 2003 and 2002	F-15
Consolidated Statements of Operations for the three months ended March 31, 2004 and 2003 (unaudited) and the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002
F-16
Consolidated Statements of Members’ Equity for the three months ended March 31, 2004 (unaudited) and the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002
F-17
Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2003 (unaudited) and the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002
F-18
Notes to Consolidated Financial Statements	F-19

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FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The unaudited pro forma condensed consolidated financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and the year ended December 31, 2003 are presented as if this offering, the formation transactions, and the financing transactions all had occurred on March 31, 2004 for the pro forma condensed consolidated balance sheet and on January 1, 2003 for the pro forma condensed consolidated statements of operations. Additionally, the pro forma condensed consolidated statements of operations are presented as if the investment in the Harrisburg Mall joint venture had been made on January 1, 2003.

The pro forma adjustments reflect acquisition of the minority interest previously held by third parties in the Foothills Mall. Pro forma purchase accounting adjustments are calculated pursuant to the same methodology described in Note 2 of the Consolidated Financial Statements of the Predecessor Entity on page F-20.

The pro forma adjustments do not include adjustments relating to acquisition of any of our option portfolio as it is not currently probable that any of these properties will be acquired by us. We cannot predict when, if at all, these properties will be acquired by us.

The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of the Predecessor Entity, including the notes thereto, included elsewhere in the Prospectus. The pro forma condensed consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of this offering, the formation transactions, the financing transactions and the acquisition of additional interest in the Foothills Mall all had occurred by March 31, 2004 or on the first day of the periods presented; nor do they purport to project our financial position or results of operations as of any future date or for any future period.

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FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2004
(Unaudited)

(amounts in thousands)	Predecessor Historical March 31, 2004 (Unaudited)	This Offering	Acquisition of Minority Interest in Foothills Mall	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma

	A	B	C	D
Assets:
Investments in real estate, net of accumulated depreciation	$51,227						$51,227
Investment in unconsolidated real estate partnership	3,681						3,681
Cash and cash equivalents	2,690	146,163	(4,500)	(159)	(500)	(E)	134,063
				(6,231)	(3,400)	(H)
Restricted cash	8,610						8,610
Rents, deferred rents and other receivables, net of allowance for doubtful accounts	1,718						1,718
Acquired lease rights, net of accumulated amortization	1,076						1,076
Deferred charges, net	1,774		3,555	(292)			5,037
Other assets	407						407

Total Assets	$71,183	$146,163	($945)	($6,682)	($3,900)		$205,819

Liabilities and Owners’/Stockholders’ Equity:
Mortgages and other loans payable	$60,981			(6,231)			$54,750
Due to affiliates	5,700				(3,400)	(H)	202
					(2,098)	(H)
Accounts payable, accrued expenses and other liabilities	1,751						1,751
Acquired lease obligations, net of accumulated amortization	1,546						1,546
Minority interest	945		(945)		14,506	(H)	24,606
					2,300	(G)
					7,800	(J)

Owners’ equity	260			(451)	(7,800)	(J)	—
					(1,500)	(I)
					9,491	(K)

Common stock and additional paid-in capital	—	146,163			(500)	(E)	124,942
					1,978	(F)
					(2,300)	(G)
					(14,506)	(H)
					2,098	(H)
					1,500	(I)
					(9,491)	(K)

Unearned compensation	—				(1,978)	(F)	(1,978)

Total owners’/stockholders’ equity	260	146,163	—	(451)	(23,008)		122,964

Total Liabilities and Owners’/Stockholders’ Equity	$71,183	$146,163	($945)	($6,682)	($3,900)		$205,819

See accompanying notes to pro forma condensed consolidated financial statements

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FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2004
(Unaudited)

(amounts in thousands, except share and per share data)	Predecessor Historical March 31, 2004 (Unaudited)	Acquisition of Minority Interest in Foothills Mall	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma

	AA	BB	CC
Revenue:
Rental	$1,784					$1,784
Tenant reimbursements	1,226					1,226
Management, leasing and development services	233					233
Interest and other income	182					182

Total Revenue	3,425	—	—	—		3,425

Expenses:
Rental property operating and maintenance	1,118					1,118
Real estate taxes	340					340
Interest (including amortization of deferred financing costs)	1,083		(378)			705
Depreciation and amortization	399	222				621
General and administrative	184			164	(DD)	594
				246	(EE)
Other	30					30

Total Expenses	3,154	222	(378)	410		3,408

Equity in earnings of unconsolidated real estate partnership	82					82

Income before minority interest	353	(222)	378	(410)		99
Minority interest	184	(184)		12	(GG)	12

Net income	$169	(38)	378	(422)		$87

Pro forma basic earnings per share
Pro forma diluted earnings per share
Pro forma weighted average common shares outstanding — basic						—
Pro forma weighted average common shares outstanding — diluted						—

See accompanying notes to pro forma condensed consolidated financial statements

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FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(Unaudited)

(amounts in thousands, except share and per share data)	Predecessor Historical December 31, 2003	Acquisition of Minority Interest in Foothills Mall	Financing Transactions	Other Pro Forma Adjustments			Company Pro Forma

	AA	BB	CC
Revenue:
Rental	$6,720						$6,720
Tenant reimbursements	4,446						4,446
Management, leasing and development services	461						461
Interest and other income	67						67

Total Revenue	11,694	—	—	—			11,694

Expenses:
Rental property operating and maintenance	4,193						4,193
Real estate taxes	1,225						1,225
Interest (including amortization of deferred financing costs)	4,904		(959)				3,945
Depreciation and amortization	1,442	889					2,331
General and administrative	672			2,959	(DD	)	4,613
				982	(EE	)
Other	161						161

Total Expenses	12,597	889	(959)	3,941			16,468

Equity in earnings of unconsolidated real estate partnership	197			757	(FF	)	954

Loss before minority interest	(706)	(889)	959	(3,184)			(3,820)
Minority interest	30	(30)		(460)	(GG	)	(460)

Net loss	($736)	(859)	959	(2,724)			($3,360)

Pro forma basic loss per share
Pro forma diluted loss per share
Pro forma weighted average common shares outstanding — basic							—
Pro forma weighted average common shares outstanding — diluted							—

See accompanying notes to pro forma condensed consolidated financial statements

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FELDMAN MALL PROPERTIES, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollar amounts in thousands, except per share data)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet as of March 31, 2004 are as follows:

(A)     Reflects the historical condensed consolidated balance sheet as of March 31, 2004 of Feldman Equities of Arizona, LLC (the Predecessor).

Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed on August 13, 2004, the Operating Partnership will receive a contribution of interests in the Predecessor, which includes the property management, leasing, and real estate development operations in exchange for limited partnership interests in the Operating Partnership.

As of August 13, 2004, Mr. Larry Feldman, Chairman and Chief Executive Officer of the Company, is the ultimate owner of 100% of the Company and a majority of the Predecessor. Upon consummation of this offering, Mr. Feldman will own      % of the Operating Partnership, as a limited partner, and      % shares of the Company’s common stock. There are three other members of management of the Company who are contributing their ownership interests in the Predecessor to the Operating Partnership pursuant to contribution agreements. Collectively, these contributors will own      % of the Operating Partnership, as limited partners, upon consummation of this offering. The exchange of the interests contributed by Mr. Feldman, entities owned by Mr. Feldman, and management will be accounted for as a reorganization of entities under common control; accordingly the contributed assets and assumed liabilities will be recorded at the Predecessor’s historical cost basis.

Upon consummation of this offering and the formation transactions, Feldman Holdings Business Trust I and Feldman Holdings Business Trust II, Massachusetts business trusts owned by the Company, as general and limited partners, will own      % of the Operating Partnership and will have control over major decisions of the Operating Partnership, including decisions related to sale or refinancing of the properties. Accordingly, the Company will consolidate the assets and liabilities of the Operating Partnership in accordance with AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (“SOP 78-9”). As of August 13, 2004, Feldman Holdings Business Trust I owns 0.01% of the Operating Partnership as general partner and Jim Bourg, our Executive Vice President and Chief Operating Officer, and Scott Jensen, our Executive Vice President of Leasing, own 99.99% as limited partners.

In connection with the formation transactions, the Company will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred in the formation transactions if those liabilities are triggered either as a result of a taxable disposition of a property by the Company or if the Company fails to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of the Company’s debt for tax purposes (the “contributor-guaranteed debt”). With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% per annum thereafter. The Company also has agreed to maintain approximately $10 million of indebtedness, and to offer the contributors the option to guarantee $10 million of the Operating Partnership’s indebtedness, in order to enable them to continue to defer certain tax liabilities. The obligation to maintain such indebtedness extends to 2013, but will be extended by an additional five years for any contributor that holds (together with his affiliates) at that time at least 25% of the OP units issued to them in the formation transactions.

In connection with the formation transactions, we will extinguish an intercompany loan owed to Feldman Partners LLC, an entity owned by Larry Feldman and members of his family, in the amount of $5.5 million. Of this loan, $2.1 million will be converted into equity securities and $3.4 million will be repaid in cash. This loan was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses.

The Company has a construction loan with Commerce Bank relating to the Harrisburg Mall that has a maximum funding commitment of $43.06 million, of which the joint venture has borrowed $13.4 million as

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of March 31, 2004. This loan presently has a limited recourse of $10 million, of which our joint venture partner is liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. The Company will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If the Company is unsuccessful in assuming any such recourse liabilities, the Company will indemnify Larry Feldman with respect to any loss incurred thereto.

(B) Sale of shares in connection with this offering:

Proceeds from this offering	$160,000
Less costs associated with this offering ($11,200 of underwriters’ discounts and commissions, $2,637 of other costs)	13,837

Increase to common stock and additional paid in capital	$146,163

(C)     Reflects acquisition of all the minority interests in the Foothills Mall owned by a third party investor. This acquisition is a purchase and will be accounted for at fair value

Cash paid	$4,500
Reversal of minority interest recorded by Predecessor	(945)

Acquisition of minority interest — allocated to in-place lease value	$3,555

(D)     The Company will repay or defease certain mortgage and other indebtedness upon completion of this offering:

	Foothills Mezzanine Loan	Line of Credit	Total

Principal (at March 31, 2004)	$6,201	$30	$6,231
Prepayment penalties	159	—	159

Total	$6,360	$30	$6,390

Write-off of unamortized deferred loan costs	$292	—	$292

(E)     Payment to co-investors for a minority interest in the Harrisburg Mall joint venture.

(F)     Award of unvested restricted stock. The value of the shares will depend on the initial public offering price of our common stock. The stock vests ratably over a 3-year period.

Stock Awarded

Common stock and additional paid-in capital	$1,978

Unearned compensation	($1,978)

(G)     As part of the contribution, merger and related agreements, Jeffrey Erhart made an investment in our Predecessor. He will contribute his interest to us as part of the formation transaction in exchange for OP units. The excess of the value of the OP units over his cash contribution is reflected as compensation expense for accounting purposes in the 2003 pro forma Statement of Operations.

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(H)     Recording of minority interest in the Operating Partnership as a result of issuing            limited partnership units to certain owners of the Predecessor. The balance due to affiliates will be (i) repaid to the extent of $3,400 and (ii) exchanged for operating partnership units included in the above.

Pro forma equity before allocation to minority interest	$139,448
Percentage allocable to minority interest	12.1%

$16,806
Less: minority interest included in (G) above	(2,300)

$14,506

In addition, certain participants have the right to receive additional OP units for ownership interests contributed as part of the formation transactions, upon the achievement of certain performance thresholds relating to the Harrisburg Mall and the Foothills Mall which OP units are not included in the minority interest above.

(I)     To reflect issuance of            shares of common stock at initial public offering price of $      to Larry Feldman as part of formation transaction

Common stock and additional paid-in capital	$1,500

(J)     To reflect obligation to make distributions to certain owners of the Predecessor upon release of funds from restricted cash accounts.

$7,800

(K)     Reclassification of owners’ deficit to common stock and additional paid-in capital

2. Adjustments to the Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003 are as follows:

(AA)     Reflects the Predecessor historical condensed consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003. As discussed in note (A), the interests in the real estate properties contributed by the owners of the Predecessor to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership will be recorded at the Predecessor’s historical cost. As a result, expenses such as depreciation and amortization to be recognized by the Operating Partnership related to the contributed interests are based on the Predecessor’s historical cost of the related assets.

As discussed in note (A), upon consummation of this offering and the formation transactions, the Company will own           % of the Operating Partnership and will have control over major decisions of the Operating Partnership. Accordingly, the Company will consolidate the revenues and expenses of the Operating Partnership. See note (GG) for the pro forma adjustment to allocate           % of the net income of the Operating Partnership to the limited partners of the Operating Partnership.

(BB)     Reflects purchase accounting and elimination entries resulting from acquisition, upon completion of this offering, of the minority interest previously owned by third parties in the Foothills Mall, a consolidated property in the Predecessor’s historical consolidated financial statements. The pro forma adjustments are comprised of the following:

(i)	Increase in amortization of in-place lease value resulting from purchase accounting adjustment.

(ii)	Elimination of allocation of income to minority investor.

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(CC)     Decrease interest expense as a result of the repayment of certain indebtedness and advances from the proceeds of the offering.

For the three months ended March 31, 2004:
Foothills Mall (1)	Interest related to mezzanine loan to be repaid	($165)
	Related amortization of deferred financing costs	(16)
Due to Affiliates (2)	Interest related to advances to be repaid or converted to equity	(197)

		($378)

For the year ended December 31, 2003:
Line of Credit (3)	Interest related to borrowings to be repaid	($1)
Foothills Mall (1)	Interest related to mezzanine loan to be repaid	(194)
	Related amortization of deferred financing costs	(53)
Due to Affiliates (2)	Interest related to advances to be repaid or converted to equity	(711)

		($959)

(1)	Amounts represent historical interest and amortization of mezzanine loan costs.
(2)	Amounts represent historical interest expense on advances due to an affiliate at a rate of 15% per annum.
(3)	Amounts represent interest at the prime rate plus 1.50% per annum.

(DD)     Record compensation expense related to:

	Three months ended 3/31/04	Year ended 12/31/2003

Issuance of OP units to Jeffrey Erhart	$—	$2,300
Stock awards that vest during the period	164	659

	$164	$2,959

(EE)     Increase in general and administrative expenses as a result of becoming a self-administered REIT and a public company

	Three months ended 3/31/04	Year ended 12/31/2003

Incremental salaries and guaranteed bonuses based on employment agreements for senior management who were hired as a result of becoming a public company or existing management who will have new employment contracts	$186	$742
Estimate of annual director and committee fees and expenses for three independent directors, at $240 per year	60	240

	$246	$982

(FF)     Recognized equity in earnings of unconsolidated real estate partnership for the period January 1, 2003 to September 29, 2003 as if we had acquired our 25% interest on January 1, 2003.

(GG)     Allocate minority interest in net income (loss) of the Operating Partnership as a result of issuing limited partnership units in the Operating Partnership to certain former owners of the Predecessor:

	Three months ended 3/31/04	Year ended 12/31/2003

Total income (loss) before allocation to minority interest	$99	$(3,820)
Percentage allocable to minority interest	12.1%	12.1%

	$12	$(460)

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Feldman Mall Properties, Inc.:

We have audited the accompanying balance sheet of Feldman Mall Properties, Inc. as of August 5, 2004. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Feldman Mall Properties, Inc. as of August 5, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
August 5, 2004

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FELDMAN MALL PROPERTIES, INC.

BALANCE SHEET
August 5, 2004

Assets:
Cash	$1,000

Total Assets	$1,000

Stockholder’s equity
Common stock, $.01 par value; 1,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in-capital	999

Total Stockholder’s Equity	$1,000

See accompanying notes to balance sheet.

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FELDMAN MALL PROPERTIES, INC.

NOTES TO BALANCE SHEET
August 5, 2004

(1)	Organization and Description of Business

Feldman Mall Properties, Inc. (the Company) was incorporated in Maryland on July 14, 2004. The Company will file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the Offering) of common stock. Through two wholly owned Massachusetts business trust subsidiaries, the Company will be the owner and sole general partner of Feldman Equities Operating Partnership, LP (the Operating Partnership), which will be formed in anticipation of the Offering. The Operating Partnership will be the sole owner of Feldman Equities Management, Inc. (the Services Company), which will be formed prior to the Offering. The Company, the Operating Partnership and the Services Company are formed to continue to operate and expand the business of Feldman Equities of Arizona, LLC (the Predecessor). The Predecessor is engaged in the business of owning, managing, leasing, acquiring, and renovating retail shopping malls. None of the Company, the Operating Partnership and the Services Company have had any operations. The operations are planned to commence upon completion of the Offering.

Concurrent with the Offering, the Company, the Operating Partnership and the Services Company, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

The operations of the Company will be carried on primarily through the Operating Partnership and its wholly owned subsidiary, the Services Company. The Company will hold a majority interest in the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which are to be executed prior to the Offering, the Operating Partnership will receive a contribution of direct and indirect interests in certain of the properties, as well as certain assets of the management, leasing and real estate development operations of the Predecessor, in exchange for units. The Operating Partnership may acquire additional interests in certain properties from unaffiliated third parties, to be paid in cash. In connection with the formation transactions the Operating Partnership will assume debt and other obligations. The value of the units that the Operating Partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common stock. The Company will be fully integrated, self-administered, and self-managed.

(2)	Summary of Significant Accounting Policies

The accompanying balance sheet has been prepared on the accrual method of accounting in accordance with the US generally accepted accounting principles.

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(3)	Income Taxes

As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

(4)	Offering Costs

In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
Feldman Equities of Arizona, LLC:

We have audited the accompanying consolidated balance sheets of Feldman Equities of Arizona, LLC and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2003, and the period from April 1, 2002 (date of inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Feldman Equities of Arizona, LLC and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003 and the period from April 1, 2002 to December 31, 2002, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
August 5, 2004

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FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2004 (Unaudited)	December 31, 2003	December 31, 2002

	(amounts in thousands)
Assets:
Investments in real estate, net of accumulated depreciation	$51,227	$50,473	$48,729
Investment in unconsolidated real estate partnership	3,681	3,808	—
Cash and cash equivalents	2,690	3,977	346
Restricted cash	8,610	8,095	3,424
Rents, deferred rents and other receivables, net of allowance for doubtful accounts	1,718	1,240	579
Acquired lease rights, net of accumulated amortization	1,076	1,145	1,488
Deferred charges, net	1,774	1,799	1,858
Other assets	407	239	1,847

Total Assets	$71,183	$70,776	$58,271

Liabilities and Members’ Equity:
Mortgages and other loans payable	$60,981	$61,278	$46,528
Due to affiliates	5,700	5,533	4,772
Accounts payable, accrued expenses and other liabilities	1,751	1,511	1,547
Acquired lease obligation, net of accumulated amortization	1,546	1,601	1,833

Total liabilities	69,978	69,923	54,680
Minority interest	945	762	2,764
Members’ equity	260	91	827

Total Liabilities and Members’ Equity	$71,183	$70,776	$58,271

See accompanying notes to consolidated financial statements.

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FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2004 (Unaudited)	Three Months Ended March 31, 2003 (Unaudited)	Year Ended December 31, 2003	Period from April 1, 2002 (date of inception) to December 31, 2002

	(amounts in thousands)
Revenue:
Rental	$1,784	$1,868	$6,720	$4,881
Tenant reimbursements	1,226	1,111	4,446	3,385
Management, leasing and development services	233	105	461	248
Interest and other income	182	45	67	51

Total Revenue	3,425	3,129	11,694	8,565

Expenses:
Rental property operating and maintenance	1,118	1,000	4,193	2,950
Real estate taxes	340	310	1,225	1,017
Interest (including amortization of deferred financing costs)	1,083	1,026	4,904	3,264
Depreciation and amortization	399	358	1,442	964
General and administrative	184	101	672	1,218
Other	30	35	161	249

Total Expenses	3,154	2,830	12,597	9,662

Equity in earnings of unconsolidated real estate partnership	82	—	197	—

Income (loss) before minority interest	353	299	(706)	(1,097)
Minority interest	184	173	30	107

Net income (loss)	$169	$126	($736)	($1,204)

See accompanying notes to consolidated financial statements

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FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(amounts in thousands)

Balance at April 1, 2002 (date of inception)	$—
Capital contributed	2,031
Net loss	(1,204)

Balance at December 31, 2002	827
Net loss	(736)

Balance at December 31, 2003	91
Net income (unaudited)	169

Balance at March 31, 2004 (unaudited)	$260

See accompanying notes to consolidated financial statements

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FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2004 (Unaudited)	Three Months Ended March 31, 2003 (Unaudited)	Year Ended December 31, 2003	Period from April 1, 2002 (date of inception) to December31, 2002

	(amounts in thousands)
Cash Flows From Operating Activities:
Net income (loss)	$169	$126	($736)	($1,204)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	399	358	1,442	964
Amortization of deferred financing costs	39	154	860	460
Provision for doubtful accounts	57	—	258	28
Minority interest	184	173	30	107
Equity in earnings of unconsolidated real estate partnership	(82)	—	(197)	—
Net change in revenue related to acquired lease rights/obligations	14	28	111	34
Changes in operating assets and liabilities:
Rents, deferred rents and other receivables	(535)	(303)	(925)	(607)
Restricted cash relating to operating activities	(361)	(353)	43	(492)
Other deferred costs	(53)	—	(100)	(107)
Other assets	(177)	32	8	(216)
Accounts payable, accrued expenses and other liabilities	240	217	(36)	1,547

Net cash provided by (used in) operating activities	(106)	432	758	514

Cash Flows From Investing Activities:
Investment in unconsolidated real estate partnership	209	—	(3,611)	—
Real estate acquisitions	—	—	—	(54,383)
Expenditures for real estate improvements	(1,106)	(458)	(3,027)	(367)
Cash proceeds from sale of pads	—	850	1,600	2,755
Change in restricted cash relating to investing activities	(150)	352	(1,606)	(2,536)

Net cash provided by (used in) investing activities	(1,047)	744	(6,644)	(54,531)

Cash Flows From Financing Activities:
Repayment of mortgage payable	—	—	(43,500)	—
Proceeds from mortgage payable	—	—	54,750	43,500
Repayment of notes payable	(249)	(1,308)	(3,028)	—
Proceeds from notes payable	—	—	6,450	3,028
(Decrease) increase in revolving line of credit borrowings	(48)	—	78	—
Increase in due to affiliates	167	209	761	4,772
Change in restricted cash relating to financing activities	(4)	59	(3,108)	(396)
Payment of deferred financing costs	—	—	(854)	(1,229)
Capital contributions	—	—	—	2,031
Contributions from minority interest	—	—	—	2,657
Distributions to minority interest	—	—	(2,032)	—

Net cash provided by (used in) financing activities	(134)	(1,040)	9,517	54,363

Net change in cash and cash equivalents	(1,287)	136	3,631	346
Cash and cash equivalents, beginning of period	3,977	346	346	—

Cash and cash equivalents, end of period	$2,690	$482	$3,977	$346

Supplemental Disclosures of Cash Flow Information: Cash paid during the period for interest, net of amounts capitalized	$898	$706	$3,375	$2,264

See accompanying notes to consolidated financial statements.

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

1. Organization and Description of Business

Feldman Equities of Arizona LLC (the “Company”) was organized under the laws of the state of Arizona on April 1, 2002. The Company, its affiliates and subsidiaries are principally engaged in the acquisition and management of retail malls. Tenants include national and regional retail chains as well as local retailers. As of March 31, 2004 and December 31, 2003 and 2002, members of the Company and their respective percentage interests are Feldman Partners, LLC (an entity controlled by Mr. Larry Feldman) 70%, Mr. Jim Bourg 15%, and Mr. Scott Jensen 15%.

The Company commenced operations on April 1, 2002 and is to continue until such time as it shall be terminated pursuant to the Operating Agreement or by law.

Each member’s liability for the debts and obligation of the Company shall be limited as set forth in Arizona law and other applicable law.

Concurrent with the consummation of an initial public offering (the Offering) of the common stock of Feldman Mall Properties, Inc. (the REIT), which is expected to be completed in 2004, the REIT and a newly formed majority-owned limited partnership, Feldman Equities Operating Partnership, LP (the Operating Partnership), together with the partners and members of the affiliated partnerships and limited liability companies of the Company and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Company, (ii) enable the REIT to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The REIT, through a wholly owned Massachusetts business trust, will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of the Company and the Operating Partnership, which are to be executed in 2004, the Operating Partnership will receive a contribution of interests in the real estate properties, as well as the property management, leasing, and real estate development operations of Feldman Equities Management LLC, in exchange for units of limited partnership interest in the Operating Partnership and/or cash and the assumption of debt and other specified liabilities. The REIT will be fully integrated, self-administered and self-managed.

The real estate entities included in the accompanying consolidated financial statements have been consolidated for only the periods that such entities were under control by the Company. The equity method of accounting is utilized to account for investments in real estate entities over which the Company has significant influence, but not control over major decisions including the decision to sell or refinance the properties. The accompanying consolidated financial statements do not include investments in real estate entities owned by Mr. Feldman that will not be contributed to the Operating Partnership upon consummation of the Offering.

Feldman Equities Management, LLC (a wholly owned subsidiary of the Company) provides property management, leasing, and real estate development services to the real estate entities invested in by the Company and to affiliates of the owners of the Company.

As of December 31, 2003, the Company was invested in two real estate properties: a majority, controlling interest in the Foothills Mall in Tucson, Arizona acquired in April 2002; and a minority

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

1. Organization and Description of Business — (Continued)

ownership interest in a partnership owning the Harrisburg Mall in Harrisburg, Pennsylvania acquired in September 2003.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual method of accounting in accordance with U.S. generally accepted accounting principles.

Principles of Consolidation and Equity Method of Accounting

The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries which are wholly owned, and all partnerships in which the Company has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluates its investments in partially-owned entities in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a “variable interest entity,” or a “VIE,” and that the Company is the “primary beneficiary” as defined in FIN 46R, the Company accounts for such investment as if it were a consolidated subsidiary.

For a joint venture investment which is not a VIE or in which the Company is not the primary beneficiary, the Company follows the accounting set forth in AICPA Statement of Position No. 78-9 — Accounting for Investments in Real Estate Ventures (“SOP 78-9”). In accordance with this pronouncement, investments in joint ventures are accounted for under the equity method when our ownership interest is less than 50% and we do not exercise direct or indirect control. Factors that we will consider in determining whether or not we exercise control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representation and authority and other contractual rights of our partners. To the extent that we are deemed to control these entities, these entities are consolidated.

The Company has determined that the Foothills Mall and the Harrisburg Mall joint ventures are not VIEs. It consolidates the entity owning the Foothills Mall as it is the majority owner and exercises control over all significant decisions. It accounts for its investments in the Harrisburg Mall partnership under the equity method of accounting as the other limited partners have important rights as defined in SOP 78-9. This investment is recorded initially at cost and subsequently adjusted for equity in earnings or losses and cash contributions and distributions.

On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investment in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. They also affect reported amounts of

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of investments in real estate, valuation allowance of receivables and acquired lease rights and obligations. Actual results could differ from those amounts.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flow, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

Revenue Recognition and Tenant Receivables

Base rental revenues from rental retail property are recognized on a straight-line basis over the noncancelable terms of the related leases, which are all accounted for as operating leases. As of March 31, 2004 (unaudited), and December 31, 2003 and 2002, approximately $699, and $579 and $290, respectively, has been recognized as straight-line rents receivable (representing the current net cumulative rents recognized prior to the date when billed and collectible as provided by the terms of the lease). These amounts are included in deferred rents receivable in the accompanying consolidated financial statements. “Percentage rent” or rental revenue which is based upon a percentage of the sales recorded by the Company’s tenants is recognized in the period such sales were earned by the respective tenants.

Reimbursements from tenants related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenue, based on a predetermined formula, in the period the applicable costs are incurred. Lease termination fees, which are included in interest and other income in the accompanying consolidated statements of operations, are recognized when the related leases are cancelled, the tenant surrenders the space, and the Company has no continuing obligation to provide services to such former tenants.

The Company’s other source of revenues comes from the provision of management services to third parties, including property management, brokerage, leasing and development. Management fees generally are a percentage of cash receipts from managed property and are recorded when earned as services are provided. Leasing and brokerage fees are earned and recognized upon the consummation of new leases. Development fees are earned and recognized over the time period of the development activity. These activities are referred to as “management, leasing and development services” in the consolidated statements of operations.

Additionally shortly after the acquisition of the Foothills Mall, the Company sold parcels of land (pads) to third parties. Revenue is recognized in the period the sale is consummated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 66. There was no profit or loss on such sales in 2003 or 2002.

The Company provides an allowance for doubtful accounts against the portion of tenant receivables which is estimated to be uncollectible. Management of the Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Tenant receivables in the accompanying consolidated balance sheets are shown net of an allowance for doubtful accounts of $343, and $286 and $28 at March 31, 2004 (unaudited), and December 31, 2003 and 2002, respectively.

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

Activity in the allowance for doubtful accounts follows:

Balance at April 1, 2002 (date of inception)	$—
Provision	28

Balance at December 31, 2002	28
Provision	258

Balance at December 31, 2003	286
Provision (unaudited)	57

Balance at March 31, 2004 (unaudited)	$343

Deferred Charges

Deferred leasing commissions, acquired in-place lease value, and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

Real Estate and Depreciation

Real estate is stated at historical cost, less accumulated depreciation. The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 39 years. Tenant improvements are being depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is being depreciated on an accelerated basis over the estimated useful lives of 5 to 7 years.

It is the Company’s policy to capitalize interest, real estate taxes and salaries related to properties under redevelopment and to depreciate these costs over the life of the related assets. $39 of interest was capitalized in the three months ended March 31, 2004 (unaudited). No interest was capitalized in 2003 and 2002.

Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets

The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicated the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate and investment in unconsolidated real estate partnership has occurred.

Purchase Accounting for Acquisition of Interests in Real Estate Entities

The Company allocates the purchase price of properties to tangible and identified intangible assets acquired based on their fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. The fair value of the tangible assets of an acquired property

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

(which includes land, building and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in acquired lease rights in the accompanying consolidated balance sheets) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligation in the accompanying consolidated balance sheets) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. The Company’s leases do not currently include fixed-rate renewal periods.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities acquired by the Company because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to the real estate property, which the Company acquired on April 10, 2002. The Company acquired a majority interest of the partnership which purchased the Foothills Mall in the Tuscon, Arizona area. The results of operations of the Foothills Mall are included in the accompanying consolidated statements of operations of the Company since April 10, 2002. The purchase price of the property, including acquisition costs, was $54,383. The fair value of the real estate acquired was allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships if any, based in each case on their fair values.

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

The following are the amounts assigned to each major asset and liability caption at the acquisition date:

Land	$11,447
Building and improvements	42,111
Acquired lease rights(1)	1,786
Acquired lease obligations(1)	(2,097)
In-place lease value(1)	1,136

(1)	These intangibles are being amortized over the remaining lease terms. The weighted average remaining lease terms are 7.6 years, 10 years and 10.4 years, respectively.

Income Taxes

The Company and its subsidiaries are limited liability companies or limited liability partnerships. As a result, no federal or state income tax expense was recorded as the items of income and expenses are reported on the respective members’/partners’ individual tax returns.

Unaudited Interim Consolidated Financial Information

The consolidated financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

3. Restricted Cash

Restricted cash includes escrowed funds and other restricted deposits in conjunction with the Company’s loan agreements.

4. Real Estate

Following is certain information related to the Company’s investments in real estate as of December 31, 2003:

Foothills Mall

Initial cost of the acquired or purchased property:
Land	$11,447
Buildings and improvements	42,111

Cost capitalized subsequent to acquisition:
Improvements	3,372
Land sold	(4,355)

Total Costs:
Land	7,092
Buildings and improvements	45,483
Accumulated depreciation	(2,102)

Date of acquisition	4/10/2002

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

4. Real Estate — (Continued)

At March 31, 2004 (unaudited) and December 31, 2003 and 2002, real estate consists of the following:

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)

Buildings and improvements	$46,589	$45,483	$42,534
Land	7,092	7,092	7,014

Total investments in real estate	53,681	52,575	49,548
Accumulated depreciation	(2,454)	(2,102)	(819)

Net investments in real estate	$51,227	$50,473	$48,729

The following tables reconcile the historical cost of the Company’s investments in real estate and accumulated depreciation for each period from April 1, 2002 to March 31, 2004 (unaudited).

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)

Real Estate:
Balance, beginning of the period	$52,575	$49,548	$—
Acquisition of mall property	—	—	53,536
Additions during the period	1,106	3,027	367
Sale of pads during the period	—	—	(2,755)
Pads transferred to held for sale (included in other assets)	—	—	(1,600)

Balance, end of period	$53,681	$52,575	$49,548

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)

Accumulated Depreciation:
Balance, beginning of the period	$2,102	$819	$—
Depreciation during the period	352	1,283	819

Balance, end of period	$2,454	$2,102	$819

5. Deferred Charges

At March 31, 2004 (unaudited), December 31, 2003 and 2002, deferred charges consist of the following:

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)

Deferred financing costs	$789	$789	$1,229
Deferred leasing costs	260	198	98
Acquired in-place leases	1,136	1,136	1,136

Total	2,185	2,123	2,463
Less: Accumulated amortization	(411)	(324)	(605)

Net	$1,774	$1,799	$1,858

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

6. Mortgage and Other Loans Payable

At March 31, 2004 (unaudited) and December 31, 2003 and 2002, mortgages and other loans payable consist of the following:

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)

Mortgage Loan Payable — Archon Financial L.P. interest only at 5.09% payable monthly, due November 1, 2008, secured by the real estate	$54,750	$54,750	$—
Note Payable — Massachusetts Mutual Life Insurance Company with interest at 10.5%, principal and interest payable monthly beginning January, due December 1, 2008 secured by the Company’s interest in the property	6,201	6,450	—
Line of Credit — Marshall & Isley Bank $2,500 line of credit interest only at prime plus 1.5% payable monthly, secured by the members’ interests in the Company	30	78	—
Mortgage Loan Payable — Orix Capital Market, LLC, with interest at the LIBOR rate plus 3.4%, paid in full in 2003	—	—	43,500
Note Payable — NY Life with interest at 13.5%, paid in full in 2003	—	—	3,028

Total	$60,981	$61,278	$46,528

The following is a schedule of future maturities of the mortgage and other loans payable at December 31, 2003:

Year

2004	$1,113
2005	1,149
2006	1,276
2007	1,417
2008	56,323

$61,278

The terms of the mortgage and mezzanine loan do not permit the Company to prepay the loans during the specified lockout periods.

Larry Feldman has made certain guarantees with respect to each of the Company’s and joint venture’s mortgage loans that are outstanding as of March 31, 2004 and December 31, 2003.

In accordance with the mortgage loan agreement in effect as of December 31, 2003, all cash receipts of the Foothills Mall are deposited directly into restricted lockbox accounts. These receipts are then allocated and held in restricted cash accounts in accordance with the cash management agreements, which are part of the loan agreements.

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

6. Mortgage and Other Loans Payable — (Continued)

In October of 2003, the Company repaid its original mortgage and mezzanine loans payable in the amounts of $43,500 and $3,028 respectively, secured by the Foothills Mall in Tucson, Arizona, with the proceeds of borrowings from Archon Financial L.P.

In April 2003, the Company entered into a revolving line of credit agreement with M&I Marshall & Isley Bank in the maximum amount of $2,500. This line of credit is secured by, among other things, a pledge of the members’ interests in the Company and by a joint and several guaranty of Larry Feldman, and matures in April 2005. In June 2004, the agreement was amended to increase the amount available under the line of credit to $4,000.

7. Related Party Transactions

As of March 31, 2004 (unaudited) and December 31, 2003 and 2002, $5,498, $5,331 and $4,772 respectively, included in due to affiliates in the accompanying consolidated balance sheets represent advances and related accrued interest due to Feldman Partners LLC, the majority owner of the Company. The advances were made to fund the Company’s investment in the Foothills Mall and to reimburse Feldman Partners LLC for certain salary and overhead costs. These costs amounted to $131 and $85 for the three months ended March 31, 2004 and 2003 (unaudited); $342 for the year ended December 31, 2003 and $144 for the period April 1, 2002 to December 31, 2002, respectively. The operating agreement of the Company provides that such advances made by its members shall bear interest at a rate of 15% per annum, are unsecured and are to be repaid before any other distribution to any member. The interest expense on such advances amounted to $197 and $177 for the three months ended March 31, 2004 and 2003 (unaudited), respectively, $711 for the year ended December 31, 2003, and $356 for the period from April 1, 2002 to December 31, 2002.

The balance of due to affiliates represents non-interest bearing advances to the Company’s unconsolidated real estate partnership and other affiliated entities due upon demand.

Also included in the 2002 general and administrative expense was approximately $906 of general, administrative and abandoned project costs incurred by Feldman Partners LLC or by Larry Feldman prior to April 2002 in connection with the formation of the Company, which the members agreed would be reimbursed to him, and included in his contribution to capital.

Since September 2003, the Company provides certain property management, leasing and development services to its unconsolidated real estate partnership for an annual management fee of 3.5% of gross receipts, as defined by their agreement. In addition, the Company earns brokerage commission fees as a percentage of contractual rents on new leases and lease renewals. Total fees earned from such partnership aggregated $67 and $64 for the three months ended March 31, 2004 (unaudited) and for the year ended December 31, 2003, respectively. These fees are recorded in management, leasing and development services on the accompanying consolidated statements of operations.

8. Rentals Under Operating Leases

The Company receives rental income from the leasing of retail shopping center space under operating leases. The Company recognizes income from its tenant operating leases on a straight-line basis over the respective lease terms and, accordingly, rental income in a given period will vary from actual contractual rental amount due as reduced by amortization of capitalized above-market lease values. Amounts included in tenant receivables based on recording lease income on the straight-line basis for the three months ended March 31, 2004 and 2003 (unaudited), and the year ended December 31, 2003, and the period from April 1, 2002 to December 31, 2002 was $120 and $49, and $289 and $290, respectively.

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

8. Rentals Under Operating Leases — (Continued)

The minimum future base rentals under non-cancelable operating leases as of December 31, 2003 are as follows:

Year ending December 31,
2004	$5,650
2005	5,488
2006	5,344
2007	5,039
2008	3,989
Thereafter	18,126

Total future minimum base rentals	$43,636

Minimum future rentals do not include amounts which are payable by certain tenants based upon certain reimbursable shopping center operating expenses. The tenant base includes national and regional chains and local retailers, and consequently, the Company’s credit risk is concentrated in the retail industry. One tenant (movie theater) accounted for more than 10% of the Company’s rental revenues in each period. Rental income collected from this tenant aggregated $208 for each of the three month periods ended March 31, 2004 and 2003 (unaudited) and $833 and $581 for the year ended December 31, 2003 and for the period April 1, 2002 to December 31, 2002, respectively.

9. Commitment and Contingencies

In the normal course of business, the Company becomes involved in legal actions relating to the ownership and operations of its properties and the properties it manages for third parties. In management’s opinion, the resolutions of these legal actions are not expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

Pursuant to signed leases as of March 31, 2004, the Company also has commitments to make tenant improvements and other capital expenditures in the amount of approximately $1,200 (unaudited).

The Company sponsors a 401(k) plan for its employees. The employer made no contributions for 2004, 2003, or 2002.

10. Investment in Unconsolidated Real Estate Partnerships

The Company has an approximately 24% limited partnership interest in Feldman Harrisburg Limited Partnership LP (the Partnership), a 1% partnership interest in Feldman Equity GP, Inc. and a 1% interest in Feldman Harrisburg GP, Inc. The Partnership purchased a 900,000 square foot regional mall in Harrisburg, Pennsylvania on September 30, 2003. Summarized financial information as of March 31, 2004 (unaudited) and December 31, 2003 for these investments, which are accounted for by the equity method is as follows:

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FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

10. Investment in Unconsolidated Real Estate Partnerships — (Continued)

	March 31 2004 (Unaudited)	December 31, 2003

Investment in real estate	$17,871	$17,717
Receivables including deferred rents	537	501
Other assets	13,307	13,526

Total assets	$31,715	$31,744

Loan payable	$13,388	$13,388
Other liabilities	2,770	3,125
Owners’ equity.	15,557	15,231

Total liabilities and owners’ equity	$31,715	$31,744

The Company’s share of owners’ equity	$3,681	$3,808

	Three months ended March 31, 2004 (Unaudited)	Period September 30, 2003 to December 31, 2003

Revenue	$2,167	$2,570
Operating and other expenses	1,036	1,165
Interest expense (including the amortization of deferred financing costs)	266	153
Depreciation and amortization	339	245
Others	200	216

Net income	$326	$791

The Company’s share of net income	$82	$197

The Harrisburg Mall was purchased with (i) the proceeds of a construction loan, secured by the mall property and an assignment of rents and leases, and (ii) cash contributions from the Company and its joint venture partner. The construction loan, as amended in December 2003, permits the Partnership to draw up to $43,060, and bears interest initially at LIBOR plus 3.25%. The loan is interest-only and matures on December 31, 2005. The loan is recourse to Larry Feldman to the extent of $3,700, and to the joint venture partner to the extent of $6,300. The balance outstanding under the loan was $13,388 at each of March 31, 2004 (unaudited) and December 31, 2003, and the Partnership intends to continue to draw down the loan to fund its capital expenditure commitments, which were $29,798 at March 31, 2004 (unaudited).

On July 19, 2004, the Company entered into an agreement with its joint venture partner providing the Company with the option to purchase all of the partnership interests of its joint venture partner, at any time within one year, for an amount of $27,600 in cash.

11. Fair Value of Financial Instruments

As of March 31, 2004 (unaudited) and December 31, 2003 and 2002, the fair values of the Company’s mortgage and other loans payable are approximately the carrying values as the terms are similar to those currently available to the Company for debt with similar risk and the same remaining maturities. The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due to affiliates, and accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.

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No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Until           , 2004 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          Shares

Common Stock

[LOGO]

Feldman Mall Properties, Inc.

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

     , 2004

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$23,313
NASD filing fee		*
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer Agent and Registrar fees		*
Federal and state taxes		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties.

At our request, the underwriters have reserved up to      % of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of this offering.

Item 33. Recent Sales of Unregistered Securities.

Prior to or concurrently with the closing of this offering, Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing and Jeffrey Erhart, our Executive Vice President and General Counsel, and their respective affiliates will, pursuant to contribution and related agreements, contribute their ownership interests in Feldman Equities of Arizona, LLC, and its subsidiaries and affiliates to our company and/or our operating partnership in exchange for an aggregate of            shares of common stock and            OP units, issued by us and/or our operating partnership.

The common stock and OP units described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active

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and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of the company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of the company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the company to indemnify and advance expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.

Maryland law requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in the right of the company or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, certain persons, including directors of our company, officers or employees of the operating partnership and our company are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Feldman Equities Operating Partnership LP, the partnership in which we serve as a general partner through a wholly owned Massachusetts business trust subsidiary.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

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Item 36. Financial Statements and Exhibits.

(a)      Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)      Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit

1.1*	Underwriting Agreement by and among Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP, and Friedman, Billings, Ramsey & Co., Inc.
3.1*	Amended and Restated Articles of Incorporation of Feldman Mall Properties, Inc.
3.2*	Amended and Restated Bylaws of Feldman Mall Properties, Inc.
3.3*	Amended and Restated Agreement of Limited Partnership of Feldman Equities Operating Partnership, LP.
3.4*	Declaration of Trust of Feldman Holdings Business Trust I.
3.5*	Declaration of Trust of Feldman Holdings Business Trust II.
3.6*	Amended and Restated Operating Agreement of Feldman Equities of Arizona, LLC, dated as of , by and between Feldman Partners, LLC, Feldman Equities Operating Partnership, LP, Lawrence Feldman, Jeffrey Erhart and Edward Feldman.
5.1*	Opinion of Venable LLP.
8.1*	Tax Opinion of Clifford Chance US LLP.
10.1*	Registration Rights Agreement, dated , 2004, by and among Feldman Mall Properties, Inc. and the parties listed on Schedule I thereto.
10.2*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Lawrence Feldman.
10.3*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and James Bourg.
10.4*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Scott Jensen.
10.5*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Jeffrey Erhart.
10.6*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and .
10.7*	Subscription Agreement, dated , 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Equities of Arizona, LLC and Feldman Mall Properties, Inc.
10.8*	Contribution Agreement, dated as of , 2004, by and between James Bourg, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.9*	Irrevocable Contribution Agreement, dated as of , 2004, by and between Lawrence Feldman, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I, Feldman Mall Properties, Inc. and Feldman Equities of Arizona, LLC.
10.10*	Contribution Agreement, dated as of , 2004, by and between Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.11*	Contribution and Subscription Agreement, dated as of , 2004, by and between Jeffrey Erhart and Feldman Equities of Arizona, LLC.
10.12*	Dubin Ownership Interest Assignment Agreement, dated as of , 2004, by and between Dennis Dubin, Mildred Dubin and Feldman Equities of Arizona, LLC.
10.13*	Ash Ownership Interests Assignment Agreement, dated as of , 2004, by and among Ash Foothills Investors, LLC, Bruce Ash, Paul Ash and Feldman Equities of Arizona, LLC.
10.14*	Merger Agreement, dated as of , 2004, by and between Feldman Equities General Partner Inc., Feldman Equities General Partner Merger Inc., Feldman Equities Partners, LLC and Feldman Mall Properties, Inc.

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10.15*	FHGP Merger Agreement, dated as of , 2004, by and between Feldman Harrisburg General Partner Inc., Feldman Harrisburg General Partner Merger Inc., Feldman Partners, LLC and Feldman Mall Properties, Inc.
10.16*	Recapitalization Agreement, dated as of , 2004, by and between James Bourg, Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Mall Properties, Inc.
10.17*	Tax Protection Agreement, dated as of , 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Mall Properties, Inc. and.
10.18*	Erhart Redemption Agreement, dated as of , 2004, by and between Jeffrey Erhart, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.19*	Feldman Partners, LLC Redemption Agreement, dated as of , 2004, by and between Feldman Partners, LLC, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
21.1*	List of Subsidiaries of Feldman Mall Properties, Inc.
23.1**	Consent of KPMG LLP.
23.2*	Consent of Venable LLP (included in Exhibit 5.1).
23.3*	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included on the Signature Page).
99.1**	Consent of Paul H. McDowell to being named as a director nominee.
99.2**	Consent of Bruce E. Moore to being named as a director nominee.
99.3**	Consent of Lawrence S. Kaplan to being named as a director nominee.

*	To be filed by amendment.
**	Filed herewith.

Item 37. Undertakings.

(a)      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)      The undersigned Registrant hereby further undertakes that:

(1)     For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of _____, in the State of _____, on this __ day of August, 2004.

FELDMAN MALL PROPERTIES, INC.

By:	/s/ Lawrence Feldman
Name: Lawrence Feldman Title: Chairman and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Feldman and James Bourg, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the __ day of August, 2004.

Signature: /s/ Lawrence Feldman

Title: Chairman and Chief Executive Officer Date:

Name	Title

/s/ Lawrence Feldman Lawrence Feldman	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ James Bourg James Bourg	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

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EXHIBIT INDEX

Exhibit

1.1*	Underwriting Agreement by and among Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP, and Friedman, Billings, Ramsey & Co., Inc.
3.1*	Amended and Restated Articles of Incorporation of Feldman Mall Properties, Inc.
3.2*	Amended and Restated Bylaws of Feldman Mall Properties, Inc.
3.3*	Amended and Restated Agreement of Limited Partnership of Feldman Equities Operating Partnership, LP.
3.4*	Declaration of Trust of Feldman Holdings Business Trust I.
3.5*	Declaration of Trust of Feldman Holdings Business Trust II.
3.6*	Amended and Restated Operating Agreement of Feldman Equities of Arizona, LLC, dated as of , by and between Feldman Partners, LLC, Feldman Equities Operating Partnership, LP, Lawrence Feldman, Jeffrey Erhart and Edward Feldman.
5.1*	Opinion of Venable LLP.
8.1*	Tax Opinion of Clifford Chance US LLP.
10.1*	Registration Rights Agreement, dated , 2004, by and among Feldman Mall Properties, Inc. and the parties listed on Schedule I thereto.
10.2*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Lawrence Feldman.
10.3*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and James Bourg.
10.4*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Scott Jensen.
10.5*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Jeffrey Erhart.
10.6*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and .
10.7*	Subscription Agreement, dated , 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Equities of Arizona, LLC and Feldman Mall Properties, Inc.
10.8*	Contribution Agreement, dated as of , 2004, by and between James Bourg, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.9*	Irrevocable Contribution Agreement, dated as of , 2004, by and between Lawrence Feldman, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I, Feldman Mall Properties, Inc. and Feldman Equities of Arizona, LLC.
10.10*	Contribution Agreement, dated as of , 2004, by and between Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.11*	Contribution and Subscription Agreement, dated as of , 2004, by and between Jeffrey Erhart and Feldman Equities of Arizona, LLC.
10.12*	Dubin Ownership Interest Assignment Agreement, dated as of , 2004, by and between Dennis Dubin, Mildred Dubin and Feldman Equities of Arizona, LLC.
10.13*	Ash Ownership Interests Assignment Agreement, dated as of , 2004, by and among Ash Foothills Investors, LLC, Bruce Ash, Paul Ash and Feldman Equities of Arizona, LLC.
10.14*	Merger Agreement, dated as of , 2004, by and between Feldman Equities General Partner Inc., Feldman Equities General Partner Merger Inc., Feldman Equities Partners, LLC and Feldman Mall Properties, Inc.
10.15*	FHGP Merger Agreement, dated as of , 2004, by and between Feldman Harrisburg General Partner Inc., Feldman Harrisburg General Partner Merger Inc., Feldman Partners, LLC and Feldman Mall Properties, Inc.
10.16*	Recapitalization Agreement, dated as of , 2004, by and between James Bourg, Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Mall Properties, Inc.

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10.17*	Tax Protection Agreement, dated as of , 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Mall Properties, Inc. and.
10.18*	Erhart Redemption Agreement, dated as of , 2004, by and between Jeffrey Erhart, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.19*	Feldman Partners, LLC Redemption Agreement, dated as of , 2004, by and between Feldman Partners, LLC, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
21.1*	List of Subsidiaries of Feldman Mall Properties, Inc.
23.1**	Consent of KPMG LLP.
23.2*	Consent of Venable LLP (included in Exhibit 5.1).
23.3*	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included on the Signature Page).
99.1**	Consent of Paul H. McDowell to being named as a director nominee.
99.2**	Consent of Bruce E. Moore to being named as a director nominee.
99.3**	Consent of Lawrence S. Kaplan to being named as a director nominee.

*	To be filed by amendment.
**	Filed herewith.